   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                           SEAGULL ENERGY CORPORATION
             (Exact name of Registrant as specified in its charter)

                        TEXAS                                                   74-1764876
   (State or other jurisdiction of incorporation or                (I.R.S. Employer Identification No.)
                    organization)

                           SEAGULL ENERGY CORPORATION
                            1001 FANNIN, SUITE 1700
                           HOUSTON, TEXAS 77002-6714
                                 (713) 951-4700
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                              WILLIAM L. TRANSIER
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           SEAGULL ENERGY CORPORATION
                            1001 FANNIN, SUITE 1700
                           HOUSTON, TEXAS 77002-6714
                                 (713) 951-4700
(Name, address, including zip code, and telephone number, including area code of agent for service)

                      ------------------------------------

                                   Copies to:

                 J. MARK METTS, ESQ.                                     MICHAEL E. DILLARD, P.C.
                VINSON & ELKINS L.L.P.                          AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
               1001 FANNIN, SUITE 2300                               1700 PACIFIC AVENUE, SUITE 4100
              HOUSTON, TEXAS 77002-6760                                    DALLAS, TEXAS 75201
                    (713) 758-2222                                            (214) 969-2800

  Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
                                                                                     PROPOSED MAXIMUM
                                                                 AMOUNT TO BE           AGGREGATE           AMOUNT OF
              TITLE OF SHARES TO BE REGISTERED                   REGISTERED(1)      OFFERING PRICE(2)    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share(3)..................      114,558,501          $852,028,852
Series A Convertible Preferred Stock, par value $1.00 per
  share.....................................................        50,000             $50,000,000           $250,765
-------------------------------------------------------------------------------------------------------------------------

    (1) Consists of up to 114,558,501 shares of common stock, par value $0.10 per share, of Seagull Energy Corporation issuable upon the conversion, pursuant to the merger described herein, of (i) 101,767,418 shares of common stock, par value $0.01 per share, of Ocean Energy, Inc. outstanding on December 9, 1998,
(ii) up to 12,791,083 shares of Ocean Energy, Inc. common stock which may be issued pursuant to outstanding options between December 9, 1998 and the consummation of the merger. This registration statement also relates to a currently indeterminate number of shares of Seagull common stock as may be required for issuance upon conversion of the shares of Series A Convertible Preferred Stock being registered hereunder.

    (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the product of $7.4375 (the average of the high and low prices of Ocean Energy, Inc. common stock on December 3, 1998 on the New York Stock Exchange Composite Tape) times 114,558,501 (the number of shares of Ocean Energy, Inc. common stock outstanding and reserved for issuance upon the exercise of outstanding options to purchase Ocean Energy, Inc. common stock on December 9, 1998). No separate consideration will be received for the shares of Seagull common stock as may be issued from time to time upon conversion of the Series A Convertible Preferred Stock and no additional registration fee is required in connection with the registration thereof pursuant to Rule 457(i) under the Securities Act of 1933, as amended. The value of the Series A Convertible Preferred Stock registered is estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(2) under the Securities Act based on the book value of the OEI Series A Convertible Preferred Stock as of December 9, 1998.

    (3) Including associated preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced or traded separately from the Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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     "The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted."

                 SUBJECT TO COMPLETION, DATED DECEMBER 10, 1998

[LOGO]                                                                    [LOGO]

                    PROPOSED MERGER - YOUR VOTE IS IMPORTANT

     The Boards of Directors of Ocean Energy, Inc. ("OEI") and Seagull Energy Corporation ("Seagull") have agreed upon a merger of the two companies. This merger will create the seventh largest United States independent oil and gas company based on production and the tenth largest based on total proved reserves, in each case based upon 1997 information. If we complete the merger, OEI will be merged into Seagull and OEI stockholders will receive one share of Seagull common stock in exchange for each share of OEI common stock that they own. Seagull shareholders will continue to own their existing shares of Seagull common stock after the merger. In connection with the merger, Seagull will be renamed "Ocean Energy, Inc." creating "New Ocean." The common stock to be issued to OEI stockholders in the merger will represent approximately 61.5% of the outstanding common stock of New Ocean after the merger and the current Seagull shareholders will hold approximately 38.5% of the outstanding common stock of New Ocean after the merger. The Seagull common stock trades on the New York Stock Exchange under the symbol "SGO."

     We cannot complete the merger unless the OEI stockholders and the Seagull shareholders approve the merger. Additionally, the Seagull shareholders must also approve the election of eight individuals designated by OEI and seven individuals designated by Seagull to the New Ocean board of directors. We have scheduled special meetings for the OEI stockholders and the Seagull shareholders to vote on these matters.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger in the case of the OEI meeting, or as a vote FOR the merger and the election of directors in the case of the Seagull meeting. If you do not return your card, or do not instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote against the merger. The dates, times and places of the special meetings are as follows:

For OEI stockholders:

          , 1999
          , local time
For Seagull shareholders:
          , 1999
          , local time

     This Joint Proxy Statement/Prospectus constitutes a prospectus of Seagull relating to the issuance of Seagull common stock in connection with the merger and a joint proxy statement for both OEI and Seagull in connection with the solicitation of proxies by their respective boards of directors for use at their respective special meetings. This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from other documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     Each of our Boards of Directors has determined that the terms of the merger agreement and the merger are fair to and in the best interests of our respective stockholders and has approved and adopted the merger agreement. Therefore, the OEI Board of Directors recommends that OEI stockholders vote FOR adoption of the merger agreement and the Seagull Board of Directors recommends that Seagull shareholders vote FOR approval of the merger agreement and the election of the 15 nominees for director.

     FOR A DISCUSSION OF CERTAIN SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING ON THE MERGER AT THE SPECIAL MEETINGS, SEE "RISK FACTORS" BEGINNING ON PAGE 17.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THE MERGER, THE SEAGULL COMMON STOCK TO BE ISSUED IN THE MERGER OR THE FAIRNESS OR MERITS OF THE MERGER OR HAS DETERMINED WHETHER THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement/Prospectus is dated           , 1999 and is
first being mailed to Seagull shareholders and OEI stockholders on or about
          , 1999.

                               OCEAN ENERGY, INC.
                           1201 LOUISIANA, SUITE 1400
                              HOUSTON, TEXAS 77002
                                 (713) 420-1000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON           , 1999

To the Stockholders of Ocean Energy, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Ocean
Energy, Inc., a Delaware corporation ("OEI"), will be held at           , on
          , 1999 at       a.m.,           time, for the following purposes:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated November 24, 1998, as amended, between Seagull Energy Corporation ("Seagull") and OEI pursuant to which OEI will be merged with and into Seagull; and

     2. To transact such other business incident to the conduct of the meeting as may properly come before the OEI special meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on           , 1999
are entitled to notice of and to vote at the OEI special meeting or at any adjournments or postponements thereof. Adoption of the merger agreement by OEI requires the affirmative vote of a majority of the outstanding shares of OEI common stock and OEI Series A preferred stock, voting as a single class, with each share of OEI common stock entitled to one vote and each share of OEI Series
A preferred stock entitled to           votes per share. A list of stockholders
will be available for examination at the offices of OEI in Houston, Texas during normal business hours by any holder of OEI common stock or OEI Series A preferred stock for any purpose relevant to the OEI special meeting for a period of 10 days prior to the OEI special meeting. Holders of OEI common stock are not entitled to dissenters' appraisal rights under the Delaware General Corporation Law in respect of the merger. Holders of OEI Series A preferred stock are entitled to dissenters' appraisal rights under the Delaware General Corporation Law in respect of the merger.

                                          By Order of the Board of Directors,

                                          Robert K. Reeves
                                          Executive Vice President,
                                          General Counsel and Secretary
Houston, Texas
          , 1999

                            ------------------------

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                           SEAGULL ENERGY CORPORATION
                            1001 FANNIN, SUITE 1700
                              HOUSTON, TEXAS 77002
                                 (713) 951-4700
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON           , 1999

To the Shareholders of Seagull Energy Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Seagull
Energy Corporation, a Texas corporation ("Seagull"), will be held at           ,
on           , 1999 at           a.m.,           time, for the following
purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated November 24, 1998, as amended, between Seagull and Ocean Energy, Inc. ("OEI") pursuant to which OEI will be merged with and into Seagull;

     2. To consider and vote upon a proposal to elect, subject to consummation of the merger, eight individuals designated by OEI and seven individuals designated by Seagull to serve on the Board of Directors of Seagull upon the effectiveness of the merger as follows: (i) five persons to serve as Class I Directors with a term expiring at Seagull's 1999 Annual Meeting of Shareholders,
(ii) five persons to serve as Class II Directors with a term expiring at Seagull's 2000 Annual Meeting of Shareholders, and (iii) five persons to serve as Class III Directors with a term expiring at Seagull's 2001 Annual Meeting of Shareholders; and

     3. To transact such other business incident to the conduct of the meeting as may properly come before the Seagull special meeting or any adjournments or postponements thereof.

     The election of the 15 individuals nominated to be directors will not be effective if the merger is not completed. The merger will not occur unless Seagull's shareholders approve the merger agreement and elect the 15 individuals nominated to be directors of the combined company.

     Only shareholders of record at the close of business on           , 1999
are entitled to notice of and to vote at the Seagull special meeting or at any adjournments or postponements thereof. A list of such shareholders will be available for examination at the offices of Seagull in Houston, Texas during normal business hours by any holder of Seagull common stock for any purpose relevant to the Seagull special meeting for a period of 10 days prior to the Seagull special meeting. Holders of Seagull common stock are not entitled to dissenters' appraisal rights under the Texas Business Corporation Act in respect of the merger.

                                          By Order of the Board of Directors,

                                          Sylvia Sanchez
                                          Corporate Secretary
Houston, Texas
          , 1999
                            ------------------------

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................   Q-1
SUMMARY...............................     1
  The Companies.......................     1
  Reasons for the Merger..............     1
  The Special Meetings................     2
  Our Recommendations to
     Stockholders.....................     2
  Record Date and Voting Power........     2
  Votes Required......................     2
  Voting Agreements...................     2
  Share Ownership of Management.......     3
  Opinions of Financial Advisors......     3
  Accounting Treatment................     3
  Certain Material Federal Income Tax
     Consequences.....................     3
  Board of Directors and Management of
     New Ocean Following the Merger...     4
  Regulatory Approvals................     4
  No Appraisal Rights for Common
     Stockholders.....................     4
  Conditions to the Merger............     4
  Termination of the Merger
     Agreement........................     4
  Termination Fees....................     5
  Interests of Certain Persons in the
     Merger that Differ From Your
     Interests........................     5
  No Solicitation.....................     5
  Amendments to Seagull's Articles of
     Incorporation....................     5
  Material Differences in the Rights
     of Stockholders..................     5
  Forward-Looking Statements May Prove
     Inaccurate.......................     5
  Certain Oil and Gas Terms...........     6
  Market Price and Dividend
     Information......................     8
  Summary Selected Historical
     Consolidated Financial and
     Operating Data...................     9
  Summary Historical Oil and Gas
     Reserve Information..............    13
  Summary Unaudited Pro Forma Combined
     Financial and Operating Data.....    14
  Summary Pro Forma Oil and Gas
     Reserve Information..............    15
  Comparative Per Share Data..........    16
RISK FACTORS..........................    17
Risks Related to the Merger...........    17
  Risk of Inability to Integrate
     Operations.......................    17
  Fixed Merger Consideration Despite
     Potential Changes in Stock
     Prices...........................    17

                                        PAGE
                                        ----
Risks Related to New Ocean............    17
  Substantial Capital Requirements....    17
  Price Fluctuations and Volatile
     Nature of Markets................    18
  Failure to Replace Reserves.........    18
  Reliance on Estimates of Proved Oil
     and Gas Reserves.................    18
  Economic Risks of Oil and Gas
     Operations.......................    19
  Writedowns of Carrying Values.......    19
  Abandonment Costs...................    20
  Drilling Risks......................    20
  Increased Indebtedness and
     Leverage.........................    20
  Acquisition Risks...................    20
  Competition.........................    21
  Government Regulations..............    21
  Foreign Operations..................    21
THE SPECIAL MEETINGS..................    22
  Times and Places....................    22
  Purpose of the Special Meetings.....    22
  Voting and Record Dates.............    22
  Voting Agreements...................    23
  Proxies.............................    23
NEW OCEAN -- THE COMBINED COMPANY.....    24
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL AND OPERATING DATA........    26
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS OF NEW OCEAN...    30
NOTES TO UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS.......    35
THE MERGER............................    36
  General.............................    36
  Consideration.......................    36
  Amendments to Seagull's Articles of
     Incorporation....................    36
  Ownership of New Ocean Following the
     Merger...........................    36
  Background of the Merger............    36
  Reasons for the Merger - OEI........    39
  Reasons for the Merger - Seagull....    41
  Opinions of OEI's Financial
     Advisors.........................    42
     Opinion of Lehman Brothers.......    42
     Opinion of J.P. Morgan Securities
       Inc............................    47

                                        PAGE
                                        ----
  Opinions of Seagull's Financial
     Advisors.........................    51
     Opinion of Merrill Lynch.........    51
     Opinion of Warburg Dillon Read...    57
  Accounting Treatment................    63
  Certain Material U.S. Federal Income
     Tax Consequences of the Merger...    63
  Board of Directors and Management of
     New Ocean Following the Merger...    63
  Governmental and Regulatory
     Approvals........................    64
  Interests of Certain Persons in the
     Merger...........................    65
  Appraisal Rights....................    68
CERTAIN TERMS OF THE MERGER
  AGREEMENT...........................    69
  Effective Time Of The Merger........    69
  Manner And Basis Of Converting
     Shares...........................    69
  Surrender And Exchange Of Stock
     Certificates.....................    69
  Representations And Warranties......    70
  Conduct Of Business Prior To The
     Merger...........................    71
  No Solicitation.....................    71
  Certain Additional Agreements.......    72
  Conditions To The Merger............    73
  Termination And Amendment Of The
     Merger Agreement.................    74
  Expenses............................    75
CERTAIN MATERIAL U.S. FEDERAL INCOME
  TAX CONSEQUENCES OF THE MERGER......    77
  Tax Consequences to OEI and
     Seagull..........................    78
  Tax Consequences to Holders of OEI
     Common Stock and OEI Series A
     Preferred Stock..................    78
COMPARISON OF STOCKHOLDER RIGHTS......    78
  Authorized Capital Stock............    78

                                        PAGE
                                        ----
  Directors...........................    79
  Special Meetings of Stockholders....    79
  Notice for Annual Meetings; Certain
     Proposals........................    80
  Charter Amendment...................    80
  Amendment to Bylaws.................    81
  State Takeover Legislation..........    81
  Rights Plans........................    82
  Indemnification of Directors and
     Officers.........................    82
  Absence of Appraisal Rights.........    83
  Inspection of Books and Records.....    84
  Vote Required for Mergers...........    84
  Vote Required for Sales of Assets...    84
DESCRIPTION OF NEW OCEAN CAPITAL
  STOCK...............................    85
  New Ocean Preferred Stock...........    85
  New Ocean Series A Preferred
     Stock............................    85
ELECTION OF DIRECTORS.................    88
EXPERTS...............................    90
LEGAL MATTERS.........................    91
STOCKHOLDER PROPOSALS.................    91
WHERE YOU CAN FIND MORE INFORMATION...    92
LIST OF ANNEXES
Annex A -- Agreement and Plan of Merger
Annex B -- Opinion of Lehman Brothers, Inc.
Annex C -- Opinion of J.P. Morgan Securities
           Inc.
Annex D -- Opinion of Merrill, Lynch & Co.
Annex E -- Opinion of Warburg Dillon Read
           LLC

                               ------------------

     This document incorporates important business and financial information about OEI and Seagull that is not included in or delivered with this document. Stockholders may obtain this information from the appropriate company without charge upon written or oral request to the following:

Ocean Energy, Inc.          Seagull Energy Corporation
1201 Louisiana, Suite 1400  1001 Fannin, Suite 1700
Houston, Texas 77002        Houston, Texas 77002
Attn: Investor Relations    Attn: Investor Relations
Tel: (713) 420-1000         Tel: (713) 951-4700

     If you would like to request documents from us, please do so by           ,
1999 so that you may receive them before your special meeting. If you request any incorporated documents, we will mail them to you by first class mail or other equally prompt means as soon as practicable after we receive your request.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: The combination of OEI and Seagull will create one of the largest independent oil and gas companies in the United States. The combined company ("New Ocean") will be the seventh largest United States independent oil and gas company on a production basis and the tenth largest based upon total proved reserves, in each case based upon 1997 information. We believe that the merger will result in many benefits to the combined company, including the following:

     - cost savings of at least $45 million through the consolidation of duplicative corporate and field offices and staff;

     -  an enhanced platform for further acquisitions; and

     - based upon the cost savings, the merger will be accretive on a cash flow basis to OEI stockholders in 1999 and 2000 and to Seagull shareholders in 2000 (break-even in 1999).

     To review the reasons for the merger in greater detail, see pages 39-42.

     You should note, however, that the merger is subject to certain risks. These risks include:

     - the possible difficulties in combining two companies that have previously operated independently; and

     - the fact that the exchange ratio at which OEI common stock will be exchanged for Seagull common stock in the merger is fixed and will not be adjusted for changes in the stock price of either company before the merger is completed.

Q:   HOW WILL THE MERGER WORK?

A: OEI will merge into Seagull and Seagull will be the surviving corporation. Seagull will issue its common stock to the existing OEI stockholders in exchange for their OEI common stock. In connection with the merger, Seagull will be renamed "Ocean Energy, Inc." This is the company that we refer to as "New Ocean" in this document.

Q: HOW WILL THE MERGER AFFECT OEI STOCKHOLDERS? WHAT WILL OEI STOCKHOLDERS RECEIVE FOR THEIR SHARES?

A: If the merger is completed, OEI's separate corporate existence will cease and OEI stockholders will become shareholders of Seagull. Each outstanding share of OEI common stock will be exchanged for one share of Seagull common stock. As a result, the OEI common stockholders as a group will hold approximately 61.5% of the total number of outstanding shares of New Ocean's common stock after the merger.

Q:   WILL SEAGULL SHAREHOLDERS RECEIVE ANY SHARES IN THE MERGER?

A: No. Seagull shareholders will continue to hold the Seagull common stock they own at the time of the merger. After the merger, these shares will represent approximately 38.5% of the outstanding shares of New Ocean's common stock. Seagull shareholders do not need to take any action with respect to their stock certificates.

Q:   WILL NEW OCEAN PAY ANY FUTURE DIVIDENDS?

A: OEI and Seagull currently do not pay dividends on their common stock and do not expect New Ocean to pay dividends on its common stock in the foreseeable future.

Q:   WHO WILL BE THE MEMBERS OF NEW OCEAN'S BOARD OF DIRECTORS AFTER THE MERGER?

A: In connection with the merger, Seagull shareholders will elect, subject to our completing the merger, eight individuals designated by OEI (who are current board members of OEI) and seven individuals designated by Seagull (who are current board members of Seagull) to the New Ocean Board of Directors.

Q:   WHERE WILL MY SHARES TRADE AFTER THE MERGER?

A: We expect that the common stock of New Ocean will trade on the New York Stock Exchange under the symbol "OEI."

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger as soon as possible after the special meetings are held, assuming that the merger is approved by the OEI stockholders and Seagull shareholders and the necessary regulatory approvals are obtained. The timing and likelihood of obtaining these regulatory approvals are uncertain.

Q:   WHAT DO I NEED TO DO NOW?

A: After reading this document, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at your special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal submitted at your special meeting. The failure to return your proxy card will have the same effect as voting against the merger.

     The Seagull special meeting and the OEI special meeting will each take
     place on           , 1999. You may attend your special meeting and vote
     your shares in person, rather than signing and mailing your proxy card. In addition, you may revoke your proxy on or before the day of your special meeting by following the instructions on page 23 . You then may either change your vote or attend your special meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE THEM FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are an OEI common stockholder, after the merger we will send you written instructions to exchange your stock certificates for certificates representing New Ocean common stock. If you are a Seagull shareholder, you will keep your stock certificates.

Q: WHAT REMEDY DO I HAVE IF I DO NOT VOTE FOR THE MERGER AND THE MERGER OCCURS ANYWAY?

A: Holders of OEI common stock and Seagull common stock will not have any appraisal rights in connection with the merger.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO OEI STOCKHOLDERS AND SEAGULL SHAREHOLDERS?

A: We have structured the merger so that the exchange of shares by OEI stockholders for shares of New Ocean common stock or preferred stock will be tax-free to them for U.S. federal income tax purposes. Your tax basis in the shares of New Ocean common stock or preferred stock that you will receive in the merger will equal your tax basis in your OEI common stock or OEI Series A preferred stock. The merger will have no tax consequences to Seagull shareholders. A summary of the material federal income tax consequences of the merger is included in the section "Certain Material U.S. Federal Income Tax Consequences of the Merger" on page 77.

Q:   HOW WILL THE OEI SERIES A PREFERRED STOCK BE AFFECTED BY THE MERGER?

A: Each share of OEI Series A preferred stock will automatically be converted into one share of New Ocean preferred stock with equivalent terms. You will not need to exchange your current stock certificate; it will be treated as a certificate representing the same number of shares of New Ocean preferred stock after the merger. Under Delaware law the holders of OEI Series A preferred stock will have the right to dissent from the merger and demand appraisal of, and obtain payment for, the fair value of such preferred shares by complying with the applicable provisions of Delaware law.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A:  If you have more questions about the merger you should contact:

OCEAN ENERGY, INC. STOCKHOLDERS:

     Ocean Energy, Inc.
     1201 Louisiana, Suite 1400
     Houston, Texas 77002
     Attn: Investor Relations
     Telephone: (713) 420-1000

SEAGULL ENERGY CORPORATION SHAREHOLDERS:

     Seagull Energy Corporation
     1001 Fannin, Suite 1700
     Houston, Texas 77002
     Attn: Investor Relations
     Telephone: (713) 951-4700

PROXY SOLICITOR

     In addition, stockholders of either company may contact Georgeson & Company Inc., our proxy solicitor, who may be called toll-free at 1-800-223-2064.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both of our companies file periodic reports with the Securities and Exchange Commission. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available through the Internet at the Edgar database maintained by the SEC at http://www.sec.gov and at the offices of the New York Stock Exchange.

                                    SUMMARY

     This summary primarily highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" (page 92). The merger agreement is included as Annex A to this Joint Proxy Statement/Prospectus. It is the legal document that governs the merger. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                 THE COMPANIES

OCEAN ENERGY, INC.
1201 Louisiana, Suite 1400
Houston, Texas 77002
(713) 420-1000

     OEI is an independent energy company engaged in the exploration, development, acquisition and production of oil and gas.

     OEI owns a diversified portfolio of properties with both domestic and international exposure organized into three primary operating units:

     - Gulf of Mexico -- comprised of the continental shelf and deepwater areas of the Gulf of Mexico;

     - International -- comprised of the West African countries of Angola, Equatorial Guinea and Cote d'Ivoire, the Middle Eastern country of Yemen and the Asian Basin countries of Pakistan and Bangladesh; and

     - North America Onshore -- including areas in Western Canada and the Midcontinent and Rocky Mountain regions of the U.S.

     OEI generated earnings before interest, taxes, depreciation, depletion, amortization, non-recurring merger costs and non-cash impairments of $250.3 million for the nine months ended September 30, 1998. As of December 31, 1997, OEI had estimated proved reserves of approximately 137.6 million barrels of oil (51% of total proved reserves) and 797.9 billion cubic feet of natural gas (49% of total proved reserves) for a total of 270.6 million barrels of oil equivalent.

SEAGULL ENERGY CORPORATION
1001 Fannin, Suite 1700
Houston, Texas 77002
(713) 951-4700

     Seagull is an international oil and gas company engaged primarily in exploration and development activities in the United States, Egypt, Cote d'lvoire, Indonesia and the Russian Republic of Tatarstan. Seagull also transports and distributes natural gas, liquid products and petrochemicals. Seagull's other operating segment, Alaska Transmission and Distribution, involves the operation as one unit, referred to as ENSTAR Alaska, of natural gas transmission and distribution systems which serve the greater Anchorage area.

     Seagull generated earnings before interest, taxes, depreciation, depletion, amortization, exploration charges and gains on sales of assets of $159 million for the nine months ended September 30, 1998. As of December 31, 1997, Seagull had estimated proved reserves of approximately 72.3 million barrels of oil (33% of total proved reserves) and 868.0 billion cubic feet of natural gas (67% of total proved reserves) for a total of 217.0 million barrels of oil equivalent.

                      REASONS FOR THE MERGER (SEE PAGE 39)

     The merger of OEI and Seagull will create one of the largest independent oil and gas companies in the United States. We believe that the merger will result in many benefits to the combined company, including the following:

     - cost savings of at least $45 million through the consolidation of duplicative corporate and field offices and staff;

     -  an enhanced platform for further acquisitions; and

     - based upon the cost savings, the merger will be accretive on a cash flow basis to OEI stockholders in 1999 and 2000 and to Seagull shareholders in 2000 (break-even in 1999).

                       THE SPECIAL MEETINGS (SEE PAGE 22)

     OEI.  A special meeting of OEI stockholders will be held on           , at
          , commencing at           , time.

     At the OEI special meeting, holders of OEI common stock and Series A preferred stock will be asked to:

     -  adopt the merger agreement; and

     -  to act on other matters that may be submitted to a vote at the meeting.

     SEAGULL.  A special meeting of Seagull shareholders will be held on
          , at           , commencing at           , time.

     At the Seagull special meeting, holders of Seagull common stock will be asked to:

     -  approve the merger agreement;

     - subject to the completion of the merger, elect the eight individuals designated by OEI and the seven individuals designated by Seagull to serve on the New Ocean Board of Directors after the effective time of the merger; and

     -  to act on other matters that may be submitted to a vote at the meeting.

     The election of the 15 director nominees will not be effective unless we complete the merger, and the merger will not be completed unless all of the director nominees are elected.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS
                               (SEE PAGES 41-42)

TO OEI STOCKHOLDERS:

     The OEI Board of Directors believes that the merger is advisable and in your best interest and recommends that you vote for the proposal to adopt the merger agreement.

TO SEAGULL SHAREHOLDERS:

     The Seagull Board of Directors believes that the merger is advisable and in your best interest and recommends that you vote for the proposals to:

     -  approve the merger agreement; and

     -  elect the 15 director nominees.

                   RECORD DATE AND VOTING POWER (SEE PAGE 22)

     OEI. You can vote at the meeting of OEI stockholders if you owned OEI common stock or OEI Series A preferred stock at the close of business on
          . You can cast one vote for each share of OEI common stock you owned
at such time, and you can cast           votes for each share of OEI Series A
preferred stock you owned at such time.

     SEAGULL.  You can vote at the meeting of Seagull shareholders if you owned
Seagull common stock at the close of business on           . You can cast one
vote for each share of Seagull common stock you owned at such time.

                          VOTES REQUIRED (SEE PAGE 22)

     OEI. The transaction of business at the OEI special meeting requires the presence in person or by proxy of the holders of a majority of the voting power of the shares of OEI common stock and OEI Series A preferred stock entitled to vote, voting together as a single class. Adoption of the merger agreement by OEI requires the affirmative vote of a majority of the outstanding shares of OEI common stock and OEI Series A preferred stock voting as a single class with each share of OEI common stock entitled to one vote and each share of OEI Series A
preferred stock entitled to           votes per share.

     SEAGULL. The transaction of business at the Seagull special meeting requires the presence in person or by proxy of the holders of a majority of the shares of Seagull common stock entitled to vote. Approval of the merger agreement by Seagull requires the affirmative vote of two-thirds of the outstanding shares of Seagull common stock and the election of the 15 director nominees requires a plurality.

     The merger will not occur unless Seagull's shareholders approve the merger agreement and elect the 15 individuals nominated to be directors of the combined company.

                        VOTING AGREEMENTS (SEE PAGE 23)

     In connection with the signing of the merger agreement, John B. Brock (the Chairman of the Board of OEI), James C. Flores (the President and Chief Executive Officer of OEI) and the Flores Family Limited Partnership entered into voting agreements with Seagull to vote all of the shares of OEI common stock owned, controlled or subsequently acquired by them in favor of the merger agreement and against competing business transactions. The total number of shares of OEI common stock subject to these voting agreements
represents approximately      % of the outstanding shares of OEI common stock as
of the record date for the OEI special meeting.

     Also in connection with the signing of the merger agreement, Barry J. Galt (the Chairman of the Board of Seagull), James T. Hackett (the President and Chief Executive Officer of Seagull) and The Prudential Insurance Company of America entered into voting agreements with OEI to vote all of the shares of Seagull common stock owned or, in the case of Messrs. Galt and Hackett, shares subsequently acquired by them, in favor of the merger agreement and the election of the 15 director nominees and against competing business transactions. The total number of shares of Seagull common stock subject to these voting
agreements represents approximately      % of the outstanding shares of Seagull
common stock as of the record date for the Seagull special meeting.

                         SHARE OWNERSHIP OF MANAGEMENT

     OEI.  As of the record date for the OEI special meeting, the directors and
executive officers of OEI owned approximately      % of the shares entitled to
vote at the OEI special meeting. Each of them has advised OEI that he plans to vote all such shares in favor of adoption of the merger agreement.

     Seagull.  As of the record date for the Seagull special meeting, the
directors and executive officers of Seagull owned approximately      % of the
shares entitled to vote at the Seagull special meeting. Each of them has advised Seagull that he plans to vote all such shares in favor of approval of the merger agreement and the election of directors.

                         OPINIONS OF FINANCIAL ADVISORS
                               (SEE PAGES 42-63)

     In deciding to approve the merger, we considered opinions from our respective financial advisors as to the fairness to you of the exchange ratio from a financial point of view. OEI received separate written opinions from its financial advisors, Lehman Brothers Inc. and J.P. Morgan Securities Inc., to the effect that as of the date of such opinions, the exchange ratio in the merger is fair, from a financial point of view, to the OEI stockholders. Seagull received separate written opinions from its financial advisors, Merrill Lynch & Co. and Warburg Dillon Read LLC, to the effect that as of the date of such opinions, the exchange ratio is fair to the Seagull shareholders, from a financial point of view. The full texts of these opinions describe the basis and assumptions on which they were rendered and are attached hereto as Annexes B, C, D and E. You are encouraged to read these opinions in their entirety.

                       ACCOUNTING TREATMENT (SEE PAGE 63)

     The merger will be accounted for by New Ocean under the "purchase" method of accounting. Because OEI stockholders will own a majority of the New Ocean common stock, the accounting treatment of the merger will reflect OEI acquiring Seagull in a purchase business combination. Under this method of accounting, New Ocean's historical results for periods prior to the merger will be the same as OEI's historical results. On the date of the merger, New Ocean will record the assets acquired and liabilities assumed from OEI based upon their historical costs and the assets and liabilities of Seagull will be recorded at their estimated fair market values.

         CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 77)

     We have structured the merger so that you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. The adjusted tax basis and holding periods of the New Ocean common stock and New Ocean preferred stock received by the OEI stockholders will be the same as the adjusted tax basis and holding periods of the shares of OEI common stock and OEI Series A preferred stock exchanged therefor.

     As a condition to the merger, both OEI and Seagull must receive an opinion from their respective tax counsels that the merger will be tax-free unless such conditions are waived. Neither OEI nor Seagull intends to waive these conditions.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDER-

STANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

 BOARD OF DIRECTORS AND MANAGEMENT OF NEW OCEAN FOLLOWING THE MERGER
                                 (SEE PAGE 63)

     In connection with the merger, Seagull shareholders will be asked to elect the 15 director nominees to serve on the New Ocean Board of Directors. Eight of the individuals were designated by OEI and currently serve on the OEI Board of Directors and seven of the individuals were designated by Seagull and currently serve on the Seagull Board of Directors. After the merger, the management of New Ocean will include the following executive officers:

                                            POSITION WITH
          NAME           CURRENT POSITION     NEW OCEAN
          ----           ----------------   -------------
  James C. Flores        President and     Chairman of the
                         Chief Executive   Board
                         Officer of OEI

  James T. Hackett       President and     President and
                         Chief Executive   Chief Executive
                         Officer of        Officer
                         Seagull

  James L. Dunlap        Vice Chairman of  Vice Chairman
                         OEI

  William L. Transier    Executive Vice    Executive Vice
                         President and     President and
                         Chief Financial   Chief Financial
                         Officer of        Officer
                         Seagull

  Robert K. Reeves       Executive Vice    Executive Vice
                         President,        President and
                         General Counsel   General Counsel
                         and Secretary of
                         OEI

                       REGULATORY APPROVALS (SEE PAGE 64)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until after we have provided certain information and materials to the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and we have waited the required period of time. We filed premerger notification forms with the Federal Trade Commission and the Department of Justice on December 8, 1998. The waiting period is scheduled to expire on or about January 7, 1999, although the waiting period can be terminated on an earlier date.

     In addition, the merger also requires the approval of the Alaska Public Utilities Commission, which regulates Seagull's gas utility company (ENSTAR) in Anchorage, Alaska.

           NO APPRAISAL RIGHTS FOR COMMON STOCKHOLDERS (SEE PAGE 68)

     Neither OEI common stockholders nor the Seagull shareholders are entitled to appraisal rights in connection with the merger.

                     CONDITIONS TO THE MERGER (SEE PAGE 73)

     We will complete the merger only if the conditions to the merger are satisfied or (in some cases) waived, including the following:

     - the adoption and approval of the merger agreement by the OEI stockholders and the Seagull shareholders;

     -  the election of the 15 director nominees;

     -  the absence of any law or court order that prohibits the merger;

     - the receipt by each of us of opinions from our respective tax counsel that the merger will constitute a tax-free reorganization; and

     - the receipt of approvals from government authorities (including the approval of the Alaska Public Utilities Commission).

     Either party to the merger agreement could choose to complete the merger even though a condition has not been satisfied if the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied.

                      TERMINATION OF THE MERGER AGREEMENT
                                 (SEE PAGE 74)

     We can agree by mutual written consent to terminate the merger agreement at any time, even after stockholder approval. In addition, either of us can unilaterally terminate the merger agreement in certain circumstances, including the following:

     - if the merger has not been completed by April 14, 1999, provided that either party may extend that date until no later than August 30, 1999 if completion of the merger is delayed only because any required approval of the Alaska Public Utilities Commission has not been received;

     - if the stockholders of either company fail to approve the proposals described in this document; and

     - if either of our Boards of Directors determines that the Board's fiduciary duties require termination.

                         TERMINATION FEES (SEE PAGE 75)

     If the merger agreement is terminated by either party in specific circumstances involving a business transaction with another party, the merger agreement requires the party entering into the other business transaction to pay the other party to the merger agreement a termination fee of $30 million and the expenses of such other party up to $2.5 million.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (SEE
                                    PAGE 65)

     Some of our directors and officers have interests in the merger that differ from, or are in addition to, your interests as stockholders of our companies. These interests include:

     - the designation of certain members of the OEI Board and the Seagull Board to be elected to the Board of Directors of New Ocean;

     - stock options and restricted stock that will vest or become nonforfeitable upon completion of the merger;

     - certain directors and officers of OEI and Seagull have entered into amendments to their employment agreements that will become effective upon completion of the merger; and

     - certain officers of OEI and Seagull have entered into severance arrangements with OEI and Seagull, respectively, providing for certain benefits to such officers in the event of termination of employment under certain circumstances after the merger.

                         NO SOLICITATION (SEE PAGE 71)

     We have each agreed, subject to certain exceptions, not to initiate or engage in any discussions with another party regarding a business combination with such other party while the merger is pending.

        AMENDMENTS TO SEAGULL'S ARTICLES OF INCORPORATION (SEE PAGE 36)

     The merger agreement provides that upon the effective time of the merger, Seagull's Articles of Incorporation will be amended to (a) increase the number of authorized shares of Seagull common stock from 100,000,000 to 450,000,000,
(b) increase the number of authorized shares of Seagull preferred stock from 5,000,000 to 50,000,000, (c) change the name of Seagull to "Ocean Energy, Inc." and (d) expand the purpose clause to allow Seagull to engage in any lawful business under Texas law. These amendments will occur automatically if the merger is completed and will not be effected if the merger is not completed.

                     MATERIAL DIFFERENCES IN THE RIGHTS OF
                           STOCKHOLDERS (SEE PAGE 78)

     The rights of OEI stockholders are governed by Delaware law and OEI's Certificate of Incorporation and bylaws. The rights of Seagull's shareholders are governed by Texas law and Seagull's Articles of Incorporation and bylaws. Upon completion of the merger, your rights as shareholders of the combined company will be governed by Texas law and Seagull's Articles of Incorporation and bylaws, which will be amended in connection with the merger as described above. Texas law and Seagull's Articles of Incorporation and bylaws differ from Delaware law and OEI's Certificate of Incorporation and bylaws in some material respects.

                      FORWARD-LOOKING STATEMENTS MAY PROVE
                                   INACCURATE

     This document includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 about OEI, Seagull and the combined company that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document, including, without limitation, statements under "Summary" and "Risk Factors" regarding the financial position, business strategy, production and reserve growth, and other plans and objectives for the future operations of OEI or Seagull are forward-looking statements. Although we believe that in making such statements, our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Forward-looking statements are subject to risks and uncertainties and include information concerning cost savings from the merger, integration of the businesses of OEI and Seagull, general economic conditions and possible or assumed future results of operations of OEI, Seagull or the combined company, estimates of oil and gas production and reserves, drilling plans, future cash flows, anticipated capital expenditures and management's strategies, plans and objectives as set forth under "New Ocean -- The Combined Company," "The Merger -- Background of the Merger," "--Reasons for the Merger -- OEI," "-- Reasons for the
Merger -- Seagull," "-- Opinions of OEI's Financial Advisors" and "-- Opinions of Seagull's Financial Advisors." When used in this document, the words "believes," "expects," "anticipates," "intends" or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of the energy industry in general, and OEI, Seagull and/or the combined company subsequent to the merger in particular, and could cause those results to differ materially from those expressed in such forward-looking statements:

     -  risks incident to the drilling and operation of oil and gas wells;

     -  future production and development costs;

     -  the effect of existing and future laws and regulatory actions;

     - the political and economic climate in the jurisdictions in which OEI or Seagull conducts oil and gas operations;

     - the effect of changes in commodity prices, hedging activities and conditions in the capital markets;

     -  a significant delay in the expected closing of the merger; and

     -  competition from others in the energy industry.

For additional information with respect to these factors, see the respective Annual Reports on Form 10-K for the year ended December 31, 1997 of each of OEI and Seagull. See "Where You Can Find More Information." Additional important factors that could cause actual results to differ materially from expectations of OEI and Seagull are disclosed under "Risk Factors" and elsewhere in this document, including without limitation in conjunction with the forward-looking statements. All written and oral forward-looking statements attributable to OEI or Seagull or persons acting on behalf of OEI and Seagull are expressly qualified in their entirety by such factors.

                           CERTAIN OIL AND GAS TERMS

The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this document. Unless otherwise indicated in this document, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.

"Bbl" means a barrel of 42 U.S. gallons of oil.

"Bcf" means billion cubic feet of natural gas.

"BOE" means barrels of oil equivalent. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

"BOEPD" means barrels of oil equivalent per day.

"Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

"MBbls" means thousands of barrels of oil.

"MBOE" means a thousand barrels of oil equivalent.

"Mcf" means thousand cubic feet of natural gas.

"Mcfe" means a thousand cubic feet equivalent, which is determined using the ratio of one barrel of oil, condensate or natural gas liquids to six Mcf of natural gas.

"MMBbls" means millions of barrels of oil.

"MMBOE" means million barrels of oil equivalent.

"MMBtu" means one million British Thermal Units.

"MMcf" means million cubic feet of natural gas.

"Present Value of Future Net Revenues" or "Present Value of Proved Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The OEI common stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "OEI" and the Seagull common stock is listed and traded on the NYSE under the symbol "SGO." The following table sets forth the high and low trading prices per share of the OEI common stock and the Seagull common stock on the NYSE and, with respect to the OEI common stock, the high and low bid quotations in the over-the-counter market as quoted by the NASDAQ National Market prior to March 25, 1996, for the periods indicated:

                                                                   OEI             SEAGULL
                                                             COMMON STOCK(1)    COMMON STOCK
                                                             ---------------   ---------------
                                                              HIGH     LOW      HIGH     LOW
                                                             ------   ------   ------   ------
1996
First Quarter..............................................  $ 8.01   $ 5.77   $22.88   $17.13
Second Quarter.............................................   15.55     7.64    25.50    21.00
Third Quarter..............................................   17.74    12.29    26.00    17.50
Fourth Quarter.............................................   23.24    16.40    24.38    20.63

1997
First Quarter..............................................  $23.93   $16.24   $24.13   $17.88
Second Quarter.............................................   22.70    16.61    19.25    15.75
Third Quarter..............................................   29.97    17.63    25.88    17.75
Fourth Quarter.............................................   30.16    19.77    27.63    19.06

1998
First Quarter..............................................  $24.57   $16.24   $20.94   $15.44
Second Quarter.............................................   25.88    15.94    19.44    13.94
Third Quarter..............................................   20.44     7.88    17.69     7.63
Fourth Quarter (through December 9)........................   14.06     6.88    12.44     6.75

---------------

(1) Adjusted for a 2.34-for-one stock split of OEI common stock which occurred in connection with the merger of OEI and United Meridian Corporation on March 27, 1998.

     On November 24, 1998, the last full trading day prior to the first public announcement of the execution of the merger agreement, the reported high and low sale prices per share and closing price per share of OEI common stock and Seagull common stock on the NYSE were as follows:

                                                                NOVEMBER 24, 1998
                                                             ------------------------
                                                              HIGH     LOW     CLOSE
                                                             ------   ------   ------
OEI.......................................................   $10.25   $ 8.50   $10.25
Seagull...................................................    11.38    10.56    10.81

     On December 9, 1998, the closing prices per share of OEI common stock and Seagull common stock as reported on the NYSE were $7.75 and $7.31, respectively. We urge you to obtain current market quotations before making any decision with respect to the merger.

     Following the completion of the merger, shares of Seagull common stock will continue to be traded on the NYSE. We expect that after the merger, the shares of New Ocean common stock will trade on the NYSE under the symbol "OEI" in order to reflect the combined company's new name.

     There is currently no public trading market for the shares of OEI Series A preferred stock, and OEI and Seagull do not expect that a public trading market for the shares of New Ocean preferred stock will develop after the merger.

     Neither OEI nor Seagull is currently paying dividends on its common stock. After the merger, New Ocean expects that it will retain all available earnings generated by its operations for the development and growth of the business and does not anticipate paying cash dividends on its common stock in the foreseeable future. New Ocean will be obligated to pay dividends on the New Ocean preferred stock issued to the OEI Series A preferred stockholders in the merger subject to its terms. The debt instruments of both OEI and Seagull and the terms of the OEI Series A preferred stock limit their ability to pay dividends on their common stock.

     SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following tables set forth summary selected historical consolidated financial and operating data for OEI and Seagull as of and for each of the three years ended December 31, 1997 and as of and for the nine months ended September 30, 1998 and 1997. OEI utilizes the full cost method of accounting for oil and gas activities and Seagull utilizes the successful efforts method of accounting for oil and gas activities, and therefore the financial data may not be directly comparable. Such data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and other supplemental financial information contained in OEI's Current Report on Form 8-K filed on May 6, 1998 and the unaudited consolidated interim financial information contained in OEI's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 and the audited consolidated financial statements and other financial information contained in Seagull's Annual Report on Form 10-K for the year ended December 31, 1997, and the unaudited consolidated interim financial information contained in Seagull's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 including, in each case, the notes thereto, all of which are incorporated by reference herein. See "Where You Can Find More Information."

                               OCEAN ENERGY, INC.

                                                                                NINE MONTHS
                                         YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                   ------------------------------------   -----------------------
                                      1995         1996         1997         1997         1998
                                   ----------   ----------   ----------   ----------   ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenues........................   $  243,827   $  395,834   $  552,194   $  384,419   $  399,079
Production costs................       82,937       98,396      124,394       87,772      118,045
General and administrative......       21,070       27,366       30,218       20,326       31,061
Depreciation, depletion and
  amortization..................      101,116      147,643      248,423      174,036      217,719
Impairment of oil and gas
  properties....................           --           --           --           --      218,392
Interest expense................       35,565       40,765       49,134       36,305       40,562
Merger costs(1).................           --           --           --           --       39,000
Income (loss) before taxes and
  extraordinary item............        3,816       81,215      103,212       68,410     (265,351)
Income tax provision
  (benefit).....................       (1,736)      26,215       40,992       27,899      (87,955)
Net income (loss) before
  extraordinary item............        5,552       55,000       62,220       40,511     (177,396)
Extraordinary item..............           --           --      (19,301)     (19,301)          --
Net income (loss)...............        5,552       55,000       42,919       21,210     (177,396)
Earnings (loss) per common share
  before extraordinary item:
  Basic.........................   $     0.06   $     0.65   $     0.67   $     0.44   $    (1.76)
  Diluted.......................         0.06         0.62         0.64         0.42        (1.76)
Earnings (loss) per common
  share:
  Basic.........................   $     0.06   $     0.65   $     0.46   $     0.23   $    (1.76)
  Diluted.......................         0.06         0.62         0.44         0.22        (1.76)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Oil and gas assets, net.........   $  574,076   $  831,225   $1,423,837   $1,265,165   $1,662,502
Total assets....................      724,460    1,121,241    1,642,995    1,514,950    2,002,281
Long-term debt..................      416,491      440,974      672,298      726,582    1,203,340
Stockholders' equity............      171,326      493,072      725,337      524,806      558,653
Table continued on following page

                                                                                NINE MONTHS
                                         YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                   ------------------------------------   -----------------------
                                      1995         1996         1997         1997         1998
                                   ----------   ----------   ----------   ----------   ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER FINANCIAL DATA:
EBITDAX(2)......................   $  140,497   $  269,623   $  400,769   $  278,751   $  250,322
Net cash provided by operating
  activities....................      105,313      209,313      339,675      227,003      150,036
Net cash used in investing
  activities....................     (160,224)    (428,007)    (803,679)    (554,304)    (670,408)
Net cash provided by financing
  activities....................       56,316      265,597      414,992      288,810      523,232
Capital expenditures including
  acquisitions..................      236,679      441,709      834,358      620,258      668,071
OPERATING DATA:
Sales Volumes:
  Oil (MBbls)...................        8,817       11,543       18,078       12,522       16,644
  Gas (MMcf)....................       56,846       74,165       93,723       66,982       87,068
  MBOE..........................       18,291       23,904       33,699       23,686       31,155
  BOEPD.........................       50,112       65,311       92,326       86,762      114,121
Average Prices (excluding
  hedging activities):
  Oil (per Bbl).................   $    17.06   $    21.42   $    18.54   $    18.87   $    12.78
  Gas (per Mcf).................         1.54         2.30         2.30         2.18         1.92
  Per BOE.......................        13.00        17.47        16.34        16.14        12.19
  Production and operating costs
     (per BOE)(3)...............         3.55         3.26         3.02         3.05         3.26

---------------

(1) Reflects costs associated with the March 1998 merger between OEI and United Meridian Corporation for the nine months ended September 30, 1998.

(2) Earnings before interest, taxes, depreciation, depletion, amortization, non-recurring merger costs and non-cash impairments. EBITDAX is presented because it is a widely accepted financial indicator of OEI's ability to service and incur debt. EBITDAX is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution.

(3) Excludes production and ad valorem taxes.

                           SEAGULL ENERGY CORPORATION

                                                                                 NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                       ------------------------------------   -----------------------
                                          1995         1996         1997         1997         1998
                                       ----------   ----------   ----------   ----------   ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenues:
  Oil and gas operations.............  $  308,510   $  419,595   $  453,648   $  338,953   $  256,415
  Alaska transmission and
     distribution....................      97,770       97,616       95,719       63,455       62,538
                                       ----------   ----------   ----------   ----------   ----------
                                          406,280      517,211      549,367      402,408      318,953
Operating costs......................     182,531      189,894      209,146      152,143      146,210
Exploration, including dry holes and
  impairments........................      40,223       50,772       42,085       31,516       40,328
General and administrative...........      21,768       17,433       16,144       10,317       15,784
Depreciation, depletion and
  amortization.......................     149,685      155,669      171,516      130,559      127,845
Impairment of long-lived assets......      48,842           --           --           --       77,827
Interest expense.....................      52,978       44,842       38,533       29,985       28,490
Merger costs(1)......................          --        9,982           --           --           --
Interest and other (income)
  expense............................     (90,791)      (6,237)     (14,257)      (1,539)      (2,027)
Income (loss) before taxes and
  extraordinary item.................       1,044       54,856       86,200       49,427     (115,504)
Income tax provision (benefit).......       2,782       25,895       37,070       26,350      (31,001)
Net income (loss) before
  extraordinary item.................      (1,738)      28,961       49,130       23,077      (84,503)
Extraordinary item...................          --           --           --           --       (1,031)
Net income (loss)....................      (1,738)      28,961       49,130       23,077      (85,534)
Earnings (loss) per common share
  before extraordinary item:
  Basic..............................  $    (0.03)  $     0.46   $     0.78   $     0.37   $    (1.34)
  Diluted............................       (0.03)        0.46         0.77         0.36        (1.34)
Earnings (loss) per common share:
  Basic..............................  $    (0.03)  $     0.46   $     0.78   $     0.37   $    (1.36)
  Diluted............................       (0.03)        0.46         0.77         0.36        (1.36)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Property, plant and equipment, net...  $1,130,178   $1,244,641   $1,144,834   $1,307,804   $1,235,836
Total assets.........................   1,359,125    1,515,063    1,411,066    1,548,277    1,441,463
Long-term debt.......................     557,107      573,455      469,017      604,783      622,314
Shareholders' equity.................     562,621      597,730      647,204      622,164      562,467

Table continued on following page

                                                                                 NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                       ------------------------------------   -----------------------
                                          1995         1996         1997         1997         1998
                                       ----------   ----------   ----------   ----------   ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER FINANCIAL DATA:
EBITDAX(2)...........................  $  207,864   $  313,513   $  326,010   $  241,550   $  158,961
Net cash provided by operating
  activities.........................     117,727      258,439      262,749      175,933       96,142
Net cash used in investing
  activities.........................     (36,141)    (307,325)    (106,779)    (211,794)    (295,883)
Net cash provided by (used in)
  financing activities...............     (70,374)      42,334     (125,572)      36,360      167,971
Capital expenditures, including
  acquisitions.......................     144,101      317,882      293,273      212,985      321,221
OPERATING DATA:
Sales Volumes:
  Oil (MBbls)........................       3,195        4,906        7,560        5,530        5,701
  Gas (MMcf).........................     139,675      143,315      130,315      101,086       84,012
  MBOE...............................      26,475       28,792       29,279       22,377       19,703
  BOEPD..............................      72,534       78,667       80,216       81,967       72,172
Average Prices (excluding hedging
  activities):
  Oil (per Bbl)......................  $    15.21   $    18.52   $    17.34   $    17.40   $    11.62
  Gas (per Mcf)......................        1.57         2.14         2.36         2.30         2.07
  Per BOE............................       10.14        13.82        15.00        14.68        12.19
Production costs (per BOE)...........        3.21         3.55         3.95         3.89         4.21

---------------

(1) Reflects costs associated with the October 1996 merger between Seagull and Global Natural Resources Inc.

(2) Earnings before interest, taxes, depreciation, depletion, amortization, exploration expense, gains and losses on sales and retirements of assets, non-cash impairments and non-recurring merger expenses. EBITDAX is presented because it is a widely accepted financial indicator of Seagull's ability to service and incur debt. EBITDAX is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution.

               SUMMARY HISTORICAL OIL AND GAS RESERVE INFORMATION

     The following tables set forth summary information with respect to OEI's and Seagull's proved oil and gas reserves as of December 31, 1997.

                                                                                        BARREL OF OIL
                                                              CRUDE OIL   NATURAL GAS    EQUIVALENTS
                                                               (MBBLS)      (MMCF)         (MBOE)
                                                              ---------   -----------   -------------
NET PROVED RESERVES
OEI:
  Developed.................................................    87,358      584,647        184,799
  Undeveloped...............................................    50,244      213,288         85,792
                                                               -------      -------        -------
     Total..................................................   137,602      797,935        270,591
                                                               =======      =======        =======
Seagull:
  Developed.................................................    47,717      753,867        173,362
  Undeveloped...............................................    24,568      114,124         43,588
                                                               -------      -------        -------
     Total..................................................    72,285      867,991        216,950
                                                               =======      =======        =======

                                                                          (IN THOUSANDS)
RESERVE VALUATION INFORMATION
OEI:
  Estimated Future Net Revenues (Before Income Taxes)(1)....                $1,933,000
  Present Value of Future Net Revenues (Before Income Taxes,
     Discounted at 10%)(1)..................................                 1,343,000
  Standardized Measure of Discounted Future Net Cash
     Flows(2)...............................................                 1,220,000

Seagull:
  Estimated Future Net Revenues (Before Income Taxes)(1)....                $2,040,000
  Present Value of Future Net Revenues (Before Income Taxes,
     Discounted at 10%)(1)..................................                 1,219,000
  Standardized Measure of Discounted Future Net Cash
     Flows(2)...............................................                   932,000

---------------

(1) In accordance with rules and regulations of the Securities and Exchange Commission, the pre-tax Estimated Future Net Revenues and pre-tax Present Value of Future Net Revenues for OEI have been increased by approximately $6.4 million and $6.1 million and the pre-tax Estimated Future Net Revenues and pre-tax Present Value of Future Net Revenues for Seagull have been decreased by approximately $2.1 million and $2.0 million, in each case, representing the effect of hedging transactions entered into as of December 31, 1997.

(2) The Standardized Measure of Discounted Future Net Cash Flows represents the Present Value of Future Net Revenues after income taxes discounted at 10%.

       SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

     The following table sets forth summary unaudited pro forma combined financial and operating data which are presented to give effect to the merger, which will be accounted for as a purchase business combination in accordance with generally accepted accounting principles and to reflect New Ocean's operations utilizing the full cost method of accounting for oil and gas activities. The income statement data for the year ended December 31, 1997 and the nine months ended September 30, 1998 and 1997 assume that the merger was consummated as of January 1, 1997. The balance sheet data assume that the merger was consummated on September 30, 1998. The unaudited pro forma combined financial data are not necessarily indicative of the results of operations or the financial position that would have occurred had the merger been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of future results of operations or financial position. Additionally, the unaudited pro forma combined revenue and expense data exclude the expected cost savings through the consolidation of the corporate headquarters of the two companies and the elimination of duplicate staff and expenses, which are estimated to be at least $45 million. The unaudited pro forma combined financial data should be read in conjunction with the historical consolidated financial statements of OEI and Seagull, including the notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma condensed combined financial statements contained elsewhere herein. See "Where You Can Find More Information" on page 92 and "Unaudited Pro Forma Condensed Combined Financial Statements of New Ocean."

                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                             YEAR ENDED        -------------------------
                                                          DECEMBER 31, 1997       1997          1998
                                                         -------------------   ----------   ------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenues................................................      $1,099,797        $779,015     $  726,703
Operating costs.........................................         329,945         235,083        263,812
General and administrative..............................          46,362          30,643         46,845
Depreciation, depletion and amortization................         380,315         280,016        312,184
Impairment of long-lived assets.........................              --              --        222,590
Interest expense........................................          88,759          66,414         69,874
Merger costs(1).........................................              --              --         39,000
Interest and other (income) expense.....................          (5,995)         (3,976)        (2,622)
                                                              ----------        --------     ----------
Income (loss) before income taxes and extraordinary
  item..................................................         260,411         170,835       (224,980)
Income tax provision (benefit)..........................         108,988          81,563        (79,828)
                                                              ----------        --------     ----------
Net income (loss) before extraordinary item.............         151,423          89,272       (145,152)
Extraordinary item......................................         (19,301)        (19,301)        (1,031)
                                                              ----------        --------     ----------
Net income (loss).......................................      $  132,122        $ 69,971     $ (146,183)
                                                              ==========        ========     ==========
Earnings (loss) per common share before extraordinary
  item:
  Basic.................................................      $     0.97        $   0.58     $    (0.89)
  Diluted...............................................            0.94            0.56          (0.89)
Earnings (loss) per common share:
  Basic.................................................      $     0.85        $   0.45     $    (0.89)
  Diluted...............................................            0.82            0.44          (0.89)
BALANCE SHEET DATA (AT END OF PERIOD):
Property, plant and equipment, net......................                                     $2,958,765
Total assets............................................                                      3,495,782
Long-term debt..........................................                                      1,823,156
Shareholders' equity....................................                                      1,142,972

Table continued on following page

                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                             YEAR ENDED        -------------------------
                                                          DECEMBER 31, 1997       1997          1998
                                                         -------------------   ----------   ------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER FINANCIAL DATA:
EBITDAX(2)..............................................      $  723,191        $515,476     $  409,086
Capital expenditures, including acquisitions............       1,127,631         833,243        989,292
OPERATING DATA:
Sales Volumes:
  Oil (MBbls)...........................................          25,638          18,052         22,345
  Gas (MMcf)............................................         224,038         168,068        171,080
  MBOE..................................................          62,978          46,063         50,858
  BOEPD.................................................         172,542         168,729        186,293
Average Prices (excluding hedging activities):
  Oil (per Bbl).........................................      $    18.19        $  18.42     $    12.48
  Gas (per Mcf).........................................            2.34            2.25           1.99
  Per BOE...............................................           15.71           15.43          12.19
Production costs (per BOE)..............................            3.76            3.69           3.94

---------------

(1) Reflects costs associated with the March 1998 merger between OEI and United Meridian Corporation for the nine months ended September 30, 1998.

(2) Earnings before interest, taxes, depreciation, depletion, amortization, non-recurring merger costs and non-cash impairments. EBITDAX is presented because it is a widely accepted financial indicator of New Ocean's ability to service and incur debt. EBITDAX is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution.

               SUMMARY PRO FORMA OIL AND GAS RESERVE INFORMATION

     The following table sets forth pro forma summary information with respect to OEI's and Seagull's combined proved oil and gas reserves as of December 31, 1997.

                                                                                        BARREL OF OIL
                                                            CRUDE OIL    NATURAL GAS     EQUIVALENTS
                                                             (MBBLS)       (MMCF)          (MBOE)
                                                            ---------    -----------    -------------
NET PROVED RESERVES
Developed...............................................     135,075      1,338,514        358,161
Undeveloped.............................................      74,812        327,412        129,380
                                                             -------      ---------        -------
  Total.................................................     209,887      1,665,926        487,541
                                                             =======      =========        =======

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data for OEI and Seagull and unaudited pro forma and combined per share data after giving effect to the merger at the exchange ratio of one share of New Ocean common stock for each share of OEI common stock. Earnings (Loss) Per Share is presented for the nine months ended September 30, 1998 and 1997 and the year ended December 31, 1997. Book Value Per Share is presented as of September 30, 1998 and 1997 and December 31, 1997. This data should be read in conjunction with the selected historical consolidated financial data and the unaudited pro forma condensed combined financial statements included in this Joint Proxy Statement/Prospectus and the separate historical consolidated financial statements of OEI and Seagull and the notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed combined financial data are not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated at the beginning of the earliest period presented and should not be construed as indicative of future operations.

                                                                              NINE MONTHS ENDED
                                                               YEAR ENDED       SEPTEMBER 30,
                                                              DECEMBER 31,    ------------------
                                                                  1997         1997       1998
                                                              ------------    -------    -------
Historical -- OEI
  Earnings (Loss) Per Share Before Extraordinary Item:
     Basic..................................................     $ 0.67       $ 0.44     $(1.76)
     Diluted................................................       0.64         0.42      (1.76)
  Earnings (Loss) Per Share:
     Basic..................................................       0.46         0.23      (1.76)
     Diluted................................................       0.44         0.22      (1.76)
  Book Value Per Share......................................       7.25         5.67       5.52
Historical -- Seagull
  Earnings (Loss) Per Share Before Extraordinary Item:
     Basic..................................................     $ 0.78       $ 0.37     $(1.34)
     Diluted................................................       0.77         0.36      (1.34)
  Earnings (Loss) Per Share:
     Basic..................................................       0.78         0.37      (1.36)
     Diluted................................................       0.77         0.36      (1.36)
  Book Value Per Share......................................      10.27         9.85       8.87
Pro Forma Combined -- New Ocean
  Earnings (Loss) Per Share Before Extraordinary Item:
     Basic..................................................     $ 0.97       $ 0.58     $(0.89)
     Diluted................................................       0.94         0.56      (0.89)
  Earnings (Loss) Per Share:
     Basic..................................................       0.85         0.45      (0.89)
     Diluted................................................       0.82         0.44      (0.89)
  Book Value Per Share......................................         --           --       6.95

                                  RISK FACTORS

     In considering the merger, you should be aware that there are various risks including those described below. You should consider carefully these risks together with all of the other information included in this document and the documents to which we have referred you. See "Where You Can Find More Information" on page 92.

RISKS RELATED TO THE MERGER

RISK OF INABILITY TO INTEGRATE OPERATIONS

     The success of the merger will depend on the ability of management to integrate the two companies that have been operating independently. The integration of the operations of OEI and Seagull will require substantial management attention which will detract attention from the day-to-day business of the combined company. Numerous difficulties may be encountered in the course of the integration and certain key employees, customers or suppliers may be lost as a result of such integration. Additionally, the expected benefits from the integration of our companies may not be realized. Any inability of management to integrate the operations of our companies in a timely and efficient manner will reduce New Ocean's ability to realize the expected benefits of the merger, including the cost savings of at least $45 million expected to be achieved in the combination.

FIXED MERGER CONSIDERATION DESPITE POTENTIAL CHANGES IN STOCK PRICES

     Each share of OEI common stock will be converted at the effective time of the merger into one share of New Ocean common stock. The merger agreement does not contain any provisions for adjustment of this exchange ratio or termination of the merger agreement based solely on fluctuations in the market prices of OEI and Seagull common stock. The respective market price of the OEI common stock and the Seagull common stock may vary as a result of changes in the business, operations or prospects of either of us, market assessments as to whether the merger will be consummated, the timing of the merger, the prospects of the combined company's operations after the merger, regulatory considerations, general market and economic conditions and other factors. We urge you to obtain current market quotations for the OEI and Seagull common stock prior to voting on the merger. On the day the merger actually occurs our stock prices may be different than they were on the day you approved the merger at the special meetings.

RISKS RELATED TO NEW OCEAN

SUBSTANTIAL CAPITAL REQUIREMENTS

     The companies expect to make substantial capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, the companies have paid for these expenditures primarily with cash from operating activities and with proceeds from debt and equity financings and asset sales. The companies believe that, after debt service, the combined company will have sufficient cash from its operations, its credit facility and other borrowings and planned asset sales of $100 million or more to fund its planned capital expenditures in 1999. If revenues decrease as a result of lower oil and gas prices or for any other reason, New Ocean may not have the funds available to replace its reserves or to maintain production at current levels, which would result in a decrease in production over time. Where New Ocean is not the majority owner or operator of an oil and gas project, it may have no control over the timing or amount of capital expenditures associated with the particular project. Additionally, capital expenditures for international projects can be significantly greater than those typically associated with the companies' domestic projects. If New Ocean is not able to fund its capital expenditures, its interests in some of its projects may be reduced or forfeited. If New Ocean's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements.

PRICE FLUCTUATIONS AND VOLATILE NATURE OF MARKETS

     New Ocean's results of operations will be highly dependent upon the prices of oil and gas, which have declined in recent months. In recent years oil and gas prices have been volatile and are likely to continue to be volatile in the future. The prices received by New Ocean for its oil and gas production depend upon numerous factors including consumer demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and gas, and the overall economic environment. All of these factors are beyond the control of New Ocean. Any significant decrease in prices for oil and gas could have a material adverse effect on New Ocean's financial condition, results of operations and quantities of reserves that are commercially recoverable. If the industry experiences significant future price decreases or other adverse market conditions, New Ocean may not be able to generate enough cash flow from operations to meet its obligations and make planned capital expenditures. In order to reduce its exposure to price risks in the sale of its oil and gas, New Ocean from time to time will enter into energy price swap arrangements covering a portion of its actual production volumes.

FAILURE TO REPLACE RESERVES

     New Ocean's future success will depend upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of New Ocean will generally decline as reserves are depleted, unless New Ocean conducts successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, New Ocean must develop and explore drilling and recompletion programs or seek to increase its reserve base by acquiring producing properties and by exploiting its existing properties. There can be no assurance that New Ocean will be able to find, develop or acquire additional reserves on an economic basis. Furthermore, while New Ocean's revenues may increase if oil and gas prices increase significantly, its finding costs for additional reserves could also increase.

RELIANCE ON ESTIMATES OF PROVED OIL AND GAS RESERVES

     OEI's and Seagull's historical proved oil and gas reserve information incorporated by reference in this document, are only estimates based primarily on reports prepared by independent petroleum engineers as of December 31, 1997. In addition, the reserve information as of December 31, 1997 is based upon the prices of oil and gas as of such time. The prices of oil and gas have decreased substantially since December 31, 1997 and those decreases will likely have a material effect on the Present Value of Estimated Future Revenues to be generated from the production of proved reserves as of December 31, 1998.

     Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including the following:

     - historical production from the area compared with production from other producing areas,

     - the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, and

     - future operating costs, severance and excise taxes, development costs and workover and remedial costs.

     Because all reserve estimates are to some degree subjective, the quantities of oil and gas that are ultimately recovered, the production and operating costs incurred, the amount and timing of future development expenditures and future oil and gas sales prices may differ materially from those assumed in making reserve estimates. Additionally, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. New Ocean's actual production, revenues and expenditures with respect to reserves will likely vary from estimates and the variances may be material.

     The discounted future net cash flows incorporated by reference in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to OEI's or Seagull's properties. In accordance with applicable requirements of the Securities and Exchange Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, increases or decreases in consumption and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with OEI, Seagull or the oil and gas industry in general.

ECONOMIC RISKS OF OIL AND GAS OPERATIONS

     The oil and gas operations of New Ocean will be subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, New Ocean may drill unsuccessful wells and experience losses and, if oil and gas is discovered, there is no assurance that such oil and gas can be economically produced or satisfactorily marketed. There can be no assurance that new wells drilled by New Ocean will be productive or that it will recover all or any portion of its investment. The presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause New Ocean's exploration, development and production activities to be unsuccessful, resulting in a total loss of its investment in such activities. The cost of drilling, completing and operating wells is often uncertain. New Ocean's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which may be beyond its control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

WRITEDOWNS OF CARRYING VALUES

     Each of OEI and Seagull periodically reviews the carrying value of its oil and gas properties under the accounting rules of the Securities and Exchange Commission and generally accepted accounting principles. Application of these rules generally requires a writedown for accounting purposes if the carrying value exceeds the applicable estimated future net revenues from proved reserves. The risk that an oil and gas company will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed or decline substantially, as has been experienced recently. At June 30, 1998, OEI recognized a non-cash impairment of oil and gas properties in the amount of $218.4 million pre-tax ($135.4 million after-tax) pursuant to the ceiling test required by the full cost method of accounting for oil and gas properties. At September 30, 1998, Seagull recognized a non-cash impairment of long-lived assets in the amount of $78 million pre-tax ($61 million after-tax) pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The need for each of OEI and Seagull prior to the merger and New Ocean subsequent to the merger to write down the carrying value of oil and natural gas properties in the future is dependent upon commodity prices, the estimated amount of the entity's proved recoverable oil and gas reserves and the carrying value of such entity's oil and natural gas properties. To the extent that commodity prices do not increase from those prices in effect as of the date of this Joint Proxy Statement/Prospectus, it is possible that OEI and Seagull may write down the carrying value of certain of their respective oil and natural gas properties for the quarter ended December 31, 1998. Neither OEI nor Seagull is currently able to estimate the amount of such writedown, if any.

ABANDONMENT COSTS

     Due to New Ocean's large number of offshore producing wells and expansive production facilities, government regulations and lease terms will require New Ocean to incur substantial abandonment costs. As of December 31, 1997, total combined estimated future abandonment costs for OEI's and Seagull's properties were in excess of $175 million. Estimated future abandonment costs have been included in determining estimates of each of OEI's and Seagull's future net revenues from proved reserves included herein, and each of OEI and Seagull accounts for such costs through its provision for depreciation, depletion and amortization. Under the terms of acquisition agreements for certain of OEI's Gulf of Mexico region producing properties, OEI is required to periodically fund restricted cash accounts as a reserve for abandonment costs on such properties.

DRILLING RISKS

     The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to New Ocean. In addition, New Ocean may be liable for environmental damages caused by previous owners of property purchased by New Ocean or its predecessors. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions, or result in a loss of New Ocean's properties. Additionally, some of New Ocean's oil and gas operations will be located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, each of OEI and Seagull maintains, and New Ocean will maintain, insurance against some, but not all, of such risks and losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial position and results of operations of New Ocean.

INCREASED INDEBTEDNESS AND LEVERAGE

     As of September 30, 1998, Seagull's total indebtedness was approximately $629 million. The total indebtedness of the combined company would have been approximately $1,831 million if you assume the merger was completed on September 30, 1998. Seagull's ratio of earnings before interest, taxes, depreciation, depletion and amortization, exploration charges and gains on sale of assets to interest expense was 5.6 as of September 30, 1998. New Ocean's ratio of earnings before interest, taxes, depreciation, depletion and amortization, non-recurring merger costs, non-cash impairments and gain on sale of assets to interest expense would increase to 5.9 if you assume the merger was completed on September 30, 1998. The increase in total indebtedness and leverage of the combined company after the merger may have a negative impact on New Ocean's ability to realize the expected benefits of the merger, including a possible downgrade in the credit rating of the combined company and the use of a substantial portion of the combined company's cash flow from operations to pay interest and principal on its indebtedness instead of other corporate purposes.

ACQUISITION RISKS

     New Ocean's strategic plan includes the acquisition of additional reserves, including through subsequent business combination transactions. The combined company can give no assurance, however, that it will be able to consummate future acquisitions on favorable terms or that any of the future acquisitions will achieve favorable financial results. Additionally, future acquisitions may involve the issuance of shares of New Ocean common stock, which could have a dilutive effect on the shareholders of New Ocean. Furthermore, acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings by the combined company. New Ocean can give no assurance, however, that it will be able to consummate future business combinations using its equity as currency or, in the case of cash acquisitions, generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions of reserves.

COMPETITION

     New Ocean will operate in the highly competitive areas of oil and gas exploration, development and production with other companies, many of which may have substantially larger financial resources, staffs and facilities than New Ocean.

GOVERNMENT REGULATIONS

     New Ocean's business will be subject to certain foreign, federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters. Many of these laws and regulations have become stricter in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although OEI and Seagull believe they are, and that New Ocean will remain, in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to new interpretations. We are unable to predict the ultimate cost of compliance with these requirements or their effect on New Ocean operations. Under certain circumstances, the Minerals Management Service, an agency of the U.S. Department of the Interior, may require the operations of New Ocean on federal leases to be suspended or terminated. Any such suspensions, terminations or inability to meet applicable bonding requirements could have a material adverse effect on New Ocean's financial condition and operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to New Ocean, to date such compliance has not had a material adverse effect on the earnings or competitive position of OEI or Seagull. It is possible that such regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity.

FOREIGN OPERATIONS

     New Ocean's international operations will initially be conducted in the countries of Angola, Equatorial Guinea and Cote d'Ivoire in Western Africa and in Yemen, Egypt, Pakistan, Indonesia, the Russian Republic of Tatarstan and Bangladesh. International operations are subject to political, economic and other uncertainties, including, among others:

    - the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

    - taxation policies, including royalty and tax increases and retroactive tax claims; and

    - exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over New Ocean's international operations.

     New Ocean's international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. Furthermore, in the event of a dispute arising from international operations, New Ocean may be subject to the exclusive jurisdiction of foreign courts or may not be able to subject foreign persons to the jurisdiction of courts in the United States. On occasion, certain African countries, including Nigeria, have asserted rights to land, including oil and gas properties, through border disputes. If a country other than the one that granted New Ocean oil and gas rights on a property asserted superior rights to such property, New Ocean's interests could be adversely affected. Certain regions of Africa and other regions of the world have a history of political and economic instability. Such instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in voiding pre-existing contracts and/or expropriation of foreign-owned assets. There can be no assurance that political, economic and other uncertainties will not develop in the regions or countries in which New Ocean operates.

                              THE SPECIAL MEETINGS

     This Joint Proxy Statement/Prospectus is being sent in connection with the solicitation of proxies from (1) the OEI common stockholders and the OEI Series A preferred stockholders by the OEI Board for use at the OEI special meeting and
(2) the Seagull common shareholders by the Seagull Board for use at the Seagull special meeting.

TIMES AND PLACES

     The OEI special meeting will be held at           time, on           ,
1999, at           .

     The Seagull special meeting will be held at           time, on           ,
1999, at           .

PURPOSE OF THE SPECIAL MEETINGS

OEI

     The purpose of the OEI special meeting is to consider and vote upon the proposal to adopt the merger agreement.

SEAGULL

     The purpose of the Seagull special meeting is to consider and vote upon:

     -  a proposal to approve the merger agreement; and

     -  a proposal to elect the 15 director nominees.

VOTING AND RECORD DATES

     Only holders of record of shares of OEI common stock, OEI Series A
preferred stock and Seagull common stock at the close of business on           ,
1999 are entitled to notice of and to vote at the OEI special meeting and the Seagull special meeting, respectively.

OEI

     The presence, in person or by proxy, at the OEI special meeting of the holders of a majority of the voting power of the shares of OEI common stock and OEI Series A preferred stock outstanding and entitled to vote at the OEI special meeting is necessary to constitute a quorum at the OEI special meeting. Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of OEI common stock and OEI Series A preferred stock voting as a single class, with each share of OEI common stock having one vote and each
share of OEI Series A preferred stock having      votes per share. On
     , there were      shares of OEI common stock outstanding and 50,000 shares
of OEI Series A preferred stock outstanding.

SEAGULL

     The presence, in person or by proxy, at the Seagull special meeting of the holders of a majority of the shares of Seagull common stock outstanding and entitled to vote at the Seagull special meeting is necessary to constitute a
quorum at the Seagull special meeting. On             , there were      shares
of Seagull common stock outstanding. The affirmative vote of the holders of two-thirds of the outstanding shares of Seagull common stock is required to approve the merger agreement. A plurality of the shares is required to elect the 15 director nominees to the New Ocean Board of Directors. The 15 director nominees will not be appointed to the New Ocean Board of Directors unless the merger is completed and the merger will not be completed unless all of the 15 nominated directors are elected.

VOTING AGREEMENTS

     In connection with the execution of the merger agreement, certain directors, officers and stockholders of both OEI and Seagull entered into voting agreements with Seagull and OEI, respectively. Each of John B. Brock, James C. Flores and the Flores Family Limited Partnership entered into voting agreements with Seagull to vote all of the shares of OEI common stock owned, controlled or subsequently acquired by them in favor of the merger agreement and the merger and against competing business transactions. In addition, they have each agreed not to transfer their shares of OEI common stock to any person other than Seagull or its designee unless such person agrees to be bound by the terms of the voting agreement, not to grant a proxy with respect to such shares to any person other than Seagull or its designee and not to solicit or vote in favor of any competing transaction to the merger. The aggregate amount of shares of OEI
common stock subject to these voting agreements represents approximately      %
of the outstanding OEI common stock as of the record date for the OEI special meeting.

     Each of Barry J. Galt, James T. Hackett and The Prudential Insurance Company of America entered into voting agreements with OEI to vote all of the shares of Seagull common stock owned or, in the case of Messrs. Galt and Hackett, shares subsequently acquired by them in favor of the merger agreement and the merger and the election of the 15 director nominees to the New Ocean Board of Directors at the Seagull special meeting and against competing business transactions. In addition, they have each agreed not to transfer their shares of Seagull common stock to any person other than OEI or its designee unless such person agrees to be bound by the terms of the voting agreement, not to grant a proxy with respect to such shares to any person other than OEI or its designees and not to solicit or vote in favor of any competing transaction to the merger. The aggregate amount of shares of Seagull common stock subject to these voting
agreements represents approximately      % of the outstanding Seagull common
stock as of the record date for the Seagull special meeting.

PROXIES

     All shares of OEI common stock, OEI Series A preferred stock and Seagull common stock represented by properly executed proxies received prior to or at the OEI special meeting or the Seagull special meeting, as the case may be, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR adoption of the merger agreement in the case of the OEI special meeting and voted FOR approval of the merger agreement, and the election of directors to the New Ocean Board of Directors in the case of the Seagull special meeting. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable special meeting, will not be voted. Accordingly, a proxy marked "ABSTAIN" will have the effect of a vote against the merger.

     Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote) will be counted for purposes of determining whether there is a quorum at a special meeting. In accordance with NYSE rules, however, brokers and nominees are precluded from exercising their voting discretion with respect to the approval or adoption of the merger agreement and the election of directors contemplated thereby and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval or adoption of such proposals. A "broker non-vote" or the failure to be present in person or by proxy at the special meetings will have the effect of a vote against the merger.

     The OEI Board and the Seagull Board are not currently aware of any business to be acted upon at their respective special meetings other than as described herein. If, however, other matters are properly brought before either special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies.

     Any proxy given pursuant to this solicitation may be revoked at any time before such proxy is voted. Attendance at the OEI special meeting or the Seagull special meeting will not in and of itself constitute a revocation of a proxy.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be shared equally by OEI and Seagull. In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners and OEI or Seagull, as the case may be, will, upon request, reimburse them for their reasonable expenses. OEI and Seagull have each retained Georgeson & Company, Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a maximum fee of $24,000 plus expenses. To the extent necessary in order to ensure sufficient representation at its special meeting, OEI or Seagull may request the return of proxy cards by telephone, telegram or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

                       NEW OCEAN -- THE COMBINED COMPANY

     The combination of OEI and Seagull will create the seventh largest United States independent oil and gas company based on production and the tenth largest based on total proved reserves, in each case based on 1997 information. On a pro forma basis, New Ocean will have estimated proved reserves of 500 million barrels of oil equivalent at year end 1998 and combined 1998 estimated production of approximately 70 million barrels of oil equivalent. The larger size and scale provided by the merger will allow New Ocean to capitalize on a wider range of opportunities and to develop and operate larger exploration and development projects than either OEI or Seagull would be able to do on a stand-alone basis. This larger size will also allow New Ocean to operate more competitively in the current low commodity price environment and to make opportunistic acquisitions.

     New Ocean's asset base will be comprised of complementary domestic assets, primarily in the Gulf of Mexico region where the combined company will hold more than 324 offshore lease blocks, including 62 deepwater blocks. Approximately 68% of New Ocean's total proved reserves will be located in North America, with the balance in several high-growth international areas. Combined, OEI and Seagull will own interests in approximately 36 production sharing contracts covering approximately 22 million gross acres, including blocks in Angola, Equatorial Guinea, Cote d'Ivoire, Yemen, Egypt, Indonesia, the Russian Republic of Tatarstan, Pakistan and Bangladesh. OEI and Seagull believe that the stable cash flow generated from their North American onshore operations will enable New Ocean to continue to fund and develop their combined portfolio of international and deepwater Gulf of Mexico exploration and development projects.

     OEI and Seagull are developing plans to integrate their operations immediately after the merger to take full advantage of the benefits and synergies the merger will create that would not have been available to either company on a stand-alone basis. Those benefits include substantial cost savings, a more geographically diversified reserve composition, a larger capital base, greater financial strength and flexibility and an enhanced platform for further acquisitions.

     Cost Savings and Operating Synergies. After the merger New Ocean will be organized into three business units: Onshore North America, Gulf of Mexico and International. OEI and Seagull believe that this organizational structure will allow for substantial overhead cost savings through the consolidation of duplicative corporate and field offices and staff. OEI and Seagull estimate that they will realize over $45 million of general and administrative cost savings as a result of the merger. Specifically, approximately $35 million will be achieved through personnel reductions from over 1,800 combined employees to approximately 1,300. An additional $5 million will be realized from office consolidations and the balance from reduced combined expenses for professional fees and other expense items. The companies are implementing many of these cost cutting measures in anticipation of the merger, with the balance to be implemented by year end 1999. Therefore, management believes that the cost savings will be achieved in

1999 (based on annualizing the monthly costs at year end 1999), even though the full dollar amount will not be achieved for the full year. Based on these cost savings, the merger is expected to be accretive on a cash flow basis to OEI shareholders in 1999 and 2000 and to Seagull shareholders in 2000 (break-even in 1999).

     New Ocean will aggressively work toward reducing total per barrel costs by at least 20% by 2001 in order to achieve higher operating margins. In addition to the more than $45 million of general and administrative cost savings, the effort will involve focusing on production growth, reducing lease operating expense and interest expense and ongoing asset portfolio rationalization aimed at selling lower growth and/or higher cost properties. These operating synergies are intended to better position New Ocean to operate more competitively in a low commodity price environment and to achieve greater cash flow and reinvestment benefits when commodity prices improve.

     More Efficient Allocation of Capital. The combination will also allow New Ocean the opportunity to focus on the best opportunities contained in the combined exploration programs and rationalize the combined portfolio of exploitation projects. As a result, New Ocean should be able to allocate capital more efficiently in order to enhance its expected return on investment. New Ocean, under its existing contractual obligations, will have flexibility relating to the timing of pursuing its high impact exploration prospects, allowing it to better allocate resources to respond to commodity cycles.

     Reserve Composition. New Ocean's reserves are expected to be balanced approximately 57% gas and 43% oil at year end 1998. Further, New Ocean's reserves will be diversified geographically, with approximately 30% located in the Gulf of Mexico/Gulf Coast region, 20% located in the Rocky Mountain/ Mid-Continent region, 19% located in the Mid-South region, 8% located in Equatorial Guinea, 7% in d'Ivoire, 7% located in Egypt and 9% located in Canada and other international locations. The balance between North American and international properties will lower the overall risk profile of current production. The presence of this geographic balance, in addition to the balance of oil and gas reserves, will further diversify the revenue and cash flow sources for New Ocean.

     Financial Strength and Flexibility. New Ocean's capitalization base should enhance its access to capital to explore and exploit the prospects available to the combined company. Pro forma for the merger, New Ocean would have had EBITDAX of $409.1 million for the nine months ended September 30, 1998, a debt-to-market capitalization ratio of approximately 46% and a long-term debt-to-book capitalization ratio of approximately 61% as of September 30, 1998. New Ocean's increased size should make available additional forms of cost effective financing to allow New Ocean to manage interest expense and to pursue further growth opportunities.

     In addition, New Ocean will have the flexibility to actively manage its capital expenditure program based on realized cash flow, proceeds from asset sales, credit availability and future commodity prices. The capital expenditure budget for New Ocean is expected to be approximately $500 to $600 million in 1999, fully funded by expected combined operating cash flows and from the disposition of at least $100 million of non-core domestic and international assets.

     Platform for Industry Consolidation. The combination of OEI and Seagull is expected to position New Ocean for further consolidation among independent exploration and production companies. New Ocean's strategy in the current commodity market will include actively pursuing acquisition opportunities that enhance its reserve and production base and allow for further cost savings and operating synergies. OEI and Seagull believe that New Ocean's enhanced financial position and stature in the industry will allow it to pursue acquisitions on a more effective basis than either of the companies could have on an individual basis.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following tables set forth selected historical consolidated financial and operating data for OEI and Seagull as of and for each of the five years ended December 31, 1997 and as of and for the nine months ended September 30, 1998 and 1997. OEI utilizes the full cost method of accounting for oil and gas activities and Seagull utilizes the successful efforts method of accounting for oil and gas activities, and therefore the financial data may not be directly comparable. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other supplemental financial information contained in OEI's Current Report on Form 8-K filed on May 6, 1998 and the unaudited consolidated interim financial information contained in OEI's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 and the audited consolidated financial statements and other financial information contained in Seagull's Annual Report on Form 10-K for the year ended December 31, 1997 and the unaudited consolidated interim financial information contained in Seagull's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 including, in each case, the notes thereto, all of which are incorporated by reference herein.

                               OCEAN ENERGY, INC.

                                                                                                      NINE MONTHS
                                                         YEAR ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                          -----------------------------------------------------   --------------------
                                            1993       1994        1995       1996       1997       1997       1998
                                          --------   ---------   --------   --------   --------   --------   ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenues................................  $128,730   $ 172,536   $243,827   $395,834   $552,194   $384,419   $ 399,079
Production costs........................    49,740      67,262     82,937     98,396    124,394     87,772     118,045
General and administrative..............    11,783      22,469     21,070     27,366     30,218     20,326      31,061
Depreciation, depletion and
  amortization..........................    51,184      91,603    101,116    147,643    248,423    174,036     217,719
Impairment of oil and gas properties....        --     150,834         --         --         --         --     218,392
Interest expense........................     7,587      13,547     35,565     40,765     49,134     36,305      40,562
Merger costs(1).........................        --          --         --         --         --         --      39,000
Loss on production payment repurchase
  and refinancing.......................        --      16,681         --         --         --         --          --
Income (loss) before taxes and
  extraordinary item....................    10,710    (189,253)     3,816     81,215    103,212     68,410    (265,351)
Income tax provision (benefit)..........      (812)    (67,076)    (1,736)    26,215     40,992     27,899     (87,955)
Net income (loss) before extraordinary
  item..................................    11,522    (122,177)     5,552     55,000     62,220     40,511    (177,396)
Extraordinary item......................        --          --         --         --    (19,301)   (19,301)         --
Net income (loss).......................    11,522    (122,177)     5,552     55,000     42,919     21,210    (177,396)
Earnings (loss) per common share before
  extraordinary item:
  Basic.................................  $   0.23   $   (2.20)  $   0.06   $   0.65   $   0.67   $   0.44   $   (1.76)
  Diluted...............................      0.22       (2.20)      0.06       0.62       0.64       0.42       (1.76)
Earnings (loss) per common share:
  Basic.................................  $   0.23   $   (2.20)  $   0.06   $   0.65   $   0.46   $   0.23   $   (1.76)
  Diluted...............................      0.22       (2.20)      0.06       0.62       0.44       0.22       (1.76)

Table continued on following page

                                                                                                      NINE MONTHS
                                                    YEAR ENDED DECEMBER 31,                       ENDED SEPTEMBER 30,
                                   ----------------------------------------------------------   -----------------------
                                     1993        1994        1995        1996         1997         1997         1998
                                   ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
BALANCE SHEET DATA
  (AT END OF PERIOD):
Oil and gas assets, net..........  $ 363,219   $ 509,774   $ 574,076   $ 831,225   $1,423,837   $1,265,165   $1,662,502
Total assets.....................    441,984     627,692     724,460   1,121,241    1,642,995    1,514,950    2,002,281
Long-term debt...................    105,597     393,673     416,491     440,974      672,298      726,582    1,203,340
Deferred revenue on production
  payments.......................    108,784          --          --          --           --           --           --
Stockholders' equity.............    153,343     126,628     171,326     493,072      725,337      524,806      558,653

OTHER FINANCIAL DATA:
EBITDAX(2).......................  $  69,481   $  66,731   $ 140,497   $ 269,623   $  400,769   $  278,751   $  250,322
Net cash provided by (used in)
  operating activities...........    146,235     (71,918)    105,313     209,313      339,675      227,003      150,036
Net cash used in investing
  activities.....................   (274,281)   (226,723)   (160,224)   (428,007)    (803,679)    (554,304)    (670,408)
Net cash provided by financing
  activities.....................    126,941     310,340      56,316     265,597      414,992      288,810      523,232
Capital expenditures, including
  acquisitions...................    308,988     385,740     236,679     441,709      834,358      620,258      668,071
OPERATING DATA:
Sales Volumes:
  Oil (MBbls)....................      4,148       6,064       8,817      11,543       18,078       12,522       16,644
  Gas (MMcf).....................     33,312      46,903      56,846      74,165       93,723       66,982       87,068
  MBOE...........................      9,700      13,881      18,291      23,904       33,699       23,686       31,155
  BOEPD..........................     26,575      38,030      50,112      65,311       92,326       86,762      114,121
Average Prices (excluding hedging
  activities):
  Oil (per Bbl)..................  $   14.32   $   14.44   $   17.06   $   21.42   $    18.54   $    18.87   $    12.78
  Gas (per Mcf)..................       2.06        1.72        1.54        2.30         2.30         2.18         1.92
  Per BOE........................      13.20       12.14       13.00       17.47        16.34        16.14        12.19
Production and operating costs
  (per BOE)(3)...................       3.95        3.85        3.55        3.26         3.02         3.05         3.26

---------------

(1) Reflects costs associated with the March 1998 merger between OEI and United Meridian Corporation for the nine months ended September 30, 1998.
(2) Earnings before interest, taxes, depreciation, depletion, amortization, non-recurring merger costs and non-cash impairments. EBITDAX is presented because it is a widely accepted financial indicator of OEI's ability to service and incur debt. EBITDAX is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution.

(3) Excludes production and ad valorem taxes.

                           SEAGULL ENERGY CORPORATION

                                                                                                     NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                 --------------------------------------------------------------   -----------------------
                                    1993         1994         1995         1996         1997         1997         1998
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenues:
  Oil and gas operations.......  $  344,988   $  361,981   $  308,510   $  419,595   $  453,648   $  338,953   $  256,415
  Alaska transmission and
    distribution...............     107,244      105,598       97,770       97,616       95,719       63,455       62,538
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Total........................     452,232      467,579      406,280      517,211      549,367      402,408      318,953
Operating costs................     214,342      206,500      182,531      189,894      209,146      152,143      146,210
Exploration, including dry
  holes and impairment.........      21,811       43,813       40,223       50,772       42,085       31,516       40,328
General and administrative.....      19,330       12,803       21,768       17,433       16,144       10,317       15,784
Depreciation, depletion and
  amortization.................     127,332      158,978      149,685      155,669      171,516      130,559      127,845
Impairment of long-lived
  assets.......................          --           --       48,842           --           --           --       77,827
Interest expense...............      36,854       51,674       52,978       44,842       38,533       29,985       28,490
Merger costs(1)................          --           --           --        9,982           --           --           --
Interest and other (income)
  expense......................     (11,734)      (5,524)     (90,791)      (6,237)     (14,257)      (1,539)      (2,027)
Income (loss) before taxes and
  extraordinary item...........      44,297         (665)       1,044       54,856       86,200       49,427     (115,504)
Income tax provision
  (benefit)....................      10,202        3,740        2,782       25,895       37,070       26,350      (31,001)
Net income (loss) before
  extraordinary item...........      34,095       (4,405)      (1,738)      28,961       49,130       23,077      (84,503)
Extraordinary item.............          --           --           --           --           --           --       (1,031)
Net income (loss)..............      34,095       (4,405)      (1,738)      28,961       49,130       23,077      (85,534)
Earnings (loss) per common
  share before extraordinary
  item:
  Basic........................  $     0.56   $    (0.07)  $    (0.03)  $     0.46   $     0.78   $     0.37   $    (1.34)
  Diluted......................        0.56        (0.07)       (0.03)        0.46         0.77         0.36        (1.34)
Earnings (loss) per common
  share:
  Basic........................  $     0.56   $    (0.07)  $    (0.03)  $     0.46   $     0.78   $     0.37   $    (1.36)
  Diluted......................        0.56        (0.07)       (0.03)        0.46         0.77         0.36        (1.36)
BALANCE SHEET DATA
  (AT END OF PERIOD):
Property, plant and
  equipment, net...............  $1,004,299   $1,217,656   $1,130,178   $1,244,641   $1,144,834   $1,307,804   $1,235,836
Total assets...................   1,286,391    1,454,050    1,359,125    1,515,063    1,411,066    1,548,277    1,441,463
Long-term debt.................     459,787      622,080      557,107      573,455      469,017      604,783      622,314
Shareholders' equity...........     567,943      557,646      562,621      597,730      647,204      622,164      562,467

Table continued on following page

                           SEAGULL ENERGY CORPORATION

                                                                                                     NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                 --------------------------------------------------------------   -----------------------
                                    1993         1994         1995         1996         1997         1997         1998
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER FINANCIAL DATA:
EBITDAX(2).....................  $  225,112   $  254,367   $  207,864   $  313,513   $  326,010   $  241,550   $  158,961
Net cash provided by operating
  activities...................     139,623      207,339      117,727      258,439      262,749      175,933       96,142
Net cash used in investing
  activities...................    (171,848)    (388,807)     (36,141)    (307,325)    (106,779)    (211,794)    (295,883)
Net cash provided by (used in)
  financing activities.........      29,705      168,212      (70,374)      42,334     (125,572)      36,360      167,971
Capital expenditures, including
  acquisitions.................     167,364      396,412      144,101      317,882      293,273      212,985      321,221
OPERATING DATA:
Sales Volumes:
  Oil (MBbls)..................       2,334        2,966        3,195        4,906        7,560        5,530        5,701
  Gas (MMcf)...................     112,875      143,032      139,675      143,315      130,315      101,086       84,012
  MBOE.........................      21,146       26,806       26,475       28,792       29,279       22,377       19,703
  BOEPD........................      57,934       73,441       72,534       78,667       80,216       81,967       72,172
Average Prices (excluding
  hedging activities):
  Oil (per Bbl)................  $    15.77   $    14.35   $    15.21   $    18.52   $    17.34   $    17.40   $    11.62
  Gas (per Mcf)................        2.02         1.85         1.57         2.14         2.36         2.30         2.07
  BOE (per BOE)................       12.56        11.46        10.14        13.82        15.00        14.68        12.19
  Production costs (per BOE)...        3.46         3.38         3.21         3.55         3.95         3.89         4.21

---------------

(1) Reflects costs associated with the October 1996 merger between Seagull and Global Natural Resources Inc.

(2) Earnings before interest, taxes, depreciation, depletion, amortization, exploration expense, gains and losses on sales and retirements of assets, non-cash impairments and non-recurring merger expenses. EBITDAX is presented because it is a widely accepted financial indicator of Seagull's ability to service and incur debt. EBITDAX is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  OF NEW OCEAN

     The following tables set forth unaudited pro forma condensed combined financial data which are presented to give effect to the merger under the purchase method of accounting and to reflect New Ocean's operations utilizing the full cost method of accounting for oil and gas activities. The income statement data assume that the merger was consummated on January 1, 1997. The balance sheet data assume that the merger was consummated on September 30, 1998. The unaudited pro forma combined financial data are not necessarily indicative of the results of operations or the financial position which would have occurred had the merger been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of future results of operations or financial position. Additionally, the unaudited pro forma condensed combined statements of income exclude the expected cost savings through the consolidation of the corporate headquarters of the two companies and the elimination of duplicate staff and expenses, which are estimated to be at least $45 million. The unaudited pro forma combined financial data should be read in conjunction with the historical consolidated financial statements of OEI and Seagull, including the notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

                                   NEW OCEAN

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  NINE MONTHS ENDED SEPTEMBER 30, 1998
                                   -------------------------------------------------------------------
                                                                             PRO FORMA
                                                            PRO FORMA         SEAGULL
                                                            COMBINING      ACQUISITIONS/     PRO FORMA
                                      OEI       SEAGULL    ADJUSTMENTS     DISPOSITIONS      COMBINED
                                   ---------   ---------   -----------     -------------     ---------
Revenues:
  Oil and gas operations.........  $ 399,079   $ 256,415                      $ 8,671 (H)    $ 664,165
  Alaska transmission and
     distribution................         --      62,538                                        62,538
                                   ---------   ---------                      -------        ---------
     Total.......................    399,079     318,953                        8,671          726,703
Operating costs..................    118,045     146,210    $  (4,642)(A)       4,199 (H)      263,812
Exploration, including dry holes
  and impairments................         --      40,328      (40,328)(B)                           --
General and administrative.......     31,061      15,784                                        46,845
Depreciation, depletion and
  amortization...................    217,719     127,845     (121,395)(C)       4,046 (H)      312,184
                                                               83,969 (D)
Impairment of long-lived
  assets.........................    218,392      77,827      (73,629)(E)                      222,590
                                   ---------   ---------    ---------         -------        ---------
Operating profit (loss)..........   (186,138)    (89,041)     156,025             426         (118,728)
Interest expense.................     40,562      28,490       (1,855)(F)       2,677 (H)       69,874
Merger costs.....................     39,000          --                                        39,000
Interest and other (income)
  expense........................       (349)     (2,027)                        (246)(H)       (2,622)
                                   ---------   ---------    ---------         -------        ---------
Income (loss) before taxes and
  extraordinary item.............   (265,351)   (115,504)     157,880          (2,005)        (224,980)
Income tax provision (benefit)...    (87,955)    (31,001)      39,860 (G)        (732)(H)      (79,828)
                                   ---------   ---------    ---------         -------        ---------
Net income (loss) before
  extraordinary item.............   (177,396)    (84,503)     118,020          (1,273)        (145,152)
Extraordinary item...............         --      (1,031)                                       (1,031)
                                   ---------   ---------    ---------         -------        ---------
Net income (loss)................  $(177,396)  $ (85,534)   $ 118,020         $(1,273)       $(146,183)
                                   =========   =========    =========         =======        =========
Loss per common share:
  Basic..........................  $   (1.76)  $   (1.34)                                    $   (0.89)
                                   =========   =========                                     =========
  Diluted........................  $   (1.76)  $   (1.34)                                    $   (0.89)
                                   =========   =========                                     =========
Loss per common share:
  Basic..........................  $   (1.76)  $   (1.36)                                    $   (0.89)
                                   =========   =========                                     =========
  Diluted........................  $   (1.76)  $   (1.36)                                    $   (0.89)
                                   =========   =========                                     =========
Weighted average common shares
  outstanding:
  Basic..........................    100,544      63,072                                       163,616
                                   =========   =========                                     =========
  Diluted........................    100,544      63,072                                       163,616
                                   =========   =========                                     =========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                   NEW OCEAN

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                                     -----------------------------------------------------------------
                                                                             PRO FORMA
                                                            PRO FORMA         SEAGULL
                                                            COMBINING      ACQUISITIONS/     PRO FORMA
                                       OEI      SEAGULL    ADJUSTMENTS     DISPOSITIONS      COMBINED
                                     --------   --------   -----------     -------------     ---------
Revenues:
  Oil and gas operations...........  $384,419   $338,953                      $(7,812)(H)    $715,560
  Alaska transmission and
     distribution..................        --     63,455                                       63,455
                                     --------   --------                      -------        --------
     Total.........................   384,419    402,408                       (7,812)        779,015
Operating costs....................    87,772    152,143    $  (3,889)(A)        (943)(H)     235,083
Exploration, including dry holes
  and impairments..................        --     31,516      (29,323)(B)      (2,193)(H)          --
General and administrative.........    20,326     10,317                                       30,643
Depreciation, depletion and
  amortization.....................   174,036    130,559     (107,991)(C)        (436)(H)     280,016
                                                               83,848 (D)
                                     --------   --------    ---------         -------        --------
Operating profit (loss)............   102,285     77,873       57,355          (4,240)        233,273
Interest expense...................    36,305     29,985       (2,351)(F)       2,475 (H)      66,414
Interest and other (income)
  expense..........................    (2,430)    (1,539)                          (7)(H)      (3,976)
                                     --------   --------    ---------         -------        --------
Income (loss) before taxes and
  extraordinary item...............    68,410     49,427       59,706          (6,708)        170,835
Income tax provision (benefit).....    27,899     26,350       31,908 (G)      (4,594)(H)      81,563
                                     --------   --------    ---------         -------        --------
Net income (loss) before
  extraordinary item...............    40,511     23,077       27,798          (2,114)         89,272
Extraordinary item.................   (19,301)        --                                      (19,301)
                                     --------   --------    ---------         -------        --------
Net income (loss)..................  $ 21,210   $ 23,077    $  27,798         $(2,114)       $ 69,971
                                     ========   ========    =========         =======        ========
Earnings per common share before
  extraordinary item:
  Basic............................  $   0.44   $   0.37                                     $   0.58
                                     ========   ========                                     ========
  Diluted..........................  $   0.42   $   0.36                                     $   0.56
                                     ========   ========                                     ========
Earnings per common share:
  Basic............................  $   0.23   $   0.37                                     $   0.45
                                     ========   ========                                     ========
  Diluted..........................  $   0.22   $   0.36                                     $   0.44
                                     ========   ========                                     ========
Weighted average common shares
  outstanding:
  Basic............................    92,211     62,986                                      155,197
                                     ========   ========                                     ========
  Diluted..........................    96,656     63,746                                      160,402
                                     ========   ========                                     ========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                   NEW OCEAN

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       YEAR ENDED DECEMBER 31, 1997
                                    ------------------------------------------------------------------
                                                                            PRO FORMA
                                                           PRO FORMA         SEAGULL
                                                           COMBINING      ACQUISITIONS/     PRO FORMA
                                      OEI      SEAGULL    ADJUSTMENTS     DISPOSITIONS       COMBINED
                                    --------   --------   -----------     -------------     ----------
REVENUES:
  Oil and gas operations..........  $552,194   $453,648                     $ (1,764)(H)    $1,004,078
  Alaska transmission and
     distribution.................        --     95,719                                         95,719
                                    --------   --------                     --------        ----------
     Total........................   552,194    549,367                       (1,764)        1,099,797
Operating costs...................   124,394    209,146    $  (5,185)(A)       1,590 (H)       329,945
Exploration, including dry holes
  and impairments.................        --     42,085      (39,892)(B)      (2,193)(H)            --
General and administrative........    30,218     16,144                                         46,362
Depreciation, depletion and
  amortization....................   248,423    171,516     (160,555)(C)       1,950 (H)       380,315
                                                             118,981 (D)
                                    --------   --------    ---------        --------        ----------
Operating profit (loss)...........   149,159    110,476       86,651          (3,111)          343,175
Interest expense..................    49,134     38,533       (2,912)(F)       4,004 (H)        88,759
Interest and other (income)
  expense.........................    (3,187)   (14,257)                      11,449 (H)        (5,995)
                                    --------   --------    ---------        --------        ----------
Income (loss) before income taxes
  and extraordinary item..........   103,212     86,200       89,563         (18,564)          260,411
Income tax provision (benefit)....    40,992     37,070       38,513 (G)      (7,587)(H)       108,988
                                    --------   --------    ---------        --------        ----------
Net income (loss) before
  extraordinary item..............    62,220     49,130       51,050         (10,977)          151,423
Extraordinary item................   (19,301)        --                                        (19,301)
                                    --------   --------    ---------        --------        ----------
Net income (loss).................  $ 42,919   $ 49,130    $  51,050        $(10,977)       $  132,122
                                    ========   ========    =========        ========        ==========
Earnings per common share before
  extraordinary item:
  Basic...........................  $   0.67   $   0.78                                     $     0.97
                                    ========   ========                                     ==========
  Diluted.........................  $   0.64   $   0.77                                     $     0.94
                                    ========   ========                                     ==========
Earnings per common share:
  Basic...........................  $   0.46   $   0.78                                     $     0.85
                                    ========   ========                                     ==========
  Diluted.........................  $   0.44   $   0.77                                     $     0.82
                                    ========   ========                                     ==========
Weighted average common shares
  outstanding:
  Basic...........................    93,315     63,022                                        156,337
                                    ========   ========                                     ==========
  Diluted.........................    96,646     63,791                                        160,437
                                    ========   ========                                     ==========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                   NEW OCEAN

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                         AS OF SEPTEMBER 30, 1998
                                          ------------------------------------------------------
                                                                     PRO FORMA
                                                                     COMBINING        PRO FORMA
                                             OEI        SEAGULL     ADJUSTMENTS        COMBINED
                                          ----------   ----------   -----------       ----------
Current assets..........................  $  167,120   $  159,187                     $  326,307
Property, plant and equipment, at
  cost..................................   2,976,177    2,341,234   $(2,341,234)(I)    4,272,440
                                                                      1,296,263 (J)
Accumulated depreciation, depletion and
  amortization..........................   1,313,675    1,105,398    (1,105,398)(I)    1,313,675
                                          ----------   ----------   -----------       ----------
Property, plant and equipment, net......   1,662,502    1,235,836        60,427        2,958,765
Other assets............................     172,659       46,440        (8,389)(K)      210,710
                                          ----------   ----------   -----------       ----------
  Total Assets..........................  $2,002,281   $1,441,463   $    52,038       $3,495,782
                                          ==========   ==========   ===========       ==========
Current liabilities.....................  $  211,191   $  183,019   $    30,000 (L)   $  424,210
Long-term debt..........................   1,203,340      622,314        (2,498)(M)    1,823,156
Deferred credits and other
  liabilities...........................      29,097       73,663         2,684 (N)      105,444
Shareholders' equity....................     558,653      562,467        21,852 (O)    1,142,972
                                          ----------   ----------   -----------       ----------
  Total Liabilities and Shareholders'
     Equity.............................  $2,002,281   $1,441,463   $    52,038       $3,495,782
                                          ==========   ==========   ===========       ==========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                   NEW OCEAN

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(A) To record the pro forma decrease in Seagull operating costs as a result of the capitalization of exploration and development overhead costs in accordance with the full cost method of accounting for oil and gas activities.

(B) To record the reversal of historical Seagull exploration expense in accordance with the full cost method of accounting for oil and gas activities.

(C) To record the reversal of historical Seagull depreciation, depletion and amortization expense recorded in accordance with the successful efforts method of accounting for oil and gas activities.

(D) To record pro forma depreciation, depletion and amortization expense (i) in accordance with the full cost method of accounting for oil and gas activities and (ii) on the preliminary purchase price allocation to depreciable and depletable assets.

(E) To record the reversal of historical Seagull impairment of oil and gas properties recorded in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Full cost ceiling tests were performed on a New Ocean basis resulting in no incremental impairment of oil and gas properties for the periods presented.

(F) To adjust Seagull historical interest expense to reflect the revaluation of debt using the purchase method of accounting.

(G) To record income tax expense on the pro forma adjustments based on the applicable statutory tax rate.

(H) To adjust Seagull historical results of operations for the sale of its Canadian oil and gas subsidiary effective October 6, 1997 (including the elimination of the gain on the sale) and for the purchase of the stock of BRG Petroleum, Inc. ("BRG") and the assets of BRG's limited partnerships and programs effective June 1, 1998, as if these transactions had occurred on January 1, 1997.

(I) To reverse historical Seagull property and equipment balances and the related accumulated depreciation, depletion and amortization recorded in accordance with successful methods of accounting for oil and gas activities.

(J) To record the preliminary pro forma allocation of the purchase price of the acquisition of Seagull including estimated merger costs to property, plant and equipment using the purchase method of accounting. The following allocation of the purchase price to the acquired assets and liabilities on a pro forma basis is based on the relative fair values of such assets and liabilities (in thousands):

        Seagull common stock to be issued, valued at $9.09 per
          share.....................................................  $  584,319
        Working capital and other liabilities.......................     711,944
                                                                      ----------
        Allocation to property, plant and equipment.................  $1,296,263
                                                                      ==========

(K) To record the reversal of the capitalized debt issuance costs related to Seagull's historical long-term debt.

(L)   To record the liabilities associated with estimated merger costs.

(M) To record the estimated fair value of Seagull long-term debt using the purchase method of accounting.

(N) To record the pro forma deferred income tax effects of the merger using the purchase method of accounting.

(O) To record the pro forma adjustments to shareholders' equity using the purchase method of accounting.

                                   THE MERGER

GENERAL

     The merger agreement provides that following the satisfaction or waiver of the conditions contained in the merger agreement, OEI will be merged with and into Seagull. In connection with the merger, the Articles of Incorporation of Seagull will be amended to, among other things, change the name of Seagull to "Ocean Energy, Inc." The common stock to be issued to OEI common stockholders in the merger and the common stock to remain outstanding with Seagull shareholders following the merger is referred to herein as New Ocean common stock. The preferred stock to be issued to OEI Series A preferred stockholders in the merger is referred to herein as New Ocean preferred stock. The combined company is referred to herein as New Ocean. The New Ocean common stock is expected to trade after the effective time on the NYSE under the Ocean Energy, Inc. name under the symbol "OEI."

CONSIDERATION

     Upon consummation of the merger each share of OEI common stock issued and outstanding immediately prior to the effective time will be automatically converted into one share of New Ocean common stock.

AMENDMENTS TO SEAGULL'S ARTICLES OF INCORPORATION

     The merger agreement provides that upon the effective time of the merger, Seagull's Articles of Incorporation will be amended to (a) increase the number of authorized shares of Seagull common stock from 100,000,000 to 450,000,000,
(b) increase the number of authorized shares of Seagull preferred stock from 5,000,000 to 50,000,000, (c) change the name of Seagull to "Ocean Energy, Inc." and (d) expand the purpose clause to allow Seagull to engage in any lawful business under Texas law. These amendments will occur automatically if the merger is completed and will not be effected if the merger is not completed.

OWNERSHIP OF NEW OCEAN FOLLOWING THE MERGER

     The shares of New Ocean common stock to be issued to holders of OEI common stock in the merger will constitute approximately 61.5% of all of the issued and outstanding New Ocean common stock after the merger. The existing shareholders of Seagull will hold approximately 38.5% of all of the issued and outstanding New Ocean common stock after the merger.

     Upon consummation of the merger, each outstanding and unexercised option to purchase OEI common stock will be converted into an option to purchase the same number of shares of New Ocean common stock at the same exercise price. Each outstanding and unexercised option to purchase Seagull common stock will be an option to purchase the same number of shares of Seagull common stock at the same exercise price.

BACKGROUND OF THE MERGER

     From time to time, members of the Board of Directors and senior management of each of OEI and Seagull have internally reviewed and evaluated merger and acquisition opportunities in the oil and gas exploration and production industry.

     In May 1997, Seagull engaged Warburg Dillon Read LLC ("Warburg Dillon Read") to prepare an analysis of the possible candidates for strategic combinations. The Warburg Dillon Read analysis covered a number of potential candidates, including one of the predecessor companies of OEI. Based upon publicly available information, Warburg Dillon Read addressed the pro forma financial impact of the possible combinations and advantages and disadvantages of each combination. Warburg Dillon Read first presented this analysis to the Seagull Board in June 1997. The Seagull Board elected not to pursue any of these strategic acquisitions at the time, but directed management to continue to study the matter.

     In December 1997, Seagull engaged Merrill Lynch & Co. ("Merrill Lynch") and Warburg Dillon Read to act as financial advisors with regard to strategic alternatives if Seagull received an unsolicited acquisition proposal. As part of this engagement, both firms reviewed for the Board possible strategic combinations, including the two predecessor companies of OEI.

     At Seagull's request, Warburg Dillon Read updated its June 1997 analysis and presented it to the Seagull Board in February 1998. After Mr. Hackett joined Seagull in September 1998, Warburg Dillon Read gave an updated presentation to Seagull's senior management. In October 1998, representatives of Merrill Lynch met with Seagull's senior management to review possible strategic combinations, including a combination with OEI.

     In March 1998, OEI completed the merger of its two predecessor companies. In September 1998, the OEI Board held a planning session and a regularly scheduled board meeting at which certain strategic alternatives were discussed, including strategic combinations, a sale of private equity and a property purchase transaction. The OEI Board directed OEI's management to continue to study these alternatives.

     During 1998, OEI's management consulted with representatives of Lehman Brothers Inc. ("Lehman Brothers") from time to time on an informal basis with respect to possible strategic combinations. In September and October 1998, OEI's management engaged in preliminary discussions with certain companies other than Seagull regarding strategic combinations and conducted due diligence with respect to these companies. However, these discussions did not result in any agreements to pursue a transaction.

     On October 28, 1998, Mr. Hackett joined Messrs. Brock and Flores on an airplane flight returning to Houston from an industry conference. During the flight, Messrs. Hackett, Brock and Flores discussed the consolidation trend in the oil and gas exploration and production industry and each person's perception of the industry's future. The parties did not discuss any specific transaction, but did agree to exchange information in order to evaluate a possible strategic combination of the two companies. As a result, on October 30, 1998, Mr. Clarkson, the chief financial officer of OEI, and Mr. Transier, the chief financial officer of Seagull, exchanged publicly available information. On October 29, 1998, Merrill Lynch was contacted by Seagull to evaluate the possible combination of Seagull and OEI.

     On November 2, 1998, Messrs. Hackett and Flores met and discussed a wide range of topics. It was during this meeting that Messrs. Hackett and Flores first discussed possible specific terms of a strategic combination of the two companies.

     On November 3, 1998, OEI requested J.P. Morgan Securities Inc. ("J.P. Morgan") and Lehman Brothers to evaluate a possible strategic combination with Seagull.

     At a regularly scheduled meeting of the OEI Board of Directors held on November 4, 1998, the members of the Board of Directors of OEI reviewed the results of recent strategic combination discussions with third parties and also initially discussed a possible strategic combination with Seagull. The OEI Board of Directors authorized senior management to continue investigating a possible strategic combination with Seagull.

     At a regularly scheduled meeting of the Seagull Board on November 4, 1998, the Seagull Board discussed possible strategic combinations with OEI and several other parties. The Seagull Board reviewed the state of the oil and gas industry in general, as well as the opportunities available to Seagull on a stand-alone basis. The Seagull Board directed Seagull's management to work with OEI and with one other party to determine whether a strategic combination with either party was viable.

     On November 5 and 6, 1998, Messrs. Hackett and Flores met to discuss the possible benefits and challenges associated with a strategic combination and the integration of the two companies and their management teams. In this regard, they agreed to continue due diligence activities with respect to each other.

     On November 9, 1998, Seagull and OEI entered into a mutual confidentiality agreement. On the same day, Messrs. Clarkson and Transier met to discuss due diligence matters and organizational, financial and structural issues related to the proposed strategic combination. Also during the week of November 9, Seagull and the other potential combination candidate met to exchange information with each other.

     From November 10 through 16, 1998, Messrs. Hackett and Flores and/or their respective financial advisors, counsel, accountants and representatives held various meetings and phone conversations to discuss organizational, financial and structural issues with respect to a possible strategic combination, the relative strengths of the two companies, the synergies of a combined entity and various due diligence matters.

     On November 16, 1998, the Seagull Board held a special meeting to discuss whether to continue to pursue either of the two transactions Seagull was actively considering. Representatives of Merrill Lynch attended the meeting and gave a brief presentation with respect to the two transactions. The Seagull Board directed management to continue to pursue a combination with OEI, and to discontinue discussions with the other party.

     On November 17, 1998, representatives of Seagull, OEI and their respective counsel and financial advisors engaged in detailed discussions regarding the proposed strategic combination.

     On November 18, 1998, Seagull delivered to OEI and its counsel a preliminary draft of a merger agreement prepared by Seagull's counsel.

     During the period of November 18 through 24, 1998, representatives of the two companies, including their respective financial advisers, counsel and accountants, held numerous due diligence meetings covering properties and prospects, engineering, financial, legal, tax and accounting matters and held numerous additional meetings to complete their respective factual investigations, to resolve open issues and to finalize the documentation relating to the merger.

     Beginning on November 20, Seagull and OEI sent updated and more specific materials to their Board regarding the proposed transaction, including copies of the draft merger agreement and financial analyses. On November 22, 1998, the Board of Directors of OEI convened a special meeting with OEI's management, counsel and financial advisors. At this meeting, the OEI Board received presentations regarding due diligence results, the terms of the merger agreement and a financial overview of the combined company. On that date, the Seagull Board also held a special meeting with Seagull's management, counsel and financial advisors. At this meeting, the Seagull Board received presentations regarding due diligence results, the terms of the merger agreement and a financial overview of the combined company.

     On November 24, 1998, OEI entered into engagement letters with Lehman Brothers and J.P. Morgan to formalize its arrangement with these firms in their capacity as financial advisors in evaluating a strategic combination with Seagull.

     On November 24, 1998, Seagull amended its engagement letters with Merrill Lynch and Warburg Dillon Read in order to document its agreement with these firms with respect to their compensation for their services rendered in connection with a strategic combination with OEI.

     On November 24, 1998, the OEI Board of Directors reconvened its special meeting. As preparation for this meeting, members of the OEI Board were provided due diligence materials prepared by counsel and a report prepared by Lehman Brothers and J.P. Morgan addressing, among other things, the relative contributions of the two companies, various valuation analyses, the strategic rationale for the proposed combination of Seagull and OEI, projected financial and operating data for Seagull and OEI, the operating and financial effects of the proposed combination and financial and credit considerations. At this meeting, senior management and counsel presented a detailed discussion of the terms and structure of the proposed merger and related transactions, and both Lehman Brothers and J.P. Morgan made a presentation regarding the proposed merger. The financial advisor presentations included, among other things, a summary of the terms and structure of the merger, the results of the due diligence investigations, an expected timetable for completion of the merger and considerations supporting Lehman Brothers' and J.P. Morgan's opinions to the OEI Board of Directors as summarized under "-- Opinions of OEI's Financial Advisors." Further, each of Lehman Brothers and J.P. Morgan delivered its oral opinion to the OEI Board

(subsequently confirmed in writing as of November 24, 1998) to the effect that as of such date and based upon and subject to certain matters stated therein, the exchange ratio offered to OEI's common stockholders in the merger is fair to such stockholders from a financial point of view. After such presentations and a discussion and consideration of the factors described under " -- Reasons for the Merger -- OEI," the OEI Board of Directors approved the proposed strategic combination and authorized the OEI officers to execute the merger agreement and related documents.

     On November 24, 1998, the Seagull Board held a special meeting. As preparation for this meeting, members of the Board of Directors were provided due diligence materials prepared by Seagull and a financial analysis of the combined company prepared by Seagull's management, Merrill Lynch and Warburg Dillon Read. At this meeting, senior management and counsel presented a detailed discussion of the terms and structure of the proposed merger and related transactions, and both Merrill Lynch and Warburg Dillon Read made a presentation regarding the proposed merger. The presentations included the considerations supporting Merrill Lynch's and Warburg Dillon Read's opinions to the Seagull Board as summarized under "-- Opinions of Seagull's Financial Advisors." Further, each of Merrill Lynch and Warburg Dillon Read delivered its oral opinion to the Seagull Board of Directors (subsequently confirmed in writing as of November 24, 1998) to the effect that as of such date and based upon and subject to certain matters stated therein, the exchange ratio offered to OEI's stockholders was fair to Seagull's shareholders, from a financial point of view. After such presentations and a discussion and consideration of the factors described under " -- Reasons for the Merger -- Seagull," the Seagull Board of Directors approved the proposed strategic combination and authorized the Seagull officers to execute the merger agreement and related documents.

     Immediately prior to the execution of the merger agreement, each of Messrs. Brock and Flores and the Flores Family Limited Partnership entered into a Voting Agreement with Seagull pursuant to which each stockholder agreed to, among other things, vote in favor of the merger all of the shares of OEI common stock either owned by such stockholder or for which it has the power to vote or direct the vote, and each of Messrs. Galt and Hackett and The Prudential Insurance Company of America entered into a Voting Agreement with OEI pursuant to which each such stockholder agreed to, among other things, vote in favor of the merger all of the shares of Seagull common stock owned by such person.

     Following the November 24 special meetings of the OEI and Seagull Boards of Directors, Seagull and OEI executed the merger agreement and the voting agreements.

     On November 25, 1998, the parties publicly announced in a press release that they had entered into the merger agreement.

  Reasons for the Merger -- OEI

     At its meeting held on November 24, 1998, the OEI Board of Directors by unanimous vote of the directors present at the meeting approved the merger, the merger agreement and the transactions contemplated thereby. The OEI Board of Directors believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, OEI and the OEI stockholders and recommends that the stockholders of OEI vote FOR adoption of the merger agreement and the transactions contemplated thereby.

     In reaching its determination, the OEI Board of Directors consulted with OEI's management, as well as its financial and legal advisors, and considered the following material factors:

     - the opportunity to realize over $45 million in cost savings through the merger, including through the consolidation of the corporate headquarters of the two companies and the elimination of duplicative staff and expenses;

     - the fact that the merger will be accretive on a cash flow basis to the OEI stockholders in 1999 and 2000, taking into effect such cost savings;

     - the fact that the merger would increase the percentage of OEI's gas reserves from approximately 50% to approximately 57% on a combined company basis;

     - that the combined company will have an advantageous balance of domestic and international reserves, with approximately 68% of New Ocean's proved reserves located in North America and the remaining 32% located internationally;

     - that after the merger New Ocean will have an improved balance sheet and greater financial flexibility and access to capital than OEI had on a stand alone basis, which OEI management believes will result in improved liquidity and lower cost of funding than OEI had on a stand alone basis;

     - the continued involvement of key members of OEI management in the management of the combined company, including James C. Flores as Chairman of the Board, James L. Dunlap as Vice Chairman and Robert K. Reeves as Executive Vice President and General Counsel and that OEI would designate the majority of the members of the New Ocean Board of Directors;

     - the combined entity would be among the ten largest independent oil and gas companies based on production and proved reserves, with a larger capital base and greater financial strength than OEI, which OEI management believes will provide benefits including the potential for growth opportunities through additional strategic acquisitions and the potential for improved market valuations comparable to other large independents;

     - the structure of the merger, which would permit the holders of OEI common stock to exchange all of their shares for shares of New Ocean common stock in a tax-free transaction for federal income tax purposes;

     - the accounting treatment of the merger as a purchase;

     - the opinions of Lehman Brothers and J. P. Morgan to the OEI Board of Directors to the effect that as of such date and based upon and subject to certain matters stated therein, from a financial point of view the exchange ratio to be offered to OEI stockholders in the merger was fair to such stockholders. A copy of the opinions are included as Annex B and C hereto and should be read carefully and in their entirety.

     In reaching the determination that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of OEI and its stockholders, the OEI Board of Directors also considered a number of additional factors, including its discussions with OEI's management concerning the results of OEI's investigation of Seagull, the strategic, operational and financial opportunities available to OEI in the normal course of its business compared to those that might be available following the merger, the historical and current market prices of OEI common stock and Seagull common stock and the proposed structure of the transaction and the other terms of the merger agreement and related agreements.

     The OEI Board of Directors also considered certain risks and potential disadvantages associated with the merger, including the risk that the operations of the two companies may not be successfully integrated, the risk that anticipated cost savings may not be realized to the degree anticipated, the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the merger agreement and other matters described under "Risk Factors." In the judgment of the OEI Board of Directors, the potential benefits of the merger outweigh these considerations.

     The foregoing discussion of the information and factors that were given weight by the OEI Board of Directors is not intended to be exhaustive, but it is believed to include all material factors considered by the OEI Board of Directors. In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the OEI Board of Directors did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion, and individual directors may have given different weights to different factors.

After considering all such factors, at its meeting held on November 24, 1998, the OEI Board of Directors by the unanimous vote of the directors present at the meeting approved the merger, the merger agreement and the transactions contemplated thereby.

     THE OEI BOARD OF DIRECTORS HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT THE MEETING APPROVED THE MERGER AGREEMENT. THE OEI BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF OEI VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     In considering the recommendation of the OEI Board of Directors with respect to the merger, the merger agreement and the transactions contemplated thereby, OEI stockholders should be aware that certain officers and directors of OEI have certain interests in the proposed merger that are different from and in addition to the interests of OEI stockholders generally. The OEI Board of Directors was aware of these interests and considered them in approving the merger and merger agreement.

  Reasons for the Merger -- Seagull

     At its meeting held on November 24, 1998, the Seagull Board of Directors by unanimous vote approved the merger agreement and adopted a resolution recommending that the Seagull shareholders approve the merger agreement. The Seagull Board of Directors believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, Seagull and the Seagull shareholders and recommends that the shareholders of Seagull vote FOR approval of the merger agreement.

     In reaching its determination, the Seagull Board of Directors consulted with Seagull's management, as well as its financial and legal advisors, and considered the following material factors:

     - the combined entity would be among the ten largest independent oil and gas companies based on production and proved reserves, with a larger capital base than Seagull, which Seagull management believes will provide benefits including the potential for growth opportunities through additional strategic acquisitions and the potential for improved market valuations comparable to other large independents;

     - that the combined company will have an advantageous balance of domestic and international reserves, with approximately 68% of New Ocean's proved reserves located in North America and the remaining 32% located internationally;

     - that the combined company will have a more balanced mix of oil and gas reserves than Seagull, with a reserve mix of 57% gas and 43% oil;

     - the opportunity to realize over $45 million in cost savings through the merger, including through the consolidation of the corporate headquarters of the two companies and the elimination of duplicative staff and expenses;

     - the fact that the merger will be break-even on a cash flow basis to the Seagull shareholders in 1999 and accretive on a cash flow basis in 2000, taking into account such cost savings;

     - the continued involvement of key members of Seagull management in the management of the combined company, including James T. Hackett as President and Chief Executive Officer and William L. Transier as Executive Vice President and Chief Financial Officer, and that Seagull would designate seven of the fifteen members of the New Ocean Board of Directors;

     - that the Seagull Board had determined that a strategic combination resulting in a larger company was necessary for Seagull to compete effectively in the current conditions facing the oil and gas industry, and that, having reviewed the merits of other potential business combinations, the Seagull Board believed that a merger with OEI was the most attractive alternative available to Seagull for achieving its strategic objectives;

     - the structure of the merger, which will be a tax-free transaction for federal income tax purposes;

     - the accounting treatment of the merger as a purchase;

     - the opinions of Merrill Lynch and Warburg Dillon Read to the Seagull Board of Directors to the effect that as of date of the opinions and based upon and subject to certain matters stated therein, the exchange ratio was fair to the Seagull shareholders from a financial point of view. A copy of the opinions are included as Annex D and E hereto and should be read carefully and in their entirety.

     In reaching the determination that the merger is advisable and fair to and in the best interests of Seagull and its shareholders, the Seagull Board of Directors also considered a number of additional factors, including its discussions with Seagull's management concerning the results of Seagull's investigation of OEI, the strategic, operational and financial opportunities available to Seagull in the normal course of its business compared to those that might be available following the merger, the possibility of alternative strategic transactions with other merger partners, the historical and current market prices of Seagull common stock and OEI common stock and the proposed structure of the transaction and the other terms of the merger agreement and related agreements.

     The Seagull Board of Directors also considered certain risks and potential disadvantages associated with the merger, including the increased leverage that the combined company would have compared to Seagull on a stand-alone basis, the risk that the operations of the two companies may not be successfully integrated, the fact that OEI would designate a majority of the directors of the combined company, the risk that anticipated cost savings may not be realized to the degree anticipated, the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the merger agreement and other matters described under "Risk Factors." In the judgment of the Seagull Board of Directors, the potential benefits of the merger outweigh these considerations.

     The foregoing discussion of the information and factors that were given weight by the Seagull Board of Directors is not intended to be exhaustive, but it is believed to include all material factors considered by the Seagull Board of Directors. In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Seagull Board of Directors did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion, and individual directors may have given different weights to different factors. After considering all such factors, at its meeting held on November 24, 1998, the Seagull Board of Directors by unanimous vote approved the merger, the merger agreement and adopted a resolution recommending that its shareholders approve the merger agreement.

     THE SEAGULL BOARD OF DIRECTORS HAS BY THE UNANIMOUS VOTE APPROVED THE MERGER AGREEMENT. THE SEAGULL BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF SEAGULL VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     In considering the recommendation of the Seagull Board of Directors with respect to the merger, the merger agreement and the transactions contemplated thereby, Seagull shareholders should be aware that certain officers and directors of Seagull have certain interests in the proposed merger that are different from and in addition to the interests of Seagull shareholders generally. The Seagull Board of Directors was aware of these interests and considered them in approving the merger and merger agreement.

OPINIONS OF OEI'S FINANCIAL ADVISORS

OPINION OF LEHMAN BROTHERS

     Lehman Brothers acted as OEI's financial advisor in connection with the merger. OEI instructed Lehman Brothers, in its role as a financial advisor, to evaluate the fairness, from a financial perspective, to OEI's stockholders of the exchange ratio offered to such stockholders in the merger. On November 24, 1998, Lehman Brothers delivered its opinion to the OEI Board (both orally and in writing) to the effect that as of such date and based upon and subject to certain matters stated therein, from a financial point of view, the exchange ratio offered to OEI's stockholders in the merger was fair to such stockholders.

     THE FULL TEXT OF THE LEHMAN BROTHERS' FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION, IS INCLUDED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IS INCORPORATED HEREIN BY

REFERENCE. THE FOLLOWING SUMMARY OF LEHMAN BROTHERS' FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION.

     No limitations were imposed by OEI on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the OEI Board as to the form or amount of the consideration to be received by OEI's stockholders in the merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to OEI or Seagull but made its determination as to the fairness of the exchange ratio to be offered to OEI's stockholders in the merger on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the OEI Board and was rendered to the OEI Board in connection with its consideration of the merger. Lehman Brothers' opinion does not constitute a recommendation to any stockholder of OEI as to how such stockholders should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, OEI's underlying business decision to proceed with or effect the merger. In addition, Lehman Brothers expressed no opinion as to the prices at which shares of New Ocean common stock actually will trade following consummation of the merger and Lehman Brothers' opinion should not be viewed as providing any assurance that the market value of the shares of New Ocean common stock to be held by stockholders of OEI after the merger will be in excess of the market value of the shares of OEI common stock owned by such stockholders at any time prior to announcement or consummation of the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the merger agreement and the specific terms of the merger, including provisions therein relating to corporate governance and management of New Ocean following the merger; (2) such publicly available information concerning OEI and Seagull that Lehman Brothers believed to be relevant to its analysis, including, without limitation, each of the periodic reports and proxy statements filed by OEI and Seagull since January 1, 1998 (including the audited and unaudited financial statements included in such reports and statements); (3) financial and operating information with respect to the respective businesses, operations and prospects of OEI and Seagull furnished to Lehman Brothers by OEI and Seagull, respectively, including financial projections based on the respective business plans of OEI and Seagull and, in particular, (a) certain estimates of proved and non-proved reserves, (b) projected annual production of such reserves in certain domestic and international areas and (c) amounts and timing of the cost savings and operating synergies expected to result from a combination of the businesses of OEI and Seagull; (4) a trading history of the common stock of OEI from March 31, 1998 to the present and a comparison of that trading history with those of other companies that it deemed relevant, including Seagull; (5) a trading history of the common stock of Seagull from March 31, 1998 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, including OEI; (6) a comparison of the historical financial results and present financial condition of OEI with those of other companies that Lehman Brothers deemed relevant; (7) a comparison of the historical financial results and present financial condition of Seagull with those of other companies that Lehman Brothers deemed relevant; (8) the potential pro forma impact of the merger on OEI (including the cost savings and operating synergies expected by the managements of OEI and Seagull to result from a combination of the businesses of OEI and Seagull); (9) a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and (10) the relative contributions on a pro forma basis of OEI and Seagull to the financial condition and results of operations of New Ocean. In addition, Lehman Brothers (i) had discussions with the senior managements of OEI and Seagull concerning their respective businesses, operations, financial conditions, assets, reserves, production profiles, exploration programs and prospects and the cost savings, operating synergies and strategic benefits expected by the managements of OEI and Seagull to result from a combination of the businesses of OEI and Seagull and (ii) undertook such other studies, analyses and investigations as were deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of managements of OEI and Seagull that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections for OEI, Seagull and New Ocean (including the cost savings and operating synergies expected to result from a combination of the businesses of OEI and Seagull), upon advice of OEI and Seagull, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of OEI and Seagull, as the case may be, as to the future financial performance of OEI, Seagull and New Ocean, and that each of OEI and Seagull on a stand alone basis would perform, and New Ocean will perform, substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of OEI or Seagull and did not make or obtain from third parties any evaluations or appraisals of the assets or liabilities of OEI or Seagull. Upon advice of OEI and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of OEI. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OEI or Seagull. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

VALUATION ANALYSES

     NAV Analysis. Lehman Brothers estimated, at a range of discount rates, the present value of the future pretax cash flows that OEI could be expected to generate from OEI's proved, probable and possible reserves as of October 1, 1998 based on reserve, production and production cost estimates provided by OEI management. Lehman Brothers added to such estimated values for proved, probable and possible reserves assessments of the value of certain other assets and liabilities of OEI, including other land and acreage, seismic inventory, net operating loss carryforwards, working capital and the market value of debt under two oil and gas price scenarios. These assessments were made by Lehman Brothers based on information provided by OEI's management and on various industry benchmarks and assumptions provided by and discussed with Seagull management.

     Lehman Brothers estimated the present value of the future pretax cash flows that Seagull could be expected to generate from proved, probable and possible reserves as of October 1, 1998 based on reserve, production and production cost estimates and a range of discount rates, provided by Seagull management and discussed with OEI management. Lehman Brothers added to such estimated values for proved, probable and possible reserves assessments of the value of certain other assets and liabilities of Seagull, including Seagull's ENSTAR Alaska business unit, other land and acreage, seismic inventory, net operating loss carryforwards, working capital and the market value of debt under the pricing scenarios. These assessments were made by Lehman Brothers based on information provided by Seagull's management and on various industry benchmarks and assumptions provided by and discussed with OEI management.

     The NAV Analysis resulted in implied exchange ratio ranges of 0.79 to 0.99 and 1.01 to 1.17, depending upon the oil and gas price assumptions used.

     Going Concern Analysis. Lehman Brothers prepared pretax cash flow models for both OEI and Seagull utilizing information and projections provided by both companies. With respect to the pretax cash flow of OEI, Lehman Brothers used discount rates of 10% to 14% and terminal value EBITDE multiples of 6.0 to 7.0. The discount rates were based on Lehman Brothers' review of the financial terms of similar transactions in the sector of domestic U.S. and international exploration and production companies. The terminal value multiples were selected based on the trading multiples of similar publicly traded companies to OEI and the multiples from recent acquisitions of similar assets and companies. With respect to the pretax cash flow of Seagull, Lehman Brothers used discount rates of 10% to 14% and terminal value EBITDE multiples of 4.5 to 5.5. The discount rates were based on Lehman Brothers' review of the financial terms of similar transactions in the sector of domestic U.S. and international exploration and production companies. The terminal value multiples were selected based on the current trading multiples of similar publicly traded companies to Seagull and the multiples from recent acquisitions of similar assets and companies.

     This methodology yielded valuation ranges for OEI and Seagull that implied an exchange ratio range of 0.89 to 1.01.

     Comparable Acquisition Analysis. With respect to OEI, Lehman Brothers reviewed certain publicly available information on selected domestic U.S. and international exploration and production company transactions which were announced from July of 1996 to October of 1998 including, but not limited to, Kerr-McGee/Oryx, Atlantic Richfield/Union Texas, OEI/United Meridian, Sonat Inc./Zilkha Energy Company, Pioneer Natural Resources Company/Chauvco Resources Ltd., Burlington Resources Inc./Louisiana Land and Exploration Company, Parker
& Parsley Petroleum Company/Mesa, Inc. and Seagull/Global Natural Resources. For each transaction, Lehman Brothers calculated an enterprise transaction value multiple based on different statistics of the target company, including: (1) EBITDE during the latest twelve month period prior to announcement of the transaction, (2) proved oil and gas reserves and (3) after-tax SEC Value. The enterprise transaction value multiples were applied to OEI's data points for each of the three above-mentioned statistics and adjusted for the market value of total debt less cash and cash equivalents to calculate an implied range of equity value. In addition, Lehman Brothers calculated for each transaction an equity transaction value multiple based on the target company's discretionary cash flow during the latest twelve month period prior to announcement of the transaction. The multiples were applied to OEI's 1998 estimated discretionary cash flow to again calculate an implied range of equity value.

     With respect to Seagull, Lehman Brothers also reviewed certain publicly available information on selected domestic U.S. and international exploration and production company transactions which were announced from July of 1996 to October of 1998 including, but not limited to, those highlighted in the preceding paragraph. For each transaction, Lehman Brothers calculated an enterprise transaction value multiple based on different statistics of the target company, including: (1) EBITDE during the latest twelve month period prior to announcement of the transaction, (2) proved oil and gas reserves and
(3) after-tax SEC Value. The enterprise transaction value multiples were applied to Seagull's data points for each of the three above-mentioned statistics and adjusted for the market value of total debt less cash and cash equivalents to calculate an implied range of equity value. In addition, Lehman Brothers calculated for each transaction an equity transaction value multiple based on the target company's discretionary cash flow during the latest twelve month period prior to announcement of the transaction. The multiples were applied to Seagull's 1998 estimated discretionary cash flow to again calculate an implied range of equity value.

     The comparable acquisition analysis resulted in an implied exchange ratio range of 0.97 to 1.03. However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of OEI and Seagull and the companies involved in the comparable transactions analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the equity values of OEI and Seagull and such other companies.

     Comparable Company Trading Analysis. With respect to OEI, Lehman Brothers reviewed the public stock market trading multiples for selected large-capitalization domestic U.S. and international independent exploration and production companies, including, but not limited to, Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Enron Oil & Gas Company, Kerr-McGee (pro forma for the merger with Oryx Energy Company), Noble Affiliates, Pioneer Natural Resources Company, Pennzoil Company (pro forma for the spin-off of its motor oil and refined products marketing operations), Union Pacific Resources and Vastar. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain projected financial criteria based upon published analyst estimates (such as net income and discretionary cash flow) and the adjusted capitalization multiples of certain historical and projected financial criteria based upon published analyst estimates (such as EBITDE and proved reserves of oil and gas equivalent barrels). The adjusted capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus the cash balance.

     With respect to Seagull, Lehman Brothers reviewed the public stock market trading multiples for selected large-capitalization and mid-capitalization domestic U.S. and international independent exploration and production companies, including those companies mentioned above in connection with the OEI analysis, as well as Barrett Resources, Belco Oil & Gas, Devon Energy, EEX, Louis Dreyfus, Mitchell Energy, Newfield Exploration, Nuevo Energy, Pogo Producing, Santa Fe Energy and Vintage Petroleum. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain projected financial criteria (such as net income and discretionary cash flow) and the adjusted capitalization multiples of certain historical and projected financial criteria based upon published analyst estimates (such as EBITDE and proved reserves of oil and gas equivalent barrels). The adjusted capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus the cash balance.

     This methodology yielded an implied exchange ratio range of 1.02 to 1.07. However, because of the inherent differences between the businesses, operations and prospects of OEI and Seagull and the businesses, operations and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of OEI and Seagull and companies in the comparable company groups that would affect the public trading values of OEI and Seagull and such comparable companies.

     Historical Common Stock Trading Analysis. Lehman Brothers reviewed the daily historical closing prices of OEI common stock and Seagull common stock for the period from March 31, 1998 to November 20, 1998. Lehman Brothers analyzed the ratio of the November 20, 1998 closing share price for OEI to the corresponding closing share price of Seagull. In addition, Lehman Brothers reviewed the ratio of the closing share prices for OEI and Seagull based on 10, 20, 30, 60 and 90 trading day averages, respectively, as of November 20, 1998. Based on the 30 and 60 day average closing share prices of OEI common stock and Seagull common stock, this analysis implied an exchange ratio range of 0.97 to 1.01.

CONTRIBUTION ANALYSIS

     Lehman Brothers analyzed the relative EBITDE and discretionary cash flow contributions of OEI and Seagull to New Ocean based on projected financial data provided by OEI and Seagull and assuming no cost savings or synergies for the years 1998 to 2000. The analysis indicated that OEI will contribute approximately 60.6% to 63.4% of New Ocean's annual EBITDE and 62.6% to 63.1% of New Ocean's annual discretionary cash flow for the years 1998 to 2000. Lehman Brothers also analyzed the relative contributions of OEI and Seagull to New Ocean's estimated proved reserves of oil and gas equivalent barrels as of December 31, 1998 and to New Ocean's estimated total 1998 oil and gas production. The analysis indicated that OEI will contribute approximately 59.8% to New Ocean's estimated proved reserves of oil and gas equivalent barrels as of December 31, 1998 and 61.6% to New Ocean's estimated total 1998 oil and gas production. OEI stockholders will receive approximately 61.5% of New Ocean's equity.

PRO FORMA MERGER CONSEQUENCES ANALYSIS

     Lehman Brothers prepared a pro forma merger model which incorporates OEI's and Seagull's financial projections based on certain assumptions and merger-related adjustments for the years 1998 through 2000 as well as the companies' estimates of future cost savings and synergies resulting from the merger. Lehman Brothers then compared the earnings and discretionary cash flow of OEI on a standalone basis to the earnings and discretionary cash flow attributable to OEI's respective interests in pro forma New Ocean. The analysis indicated that the merger will be accretive to OEI's discretionary cash flow per share in 1999 and roughly neutral to OEI's discretionary cash flow per share in 2000.

     Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The OEI Board selected Lehman Brothers because of its expertise, reputation and familiarity with OEI in particular and the oil and gas industry in general and because its investment banking professionals have substantial experience in transactions comparable to the Merger.

     Pursuant to the terms of an engagement letter agreement, dated November 18, 1998, between Lehman Brothers and OEI, (a) OEI paid Lehman Brothers a fee of $500,000 upon delivery of its opinion and (b) OEI has agreed to pay an additional fee of $4,500,000 to Lehman Brothers upon the successful completion of the merger. In addition, if the merger agreement is terminated under circumstances pursuant to which a termination fee is paid to OEI, OEI has agreed to pay Lehman Brothers a fee of $3,000,000 for its services, less the amount paid to Lehman Brothers upon delivery of its opinion to OEI. OEI has also agreed to reimburse Lehman Brothers for its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities that may arise under the federal securities laws. Lehman Brothers has previously rendered certain financial advisory and investment banking services to OEI, for which it has received customary compensation, including advising OEI in connection with its merger in March 1998 with United Meridian Corporation, co-lead managing OEI's common stock offering in November 1997, co-managing OEI's high-yield debt offering in June 1997 and co-managing OEI's debt offering in July 1998. Lehman Brothers also has performed various investment banking services for Seagull in the past and has received customary fees for such services.

     In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of OEI and Seagull for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF J.P. MORGAN SECURITIES INC.

     Pursuant to an engagement letter dated November 20, 1998, OEI retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed merger.

     At the meeting of the Board of Directors of OEI on November 24, 1998, J.P. Morgan rendered its oral opinion to the Board of Directors of OEI that, as of such date, the consideration to be received by OEI's stockholders in the proposed merger was fair from a financial point of view to such stockholders. J.P. Morgan has confirmed its November 24, 1998 oral opinion by delivering its written opinion to the Board of Directors of OEI, dated November 24, 1998, to the same effect. No limitations were imposed by OEI's Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

     THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED NOVEMBER 24, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. OEI'S STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF OEI, IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF OEI AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE OEI SPECIAL MEETING. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, J.P. Morgan reviewed, among other things, the merger agreement; the audited financial statements of OEI and Seagull for the fiscal year ended December 31, 1997, and the unaudited financial statements of OEI and Seagull for the period ended September 30, 1998; current and historical market prices of OEI's common stock and Seagull's common stock; certain publicly available information concerning the business of OEI and Seagull and of certain other companies engaged in businesses comparable to those of OEI and Seagull, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to OEI and Seagull and the consideration received for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; certain internal financial analyses and forecasts prepared by OEI and Seagull and their respective managements, including (a) certain estimates of proved and non-proved oil and natural gas reserves, (b) projected annual production volumes of such reserves in certain domestic and international areas, and (c) the amount and timing of cost savings expected to result from the merger; and certain agreements with respect to outstanding indebtedness or obligations of OEI and Seagull. J.P. Morgan also held discussions with certain members of the management of OEI and Seagull with respect to certain aspects of the merger, the past and current business operations of OEI and Seagull, the financial condition and future prospects and operations of OEI and Seagull, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by OEI and Seagull or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of OEI and Seagull to which such analyses or forecasts relate. J.P. Morgan has also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of OEI, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement.

     The projections furnished to J.P. Morgan for OEI and Seagull were prepared by the respective managements of each company. Neither OEI nor Seagull publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     J.P. Morgan's opinion was based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated November 24, 1998, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which OEI's common stock or Seagull's common stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Historical Contribution Analysis. J.P. Morgan reviewed and analyzed the relative historical contribution of both OEI and Seagull to a combined pro forma entity. The following financial performance measures were reviewed: market capitalizations on November 20, 1998 and the average for the 30 day period prior to November 20, 1998; earnings before interest, tax, depreciation, depletion, amortization, exploration and other non-cash expenses ("EBITDAX"); and after-tax operating cash flow (i.e. net income plus depreciation, depletion and amortization plus (minus) other non-cash expenses (income) ("CF"). In addition to these financial performance measures, relative oil and gas reserves, production and SEC-10 values (a standardized measure of discounted future net cash flows relating to proved oil and gas reserves) as of December 31, 1997 were also analyzed. J.P. Morgan observed that the relative contribution to a combined pro forma entity in the most recent full year of OEI would have been between 56% and 61% depending on the measure used, and this and the other matters described hereunder contributed to J.P. Morgan's conclusion that 61.5% was a fair measure of OEI's contribution to New Ocean.

     Sharing of Future Benefits of the Merger. J.P. Morgan noted that because OEI's shareholders' continuing ownership position in New Ocean would be approximately 61.5%, such shareholder's share of the value created through the merger (i.e., synergies plus potential for stock price to CF ("P/CF") multiple expansion) would be approximately 1.6 times that of Seagull's shareholders.

     Forecast Contribution Analysis. J.P. Morgan reviewed and analyzed the forecast EBITDAX and after-tax operating cash flows for 1998, 1999 and 2000 for both OEI and Seagull. J.P. Morgan also reviewed and analyzed the projected production volumes for 1998 for both OEI and Seagull. J.P. Morgan observed that OEI was forecast to contribute between approximately 60% and 63% of the future EBITDAX and after-tax operating cash flow of a combined entity, and approximately 61.8% of the production volumes of a combined entity. This, in addition to the share of OEI's shareholders in the benefit of the future synergies, estimated at $45 million per annum by both companies' management, being approximately 1.6 times that of Seagull's shareholders, reinforced J.P. Morgan's belief that 61.5% was a fair measure of OEI's contribution to New Ocean.

     Public Trading Multiples. Using publicly available information, J.P. Morgan performed an analysis comparing OEI's and Seagull's current firm value to EBITDAX multiples ("FV/EBITDAX") and P/CF multiples to those of selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to New Ocean. The companies selected by J.P. Morgan were Anadarko Petroleum, Apache Corporation, Enron Oil & Gas, Noble Affiliates, Pioneer Natural Resources, Santa Fe Energy, Union Pacific Resources, and Vastar Resources (as used in "-- Opinion of J.P. Morgan Securities, Inc.," the "Comparable Companies"). This analysis implied a relative contribution from OEI to New Ocean of between 60.5% and 61.1%. Such analysis indicated that OEI was trading at a 28% discount to the median 1999 prospective P/CF multiple of the Comparable Companies. J.P. Morgan's analysis indicated that if New Ocean were to be valued at prospective P/CF multiples comparable to the median prospective P/CF multiples of Comparable Companies, there would be significant enhancement of value to shareholders of OEI. J.P. Morgan pointed out that there could be no assurance that this value would be realized.

     Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined publicly available terms of certain transactions involving companies comparable to OEI and Seagull and the consideration received for such companies. J.P. Morgan's analysis reinforced J.P. Morgan's belief that 61.5% was a fair measure of OEI's contribution to New Ocean.

     Net Asset Value Analysis. J.P. Morgan conducted a discounted cash flow analysis of the proved, probable, and possible reserves for the purpose of determining the fully diluted equity value per share for OEI's common stock. J.P. Morgan calculated the unlevered free cash flow that OEI is expected to generate during fiscal years 1999 through 2014 based upon financial and engineering projections prepared by the management of OEI through the years ended 2014 and upon management projections adjusted by J.P. Morgan to reflect more moderate growth in revenues and lower operating margins during the 16-year period. The unlevered free cash flows were then discounted to present values using a range of discount rates from 9% to 11%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of OEI. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for OEI's other assets and liabilities including working capital and estimated 1998 fiscal year-end excess cash and total debt. J.P. Morgan conducted a discounted cash flow analysis of the proved, probable and possible reserves for the purpose of determining the fully diluted equity value per share for Seagull's common stock. J.P. Morgan calculated the unlevered free cash flows that Seagull is expected to generate during fiscal years 1999 through 2014 based upon financial and engineering projections prepared by the management of Seagull through the years ended 2014 and upon management projections adjusted by J.P. Morgan to reflect more moderate growth in revenues and lower operating margins during the 16-year period. The unlevered free cash flows were then discounted to present values using a range of discount rates from 8% to 10%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Seagull. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Seagull's other assets and liabilities including Seagull's ENSTAR Alaska business unit, working capital and estimated 1998 fiscal year-end excess cash and total debt. The net asset value analysis resulted in an implied contribution to New Ocean by OEI of between 61.4% and 63.6%.

     Going Concern Analysis: J.P. Morgan conducted a discounted cash flow analysis for OEI and Seagull utilizing calculated unlevered free cash flows based upon information and financial projections prepared by the management of both companies. J.P. Morgan used terminal value FV/EBITDAX multiples of between 6.0x to 6.8x and 5.0x to 6.0x for OEI and Seagull, respectively, based upon selected trading multiples of similar publicly traded companies for each company. J.P. Morgan discounted the OEI and Seagull unlevered free cash flows and terminal values to present values using 9% to 11% and 8% to 10%, respectively.

     The going concern analysis resulted in an implied contribution to New Ocean by OEI of between 59.6% and 61.5%.

     New Ocean Pro Forma Merger Analysis. J.P. Morgan analyzed the then-current pro forma OEI cash flow per share forecasts for 1999 and 2000 based on internal financial projections prepared by OEI and Seagull and their respective managements. The analysis showed, assuming synergies of $45 million per year, on an equivalent share basis, that the merger would be accretive to cash flow in 1999 and 2000 to OEI's stockholders.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise OEI and to deliver a fairness opinion with respect to the merger on the basis of such experience and its familiarity with OEI.

     For services rendered in connection with the merger and the delivery of its opinion, OEI has agreed to pay J.P. Morgan a fee of $5,000,000, of which $4,500,000 shall payable upon closing of the merger. In addition, if the merger agreement is terminated under circumstances pursuant to which a termination fee is paid to OEI, OEI has agreed to pay J.P. Morgan a fee of $3,000,000 for its services, less the amount paid to J.P. Morgan upon delivery of its opinion to OEI. OEI has also agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities.

     J.P. Morgan and its affiliates maintain banking and other business relationships with OEI and Seagull, for which it receives customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of OEI or Seagull for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

OPINIONS OF SEAGULL'S FINANCIAL ADVISORS

OPINION OF MERRILL LYNCH

     Seagull retained Merrill Lynch to act as its financial co-advisor in connection with the merger. On November 24, 1998, Merrill Lynch rendered its oral opinion to the Seagull Board, later confirmed in writing in the Merrill Lynch Fairness Opinion letter, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair from a financial point of view to holders of Seagull common stock.

     THE FULL TEXT OF THE MERRILL LYNCH FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX D HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE MERRILL LYNCH FAIRNESS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SHAREHOLDERS OF SEAGULL ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH FAIRNESS OPINION WAS PROVIDED TO THE SEAGULL BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO HOLDERS OF SEAGULL COMMON STOCK AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY SEAGULL TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO SEAGULL'S SHAREHOLDERS AS TO HOW SUCH SHAREHOLDERS SHOULD VOTE ON THE APPROVAL OF THE MERGER OR ANY MATTER RELATED THERETO.

     Merrill Lynch has consented to the use of Annex D containing the Merrill Lynch Fairness Opinion, in this Joint Proxy Statement/Prospectus, and to the references to Merrill Lynch under the headings "Summary" and "The Merger" in this Joint Proxy Statement/Prospectus.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Fairness Opinion or the presentation made by Merrill Lynch to the Seagull Board. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch Fairness Opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, OEI or Seagull. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the requirement for the delivery of the Merrill Lynch Fairness Opinion was among several factors taken into consideration by the Seagull Board in making its determination to approve the merger agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Seagull Board or Seagull's management with respect to the fairness of the exchange ratio.

     In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to each of Seagull and OEI that Merrill Lynch deemed to be relevant; (ii) reviewed certain historical reserve reports as of December 31, 1997 prepared by Seagull's independent petroleum engineers ("Seagull's Petroleum Engineers") and certain updated reserve reports estimated as of December 31, 1998 prepared by Seagull ("Seagull Reserve Reports"); (iii) reviewed certain reserve reports as of December 31, 1997 prepared by OEI's independent petroleum engineers ("OEI's Petroleum Engineers" and together with Seagull's Petroleum Engineers, the "Petroleum Engineers") and certain updated reserve reports as of October 1, 1998 and certain other projected reserve information prepared by OEI (the "OEI Reserve Reports" and together with Seagull Reserve Reports, the "Reserve Reports"); (iv) reviewed certain information, including financial forecasts of earnings, cash flow, assets, liabilities and prospects of OEI and Seagull, furnished to Merrill Lynch by OEI and Seagull, respectively, and considered certain additional financial forecasts relating to OEI prepared by Merrill Lynch with the cooperation of management of Seagull; (v) conducted discussions with members of senior management of OEI and Seagull concerning their respective businesses and prospects before and after giving effect to the merger; (vi) reviewed the historical market prices and valuation multiples for the OEI common stock and Seagull common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vii) reviewed the results of operations of OEI and Seagull and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (viii) compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (ix) reviewed the potential pro forma impact of the merger; (x) reviewed a draft of the merger agreement dated November 24, 1998; and (xi) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch or publicly available or discussed with or reviewed by or for Merrill Lynch, and Merrill Lynch did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of any of the assets or liabilities of OEI or Seagull, and was not furnished with any such evaluation or appraisal other than the Reserve Reports. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of OEI or Seagull. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by OEI or Seagull, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of OEI or Seagull as to the expected future financial performance of OEI or Seagull, as the case may be. In addition, Merrill Lynch assumed that the Reserve Reports were reasonably prepared and reflect the best currently available estimates and judgments of OEI and Seagull and their respective Petroleum Engineers as to their respective reserves, their future hydrocarbon production volume and associated costs. Merrill

Lynch further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Further, Merrill Lynch assumed that Seagull will adopt full-cost accounting principles with respect to its oil and gas operations and that any write-downs associated therewith have been reasonably prepared and reflect the best currently available estimates and judgment of the management of Seagull.

     The Merrill Lynch Fairness Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof. Merrill Lynch was not asked to consider, and the Merrill Lynch Fairness Opinion does not in any manner address, the price at which the New Ocean common stock will actually trade following consummation of the merger. Seagull did not impose any limitations on the scope of Merrill Lynch's analyses.

     The following is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch Fairness Opinion.

FINANCIAL AND RESERVE FORECASTS

     OEI and Seagull provided Merrill Lynch with their respective forecasted financial and reserve performance based upon a uniform energy price scenario. The oil price forecasts were based on the price per Bbl for WTI crude and the gas price forecasts were based on Henry Hub gas prices per Mcf. Adjustments were made by both Seagull and OEI to the oil and gas price forecasts to reflect location and quality differentials. The unadjusted oil prices per Bbl for the years 1999 to 2002 were assumed to be $15.00, $16.00, $17.00, and $18.00, respectively, and were assumed to remain at $18.00 thereafter. The unadjusted gas prices per Mcf for the years 1999 to 2002 were assumed to be $2.25, $2.35, $2.45, and $2.50, respectively, and were assumed to remain at $2.50 thereafter. Production forecasts and associated production costs were supplied by OEI and Seagull for proved, probable and possible reserves. Operating expenses and maintenance capital expenditures necessary to lift and produce the proved, probable and possible reserves estimated in the Reserve Reports were assumed to increase at a rate of 3% per annum through 2002. Certain adjustments were made to the assumptions underlying the OEI and Seagull financial forecasts to make such assumptions more comparable. U.S. Federal and State composite tax rates of 38.0% were assumed.

CONTRIBUTION ANALYSIS

     Using the aforementioned forecasts for both OEI ("OEI projections") and Seagull ("Seagull projections") for the years 1998 through 2000, Merrill Lynch compared the relative projected levels of discretionary cash flow for each company during this period as well as the relative level of estimated proved reserves as of December 31, 1998 and estimated production levels for the year ending December 31, 1999. Relative levels of discretionary cash flow, estimated proved reserves and estimated production were then used to develop implied equity market value contributions. Merrill Lynch estimated that Seagull's implied equity market value contribution to the combined company would be 39.0%, 41.1% and 38.8% based on projected discretionary cash flow in 1998, 1999 and 2000, respectively, 34.6% based on projected production in 1999 and 40.8% based on estimated proved reserves at December 31, 1998.

SEAGULL COMPARABLE COMPANY TRADING ANALYSIS

     Merrill Lynch reviewed and compared certain financial information, ratios and public market multiples to corresponding financial information, ratios and public market multiples for 11 publicly traded corporations in the oil and gas exploration, development and production industry: Barrett Resources, Cross Timbers, Devon Energy, EEX Corporation, Forcenergy, Newfield Exploration, Nuevo Energy, Pogo Producing, Santa Fe Energy, Triton Energy, and Vintage Petroleum, Inc. (collectively, the "Seagull Selected Companies"). The Seagull Selected Companies were chosen because they are publicly traded companies with financial and operating characteristics which Merrill Lynch deemed to be similar to those of Seagull. Merrill Lynch calculated various financial ratios for the Seagull Selected Companies and compared them to those calculated for Seagull. The ratios for the Seagull Selected Companies were based on publicly available information, including estimates provided by Merrill Lynch research and the Institutional Brokers Estimate System ("IBES"). Merrill Lynch calculated the following financial ratios: (i) equity market value multiples of
(a) 1998 estimated discretionary cash flow ("DCF") and (b) 1999 estimated DCF and (ii) enterprise value (defined as market value of common and preferred equity plus book value of debt less cash) multiples of (a) 1998 estimated earnings before interest, taxes, depreciation, amortization and exploration expense ("EBITDE"), (b) 1999 estimated EBITDE, (c) proved reserves as of December 31, 1997 and (d) the value of future net cash flows from proved reserves before taxes discounted at 10% as filed with the Securities Exchange Commission ("Pre-Tax SEC-10") at December 31, 1997.

     For the Seagull Selected Companies, the highest, lowest and mean equity market value multiples of 1998 estimated DCF were 8.2x, 1.0x and 5.9x and of 1999 estimated DCF were 7.8x, 0.7x and 4.8x. The highest, lowest and mean enterprise value multiples of 1998 estimated EBITDE were 15.3x, 4.6x and 7.9x and of 1999 estimated EBITDE were 8.1x, 3.6x and 5.8x. The high, low and mean enterprise value per Mcfe of proved reserves were $2.32, $0.38 and $1.13 and the high, low and mean enterprise value multiples of Pre-Tax SEC-10 were 1.90x, 0.68x and 1.30x. Such analysis indicated that, with respect to Seagull, the relevant equity enterprise value multiples for 1998 estimated DCF range from 5.0x to 6.5x and from 4.0x to 5.5x for 1999 estimated DCF. Further, such analysis indicated that, with respect to Seagull, the relevant enterprise value multiples of 1998 estimated EBITDE range from 6.0x to 7.5x, enterprise value multiples of 1999 estimated EBITDE range from 5.0x to 6.5x, and enterprise value per Mcfe of proved reserves range from $1.00 to $1.10. In addition, such analysis indicated that, with respect to Seagull, the relevant enterprise value multiples for 1997 Pre-Tax SEC-10 range from 1.10x to 1.25x. Using the foregoing multiple ranges, Merrill Lynch determined a range of implied composite enterprise values, which were adjusted for existing debt and working capital to arrive at a range of implied equity market values. The implied range of equity market values was used to derive the range of implied exchange ratios set forth below under "-- Valuation Comparison."

     None of the Seagull Selected Companies are identical to Seagull. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Seagull Selected Companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

SEAGULL NET ASSET VALUE/DISCOUNTED CASH FLOW ANALYSIS

     Using a discounted cash flow analysis, Merrill Lynch calculated the present value of the after-tax future cash flows that Seagull could be expected to generate after January 1, 1999 based on the Seagull projections. The after-tax cash flows were discounted at rates ranging from 8% to 10% for proved reserves in the United States, from 9% to 11% for proved reserves in Egypt and Cote d'Ivoire, from 20% to 30% for proved reserves in Russia and from 10% to 15% for proved reserves in Indonesia. The after-tax cash flows were discounted at rates ranging from 10% to 13% for unproved reserves in the United States and from 10.5% to 13.5% for unproved reserves in Egypt and Cote d'Ivoire. U.S. and international probable and international possible reserves were assigned risk factors which were then applied to unrisked after tax cash flows. The risk factors for probable reserves were 70% in the United States and 15% in Egypt and Cote d'Ivoire. Possible reserves were assigned a risk factor of 10% in Egypt and Cote d'Ivoire. Possible ("Exploratory") reserves in the U.S. were statistically risked by Seagull using probability of success ("P(s)") risk factors ranging from 25% to 35%.

     Merrill Lynch estimated Seagull's enterprise value by adding (i) the risk-adjusted discounted after-tax cash flows generated by Seagull's proved, probable and possible reserves as estimated by Seagull management plus (ii) Seagull's Alaskan gas utility operations ("ENSTAR") asset, which was valued by summing the present value of a 5-year forecast of projected free cash flows discounted at 8% to 10% and a terminal value based on a multiple of projected earnings before interest, taxes, depreciation and amortization ("EBITDA") of 6.5x to 7.5x also discounted at 8% to 10%. From this analysis, Merrill Lynch determined a range of implied enterprise values for Seagull, which were adjusted for existing debt and working capital to arrive at a range of implied equity market values. The implied range of equity market values was used to derive the range of implied exchange ratios set forth under "-- Valuation Comparison."

OEI COMPARABLE COMPANY TRADING ANALYSIS

     Merrill Lynch reviewed and compared certain financial information, ratios and public market multiples to corresponding financial information, ratios and public market multiples for nine publicly traded corporations in the oil and gas exploration, development and production industry: Anadarko Petroleum, Apache Corporation, Burlington Resources, Enron Oil & Gas, Noble Affiliates, Pioneer Natural Resources, Union Pacific Resources, Unocal Corporation, and Vastar Resources (collectively, the "OEI Selected Companies"). The OEI Selected Companies were chosen because they are publicly traded companies with financial and operating characteristics which Merrill Lynch deemed to be similar to those of OEI. Merrill Lynch calculated various financial ratios for the OEI Selected Companies and compared them to those calculated for OEI. The ratios for the OEI Selected Companies were based on publicly available information, including estimates provided by Merrill Lynch research and IBES. Merrill Lynch calculated the following financial ratios: (i) equity market value multiples of (a) 1998 estimated DCF and (b) 1999 estimated DCF and (ii) enterprise value multiples of
(a) 1998 estimated EBITDE, (b) 1999 estimated EBITDE, (c) proved reserves as of December 31, 1997 and (d) Pre-Tax SEC-10 at December 31, 1997.

     For the OEI Selected Companies, the highest, lowest and mean equity market value multiples of 1998 estimated DCF were 19.7x, 3.6x and 7.2x and of 1999 estimated DCF were 16.6x, 3.8x and 6.3x. The highest, lowest and mean enterprise value multiples of 1998 estimated EBITDE were 18.7x, 5.1x and 8.2x and of 1999 estimated EBITDE were 14.5x, 4.8x and 7.4x. The high, low and mean enterprise value per Mcfe of proved reserves were $1.62, $0.77 and $1.08 and the high, low and mean enterprise value multiples of Pre-Tax SEC-10 were 2.09x, 0.97x and 1.39x. Such analysis indicated that, with respect to OEI, the relevant equity market value multiples for 1998 estimated DCF range from 4.0x to 6.0x, and from 4.0x to 5.5x for 1999 estimated DCF. Further, such analysis indicated that, with respect to OEI, the relevant enterprise value multiples for 1998 estimated EBITDE range from 6.5x to 7.5x, 1999 estimated EBITDE range from 5.5x to 7.0x and enterprise value per Mcfe of proved reserves range from $1.10 to $1.40. In addition, such analysis indicated that, with respect to OEI, the relevant enterprise value multiples for 1997 Pre-Tax SEC-10 range from 1.20x to 1.60x. Using the foregoing multiple ranges, Merrill Lynch determined a range of implied composite enterprise values, which were adjusted for existing debt and working capital to arrive at a range of implied equity market values. The implied range of equity market values was used to derive the range of implied exchange ratios set forth below under "-- Valuation Comparison."

     None of the OEI Selected Companies is identical to OEI. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the OEI Selected Companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

OEI NET ASSET VALUE/DISCOUNTED CASH FLOW ANALYSIS

     Using a discounted cash flow analysis, Merrill Lynch calculated the present value of the after-tax future cash flows that OEI could be expected to generate after January 1, 1999 based on OEI projections. The after-tax cash flows were discounted at rates ranging from 8% to 10% for proved reserves in the United States and 9% to 11% for proved reserves in Canada and other international regions. The after-tax cash flows from unproved reserves were discounted at rates ranging from 10% to 13% for Gulf of Mexico and Rocky Mountain unproved reserves and from 10.5% to 13.5% for unproved reserves in Canada and other international regions. Unproved reserves were adjusted for probability, or risked, using weighted average P(s) factors of 16%, 20%, 23%, and 28% for reserves in the Gulf of Mexico, Rocky Mountains, Canada and other international regions, respectively.

     Merrill Lynch estimated OEI's enterprise value by adding the risk-adjusted discounted after-tax cash flows generated by OEI's proved and unproved reserves as estimated by OEI management. From this analysis Merrill Lynch determined a range of implied enterprise values for OEI, which were adjusted for existing debt and working capital to arrive at a range of implied equity market values. The implied range of equity market values was used to derive the range of implied exchange ratios set forth under "-- Valuation Comparison."

COMMON STOCK TRADING ANALYSIS

     Using closing stock prices for Seagull and OEI at November 20, 1998, as well as average closing stock prices for both companies for the periods 10, 20, 30, 60, 90, 120 and 180 days prior to November 20, 1998, Merrill Lynch derived equity market valuations for Seagull and OEI based on each of these average stock prices. The relative levels of such equity market valuations were then used to derive implied exchange ratios, which ranged from 0.753 to 1.171.

VALUATION COMPARISON

     Using the equity market values derived through the Seagull Comparable Company Trading Analysis and the Seagull Net Asset Value/Discounted Cash Flow Analysis, the OEI Comparable Company Trading Analysis and the OEI Net Asset Value/Discounted Cash Flow Analysis, and the Contribution Analysis and the Common Stock Trading Analysis, Merrill Lynch derived ranges of implied exchange ratios of 0.891 to 1.116 shares of Seagull common stock for each share of OEI common stock on a Contribution Analysis basis, 0.829 to 1.014 on a Comparable Company Trading Analysis basis, and 0.783 to 1.121 on a Net Asset Value/Discounted Cash Flow Analysis basis.

MERGER CONSEQUENCES

     For both Seagull's projections and OEI's projections, Merrill Lynch analyzed the respective contributions of each of Seagull and OEI to the estimated DCF of the combined company giving effect to the merger on a pro forma basis for the years 1999, 2000, and 2001 and analyzed the increase or decrease in discretionary cash flow per current Seagull share resulting from the merger. The foregoing analysis indicated that the merger would decrease estimated DCF per current Seagull share by 1.7% in 1999 and increase DCF per current Seagull share by 4.1% and 11.9% in 2000 and 2001, respectively.

MERRILL LYNCH FINANCIAL ADVISOR FEE

     Pursuant to an engagement letter dated December 5, 1997, Seagull retained Merrill Lynch to act as its financial advisor with regard to strategic alternatives in the event of an unsolicited acquisition proposal. On November 23, 1998, Seagull amended the December 5, 1997 letter to engage Merrill Lynch to act as its financial advisor in connection with the merger. Pursuant to the engagement letter amendment, Seagull has agreed to pay Merrill Lynch a fee of $5,000,000 for services rendered in connection with the merger. Of this amount, a $150,000 retainer was paid pursuant to the engagement letter dated December 5, 1997 and the balance, or $4,850,000, is contingent upon the consummation of the merger. In addition, if the merger agreement is terminated under circumstances pursuant to which a termination fee is paid to Seagull, Seagull has agreed to pay Merrill Lynch a fee of $3,000,000 for its services, less the amount of the retainer. Seagull also has agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it entering into and performing services by it in connection with its engagement (including reasonable counsel fees) and to indemnify Merrill Lynch and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services performed in connection with its engagement.

     Seagull retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory and/or financing services to Seagull and OEI, and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Seagull and OEI (and anticipate trading after the merger in the securities of New Ocean) for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF WARBURG DILLON READ

     On December 5, 1997, Seagull retained Warburg Dillon Read to act as its financial advisor with regard to strategic alternatives in the event of an unsolicited acquisition proposal. On November 23, 1998, Seagull amended the December 5, 1997 letter to engage Warburg Dillon Read to act as its financial advisor in connection with the merger. In the past, Warburg Dillon Read had provided general financial advisory and financing services for Seagull from time to time.

     On November 24, 1998, Warburg Dillon Read rendered its oral opinion, which was confirmed by its written opinion dated November 24, 1998, to the Seagull Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the exchange ratio is fair to Seagull shareholders from a financial point of view.

     THE FULL TEXT OF WARBURG DILLON READ'S OPINION DATED NOVEMBER 24, 1998, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX E. WARBURG DILLON READ'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO SEAGULL SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SEAGULL SHAREHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER AGREEMENT. SEAGULL SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE AND MATTERS CONSIDERED BY WARBURG DILLON READ. THE SUMMARY OF THE OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Warburg Dillon Read has consented to the use of Annex E, containing its opinion dated November 24, 1998, in this Joint Proxy Statement/Prospectus and to the references to Warburg Dillon Read under the headings "Summary" and "The Merger" in this Joint Proxy Statement/Prospectus.

     In arriving at its opinion, Warburg Dillon Read, among other things (i) reviewed the merger agreement, (ii) reviewed certain publicly available business and historical financial information relating to Seagull and OEI, (iii) reviewed and performed analyses based on certain financial information and other data provided to it by Seagull that is not publicly available relating to the business and prospects of Seagull that was prepared by the management of Seagull, including financial projections based on Seagull's business plan and, in particular, (A) certain estimates of the proved, probable and possible reserves, (B) projected annual production of such reserves and (C) exploration successes and related production in certain domestic and international areas,
(iv) reviewed certain financial information and other data provided to it by OEI that is not publicly available relating to the business and prospects of OEI that was prepared by the management of OEI, including financial projections based on OEI's business plan (certain of which were prepared by the management of OEI and certain of which were prepared by Warburg Dillon Read in cooperation with the management of Seagull) and, in particular, (A) certain estimates of the proved, probable and possible reserves, (B) projected annual production of such reserves and (C) exploration successes and related production in certain domestic and international areas, (v) considered estimates, prepared by the respective managements of Seagull and OEI and not publicly available, of the amounts and timing of the synergies expected to result from the merger, (vi) considered the pro forma financial effects of the merger on Seagull and OEI,
(vii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business it believes to be generally comparable to those of Seagull and OEI, (viii) compared the financial terms of the merger with the financial terms of certain other selected transactions that it deemed to be relevant, (ix) reviewed the historical market prices and trading volumes of the Seagull common stock and OEI common stock, (x) conducted discussions with selected members of the senior managements and technical staffs of Seagull and OEI, (xi) considered the relative reserve replacement and finding cost statistics for Seagull and OEI, and (xii) conducted such other financial studies, analyses and investigations, and considered such other information, as it deemed necessary or appropriate. With respect to (iii)(A) and (B) and (iv)(A) and (B) above, the estimates of future reserves and related production were based on Seagull's and OEI's independent petroleum engineers' reports dated December 31, 1997 which were updated by Seagull and OEI, respectively, to adjust such reports for historical production and estimated future production which was or will be the result of Seagull's and OEI's historical and estimated future development, exploitation and exploration activities (collectively, the "Reserve Reports").

     In connection with its review, Warburg Dillon Read has not independently verified any of the foregoing information and has relied on its being complete and accurate in all material respects. In addition, Warburg Dillon Read has not made any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Seagull or OEI, nor has Warburg Dillon Read been furnished with any such evaluation or appraisal other than the Reserve Reports.

     With respect to the financial projections and amounts and timing of synergies expected to result from the merger referred to above, Warburg Dillon Read has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Seagull's and OEI's management as to the future financial performance of each company. Warburg Dillon Read has further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Further, Warburg Dillon Read has assumed that Seagull will adopt full-cost accounting principles with respect to its oil and gas operations and that any write-downs associated therewith have been reasonably prepared and reflect the best currently available estimates and judgment of the management of Seagull. Warburg Dillon Read's opinion is based on economic, monetary and market conditions existing on the date of its opinion.

     Warburg Dillon Read was not authorized by Seagull or the Seagull Board to solicit, nor did it solicit, third party indications of interest for the acquisition of all or any part of Seagull. In addition, Warburg Dillon Read was not asked to consider, and its opinion does not in any manner address, the price at which shares of New Ocean common stock will actually trade following the consummation of the merger. Seagull did not impose any other limitations on the scope of Warburg Dillon Read's analyses.

     In arriving at its opinion and as to the significance and relevance of each analysis and factor, Warburg Dillon Read did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgements based on its experience in rendering such opinions and on the existing economic, monetary and market conditions as of the date of its opinion. Accordingly, Warburg Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Warburg Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Seagull's or OEI's control. Any estimates contained in Warburg Dillon Read's analyses are not necessarily indicative of actual values or predictive of the future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business or securities do not purport to be appraisals or to reflect the actual prices at which businesses or securities might be sold.

     The following paragraphs summarize the material quantitative analyses performed by Warburg Dillon Read in arriving at the opinion dated November 24, 1998 presented to the Seagull Board:

HISTORICAL STOCK TRADING AND IMPLIED EXCHANGE RATIO ANALYSES

     Warburg Dillon Read reviewed the daily historical closing prices of OEI and Seagull common stock during the period from January 1, 1998 to November 20, 1998. During this period, the low closing share price for OEI of $8.875 occurred on both August 31, 1998 and November 19, 1998, and the high closing share price for OEI was $25.563 on April 1, 1998. During this period, the low closing share price for Seagull was $8.813 on September 2, 1998, and the high closing share price for Seagull was $20.625 on January 1, 1998. Warburg Dillon Read also reviewed the ratio of the closing share price of OEI to the closing share price of Seagull during the period from January 1, 1998 to November 20, 1998. Warburg Dillon Read focused on the relationship between Seagull's and OEI's closing share prices over various time periods subsequent to the closing date for the merger between OEI and the United Meridian Corporation on March 27, 1998. Based on average implied exchange ratios pertaining to various segments of time from March 27, 1998 to November 20, 1998, the high average implied exchange ratio was 1.149, and the low average implied exchange ratio was 0.781 compared to the merger exchange ratio of 1.000.

     Relative Net Asset Valuation Analysis. Under this method, Warburg Dillon Read calculated the present value of the future cash flows that (i) Seagull expects to generate from its total proved, probable, possible and exploratory reserves in each of its domestic operating regions and in its primary international regions such as Egypt, Cote d'Ivoire, Russia and Indonesia, and that (ii) OEI expects to generate from its total proved, probable and possible and exploratory reserves in each of its domestic operating regions and in its primary international regions such as Canada, Cote d'Ivoire and Equatorial Guinea. The present value calculations for Seagull and OEI were performed as of January 1, 1999 and incorporated the price forecast, set forth herein. The present value of the future cash flows for Seagull and OEI were analyzed over a range of pre-tax discount rates from 10% to 35%, depending upon the specific reserve classification and geographic region. The specific reserve classifications are as follows: proved developed producing, proved developed non-producing, proved undeveloped, probable, possible and exploratory.

     Since tax bases were not available by specific reserve classification nor geographic region, an estimate of the tax impact was factored into the pre-tax discount rates used. Warburg Dillon Read also performed a Relative Net Asset Valuation on a company consolidated basis using after-tax discount rates from 10% to 12%. After comparing these results to the results obtained using higher pre-tax discount rates, Warburg Dillon Read determined that it had made appropriate adjustments to the pre-tax discount rates.

     The Relative Net Asset Valuation Analysis also included certain assessments of the valuations of certain miscellaneous assets, the most significant being Seagull's Alaskan gas transmission and distribution business, ENSTAR. The summation of the present value of each company's proved, probable, possible and exploratory reserves and each company's miscellaneous assets (including net working capital, cash and cash equivalents and ENSTAR), less each company's (i) total debt and preferred stock and (ii) estimates of certain other long-term liabilities, each as of January 1, 1999, represented each respective company's aggregate net asset value. The net asset value per share for each company was then determined on a diluted basis as of January 1, 1999.

     The natural gas price forecast was based on NYMEX (Henry Hub, Louisiana delivery) price forecasts from which adjustments were made by each respective company to reflect the value differential related to (i) the transportation charges associated with location of the gas reserves relative to the Henry Hub, Louisiana delivery point, (ii) the volumetric heating value relative to the Btu quote per the NYMEX price quotation and (iii) such other adjustments required to reflect the price received at the wellhead for any given property, well or field. The NYMEX price quotation is stated in heating value equivalents of 1,000 British Thermal Units per one cubic foot of gas delivered to the Henry Hub. The NYMEX natural gas price is quoted in $/MMBtu.

     The oil price forecast was also based on NYMEX (Cushing, Oklahoma delivery) price forecasts from which adjustments were also made by each respective company to reflect the value differential related to (i) the transportation charges associated with location of the oil reserves relative to the Cushing, Oklahoma delivery point and (ii) such other adjustments required to reflect the price received at the wellhead for any given property, well or field.

     The NYMEX based oil and natural gas price forecast is shown in the table below. This forecast was mutually determined by the managements of both Seagull and OEI. In addition, the lease operating expenses and capital expenditures were escalated on an annual basis at 3% annually until the price assumed for oil and natural gas reached the assumed cap of $18.00 and $2.50, respectively. Subsequent to reaching the cap, the lease operating expenses and capital expenditures were held constant.

                         YEAR                              OIL ($/BBL)    GAS ($/MMBTU)
                         ----                              -----------    -------------
1999...................................................      $15.00           $2.25
2000...................................................       16.00            2.35
2001...................................................       17.00            2.45
2002...................................................       18.00            2.50
Thereafter.............................................       18.00            2.50

     The implied exchange ratio based on the results of the Relative Net Asset Valuation Analysis, after incorporating the assumptions referred to above, ranged from 0.902 to 1.061.

     In connection with and for use in its analyses, each of Seagull and OEI furnished Warburg Dillon Read with a business plan for the remainder of 1998 through 2001. Seagull prepared a revised business plan using assumptions that were more comparable to those used by OEI, and Warburg Dillon Read, with the assistance of Seagull's management, analyzed the OEI business plan using revised assumptions that were more comparable to those used by Seagull. In preparing the Relative Comparable Company Trading Analysis, the Contribution Analysis and the Pro Forma Merger Consequences Analysis discussed below, Warburg Dillon Read made the following three comparisons: (i) OEI's business plan to Seagull's business plan (ii) OEI's business plan (revised assumptions) to Seagull's business plan and (iii) OEI's business plan to Seagull's revised business plan. These various comparisons are referred to as Scenario 1, Scenario 2 and Scenario 3, respectively.

RELATIVE COMPARABLE COMPANY TRADING ANALYSIS

     Warburg Dillon Read calculated implied equity values per share for OEI and Seagull and the resultant implied exchange ratios based on an analysis of the following publicly traded companies: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Devon Energy Corporation, Enron Oil & Gas Company, Kerr McGee Corporation, Newfield Exploration Company, Noble Affiliates, Inc., Pioneer Natural Resources Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Union Pacific Resources Group Inc., and Vastar Resources, Inc., (as used in "-- Opinion of Warburg Dillon Read" collectively, the "Comparable Companies"). None of the Comparable Companies is identical to Seagull or OEI. Accordingly, a comparison of the Comparable Companies to Seagull and OEI is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading values of the Comparable Companies.

     Warburg Dillon Read calculated the net market capitalization of the Comparable Companies as a multiple of each such company's earnings before interest, taxes, depreciation, depletion, amortization, and exploration expense ("EBITDAX") for (i) the latest twelve months ("LTM") ended September 30, 1998 or the date of such company's available 10-K or 10-Q, (ii) estimated 1998 EBITDAX and (iii) estimated 1999 EBITDAX. For this purpose, Warburg Dillon Read defined "Net Market Capitalization" as market value of the relevant company's common equity plus total debt, plus liquidation value of preferred stock and book value of minority interest, less cash and cash equivalents. The average multiples yielded by such calculations for the Comparable Companies were 7.0x for LTM EBITDAX, 8.2x for estimated 1998 EBITDAX, and 6.1x for estimated 1999 EBITDAX. Warburg Dillon Read then calculated the implied Net Market Capitalization and the implied equity value per share for OEI based on the following multiple ranges: 6.0x to 7.0x for LTM EBITDAX, 6.5x to 7.5x for estimated 1998 EBITDAX and 5.5x to 6.5x for estimated 1999 EBITDAX, and calculated the implied Net Market Capitalization and the implied equity value per share for Seagull based on the following multiple ranges: 5.5x to 6.5x for LTM EBITDAX, 6.0x to 7.0x for estimated 1998 EBITDAX, and 5.0x to 6.0x for estimated 1999 EBITDAX. These implied equity values per share for OEI and Seagull resulted in the following implied exchange ratio ranges: 0.875 to 1.098 for Scenario 1, 0.875 to
1.098 for Scenario 2, and 0.875 to 1.126 for Scenario 3.

     Warburg Dillon Read also calculated the adjusted Net Market Capitalization and implied equity value per share of OEI and Seagull based on the Comparable Companies as a multiple of each such company's 1997 fiscal year-end pre-tax SEC 10 value and proved reserves as of each company's respective fiscal year-end on an Mcf equivalent ("Mcfe") (6:1) basis. The average multiples yielded by such calculations for the Comparable Companies were 1.33x 1997 fiscal year-end pre-tax SEC 10 value and $1.22 per Mcfe. Warburg Dillon Read then calculated the implied Net Market Capitalization and the implied equity value per share for OEI based on a multiple range of 1.35x to 1.60x 1997 fiscal year-end pre-tax SEC 10 value and $1.25 to $1.40 per Mcfe of 1997 fiscal year-end proved reserves, and calculated the implied Net Market Capitalization and the implied equity value per share for Seagull based on a multiple range of 1.00x to 1.25x 1997 fiscal year-end pre-tax SEC 10 value and $0.95 to $1.10 per Mcfe of 1997 fiscal year-end proved reserves. These implied equity values per share for OEI and Seagull resulted in the following implied exchange ratio ranges: 0.460 to 0.522 based on 1997 year-end pre-tax SEC 10 values and 0.550 to 0.582 based on 1997 fiscal year-end proved reserves.

     Warburg Dillon Read also calculated the implied equity value per share of OEI and Seagull based on the Comparable Companies as a multiple of each such company's cash flow from operations ("CFFO"). Warburg Dillon Read defined "CFFO" as net income plus depreciation, depletion, amortization, deferred taxes, exploration expenses and other adjustment items which we deemed appropriate, but before effects of changes in working capital. The average multiples yielded by such calculations for the Comparable Companies were 5.3x LTM CFFO, 6.0x estimated 1998 CFFO and 4.9x estimated 1999 CFFO. Warburg Dillon Read then calculated the implied equity values per share for OEI and Seagull based on the following multiple ranges: 4.0x to 5.5x for LTM CFFO, 4.5x to 6.0x for estimated 1998 CFFO and 4.0x to 5.5x for estimated 1999 CFFO. These implied equity values per share for OEI and Seagull resulted in the following implied exchange ratio ranges: 0.882 to 1.091 for Scenario 1, 0.872 to 1.091 for Scenario 2, and 0.935 to 1.091 for Scenario 3.

CONTRIBUTION ANALYSIS

     Warburg Dillon Read analyzed the relative contribution of LTM CFFO from each of OEI and Seagull, which resulted in an implied exchange ratio of 1.09, and estimated 1998 through estimated 2001 CFFO, under Scenario 1, Scenario 2, and Scenario 3. The Scenario 1 comparison resulted in an implied exchange ratio range of 0.76 to 0.96, the Scenario 2 comparison resulted in an implied exchange ratio range of 0.87 to 1.10 and the Scenario 3 comparison resulted in an implied exchange ratio range of 0.90 to 0.96. In addition, Warburg Dillon Read analyzed the Contribution Analysis based on each company's estimate of its total reserves at year-end 1998 and 1998 total production. These statistics resulted in implied exchange ratios of 0.89 and 0.99, respectively.

TRANSACTION MULTIPLES FOR SELECTED ACQUISITIONS

     Warburg Dillon Read reviewed publicly available information about the following transactions that involved transactions of selected oil and gas exploration and production companies and were announced between January 1995 and November 1998: YPF SA/Maxus Energy Corporation, Enserch Exploration, Inc. /Dalen Corporation, Barrett Resources Corporation/Plains Petroleum Company, Joint Energy Development (JEDI)/Coda Energy, Inc., Apache Corporation/Phoenix Resource Companies, Inc., Samedan Oil (Noble Affiliates, Inc.)/Energy Development Corporation, Seagull Energy Corporation/ Global Natural Resources, Inc., Lomak Petroleum, Inc./Cometra Energy, L.P., Mesa, Inc./Greenhill Petroleum Corporation, Texas Pacific Group/ Belden & Blake Corporation, Mesa, Inc./Parker & Parsley Petroleum Company, Eastern Group, Inc. (Statoil)/Blazer Energy Corporation (Ashland, Inc.), Union Pacific Resources Group Inc./Pennzoil Company, Louis Dreyfus Natural Gas Corporation/American Exploration Company, Meridian Resource Corporation/Cairn Energy USA, Inc., Burlington Resources

Inc./Louisiana Land & Exploration Company, Texaco Inc./Monterey Resources, Inc., Belco Oil & Gas Corporation/Coda Energy, Inc. (JEDI), Chesapeake Energy Corporation/Hugoton Energy Corporation, Sonat, Inc./Zilkha Energy Company, Ocean Energy, Inc./United Meridian Corporation, Atlantic Richfield Company
(ARCO)/Union Texas Petroleum Holdings, Inc., Lomak Petroleum, Inc./Domain Energy Corporation, and Kerr McGee Corporation/Oryx Energy Company. None of the aforementioned transactions is identical to the proposed merger. Accordingly, a comparison of such transactions to the merger is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the subject companies and the terms of the respective transactions.

     Warburg Dillon Read calculated the equity transaction value as a multiple of LTM CFFO and arrived at an average multiple of 7.8x compared to the implied multiple for OEI of 3.9x based on the terms of the merger and the closing share price of Seagull as of November 20, 1998. Warburg Dillon Read also calculated the total transaction value as a multiple of LTM EBITDAX, total proved reserves on an Mcfe basis and pre-tax SEC 10 value for each of the transactions above. The average multiples were 8.2x LTM EBITDAX, $1.28 Mcfe, and 1.15x pre-tax SEC 10 value compared to implied transaction multiples of 6.9x LTM EBITDAX, $1.58 per Mcfe, and 1.91x pre-tax SEC 10 value, for OEI based on the terms of the merger and on the closing share price of Seagull as of November 20, 1998. For purposes of this analysis, Warburg Dillon Read has defined "transaction value" as equity transaction value plus total debt, plus liquidation value of preferred stock and book value of minority interest, less cash and cash equivalents.

PRO FORMA MERGER CONSEQUENCES ANALYSIS

     Warburg Dillon Read analyzed certain pro forma effects that could result from the merger. In connection with such analyses, Warburg Dillon Read reviewed the projections provided by the management of Seagull with respect to the future financial performance of Seagull under Scenario 1, Scenario 2 and Scenario 3 for the years 1998 through 2001. Similarly Warburg Dillon Read reviewed the projections provided by the management of OEI with respect to the future financial performance of OEI under Scenario 1, Scenario 2 and Scenario 3 for the years 1998 through 2001. Based upon these projections and certain cost savings and synergies that Seagull's management expects to result from the merger and assuming purchase accounting treatment, Warburg Dillon Read examined the impact of the merger on diluted earnings per share ("EPS") and diluted CFFO per share to Seagull's shareholders. Due to negative or minimal projected diluted EPS in certain years for Seagull and OEI, Warburg Dillon Read focused on the diluted CFFO per share analysis. Under Scenario 1 this analysis indicated that the merger would be accretive to Seagull's CFFO per share by 3.5% in 1998, and dilutive by 2.5% in 1999, 3.7% in 2000, and 10.0% in 2001. Under Scenario 2 this analysis indicated that the merger would be accretive to Seagull's CFFO per share by 3.5% in 1998, dilutive by 3.1% in 1999, and accretive by 3.9% in 2000 and 11.6% in 2001. Under Scenario 3 this analysis indicated that the Merger would be accretive to Seagull's CFFO per share by 1.3% in 1998, 1.1% in 1999 and 3.7% in 2000, and dilutive by 0.8% in 2001.

     Warburg Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Seagull Board selected Warburg Dillon Read on the basis of its experience and independence. In the past, Warburg Dillon Read has provided investment banking services to Seagull and has received customary compensation for the rendering of such services. In the ordinary course of business, Warburg Dillon Read may trade the equity securities of Seagull and OEI for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter amendment, dated as of November 23, 1998, between Seagull and Warburg Dillon Read, Seagull has agreed to pay Warburg Dillon Read a fee of $5,000,000 for services rendered in connection with the merger. Of this amount, a $150,000 retainer was paid pursuant to the engagement letter dated December 5, 1997 and the balance, or $4,850,000, is contingent upon the consummation of the merger. In addition, if the merger agreement is terminated under circumstances pursuant to which a termination fee is paid to Seagull, Seagull has agreed to pay Warburg Dillon Read a fee of $3,000,000 for its services, less the amount of the retainer. Seagull also has agreed to reimburse Warburg Dillon Read for the expenses reasonably incurred by it entering into and performing services by it in connection with its engagement (including reasonable counsel fees) and to indemnify Warburg Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services performed in connection with its engagement.

ACCOUNTING TREATMENT

     New Ocean intends to account for the merger as a purchase under generally accepted accounting principles. Even though Seagull will be the surviving corporation in the merger, because OEI stockholders will own a majority of the outstanding common stock of New Ocean, the accounting treatment of the merger will reflect OEI acquiring Seagull in a purchase business combination. Under this method of accounting, New Ocean's historical results for periods prior to the merger will be the same as OEI's historical results. On the date of the merger, New Ocean will record the assets acquired and liabilities assumed from OEI based upon their historical costs and the assets and liabilities of Seagull will be recorded at their estimated fair market values.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The consummation of the merger is conditioned upon, among other things, OEI receiving an opinion of its tax counsel, Akin, Gump, Strauss, Hauer & Feld L.L.P., that the merger will constitute a reorganization under Section 368(a) of the Code, and that no gain or loss will be recognized by the stockholders of OEI upon receipt of New Ocean common stock or preferred stock in exchange for shares of OEI common stock or OEI Series A preferred stock. The merger is also conditioned upon Seagull receiving an opinion of its tax counsel, Vinson & Elkins L.L.P., to the effect that the merger will constitute a reorganization under Section 368(a) of the Code. While the merger agreement permits OEI and Seagull to waive these conditions, neither company intends to do so. In the event that such condition is waived by either company, OEI and Seagull intend to recirculate this Joint Proxy Statement/Prospectus and resolicit their respective stockholders with respect to the proposals. See "Certain Material U.S. Federal Income Tax Consequences of the Merger."

BOARD OF DIRECTORS AND MANAGEMENT OF NEW OCEAN FOLLOWING THE MERGER

     Immediately subsequent to the merger, the New Ocean Board will have 15 members and will be divided into three classes -- Class I, Class II and Class III -- which classes shall have the respective terms set forth in Seagull's bylaws. Eight individuals designated by OEI and seven individuals designated by Seagull will be elected to the New Ocean Board by the Seagull shareholders at the Seagull special meeting. The OEI designees are James C. Flores, John B. Brock, James L. Dunlap, Thomas D. Clark, Jr., Robert L. Howard, Elvis L. Mason, Charles F. Mitchell, M.D., and David K. Newbigging, all of whom currently serve on the OEI Board of Directors. The Seagull designees are James T. Hackett, Barry
J. Galt, J. Evans Attwell, Milton Carroll, Peter J. Fluor, Dee S. Osborne, and R.A. Walker, all of whom currently serve on the Seagull Board of Directors. See "Election of Directors."

     The composition of the committees of the Board of Directors of New Ocean after the merger will be designated prior to the effective time. If at any time prior to the effective time any designees designated as a member of a committee shall be unable to serve as a member of a committee (including as a chairman of any committee) at the effective time, the respective Board of Directors that designated such individual will designate another individual to serve in such individual's place. After the effective time of the merger the members of the committees of the New Ocean Board of Directors will be designated as follows:

                                                                        MAJORITY OF
COMMITTEE                                    CHAIRMAN                     MEMBERS
---------                                    --------                   -----------
Executive Committee....................  Seagull designee            Seagull designees
Audit Committee........................  Seagull designee            Seagull designees
Compensation Committee.................  OEI designee                OEI designees
Nominating Committee...................  OEI designee                OEI designees

     After the merger, the management of New Ocean will include the following executive officers:

                                                             POSITION WITH
          NAME                  CURRENT POSITION               NEW OCEAN
          ----                  ----------------             -------------
James C. Flores..........  President and Chief         Chairman of the Board
                           Executive Officer of OEI
James T. Hackett.........  President and Chief         President and Chief
                           Executive Officer of        Executive Officer
                           Seagull
James L. Dunlap..........  Vice Chairman of OEI        Vice Chairman
William L. Transier......  Executive Vice President    Executive Vice President
                           and Chief Financial         and Chief Financial
                           Officer of Seagull          Officer
Robert K. Reeves.........  Executive Vice President,   Executive Vice President
                           General Counsel and         and General Counsel
                           Secretary of OEI

     If at any time prior to the effective time any OEI director nominee or Seagull director nominee are unable to serve as a director at the effective time, the respective Board that designated such individual will designate another individual to serve in such individual's place. However, if James C. Flores is unable to serve as Chairman of the New Ocean Board, James T. Hackett shall serve as Chairman of the New Ocean Board as of the effective time until his successor is duly elected and qualified in accordance with the bylaws of New Ocean. Furthermore, if James T. Hackett is unable to serve as President and Chief Executive Officer, James C. Flores shall serve as President and Chief Executive Officer as of the effective time until his successor is duly elected and qualified in accordance with the bylaws of Seagull.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the merger may not be consummated until the following steps have been taken: (i) Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the Antitrust Division; and (ii) required waiting periods have expired or terminated.

     OEI and Seagull have agreed, pursuant to the merger agreement, to use reasonable efforts to file or cause to be filed with the FTC and the Antitrust Division such notifications as are required to be filed under the HSR Act and the rules and regulations promulgated thereunder, and to respond to any requests for additional information made by either the FTC or the Antitrust Division. Accordingly, OEI and Seagull each filed Premerger Notification and Report Forms with the FTC and the Antitrust Division, on December 8, 1998. The statutory waiting period is expected to expire on or about January 7, 1999.

     At any time before or after the consummation of the merger and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of all or part of the assets of OEI or Seagull. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.

     If the Antitrust Division, or any other federal or state antitrust authority, were to challenge one or both of the merger, the consummation of the merger could be postponed beyond April 14, 1999, in which event, either OEI or Seagull may terminate the merger agreement, pursuant to its terms, at any time thereafter. See "Certain Terms of the Merger Agreement -- Termination and Amendment of the Merger Agreement."

     Through its wholly-owned subsidiary, Alaska Pipeline Company ("APC"), and its ENSTAR Natural Gas Division ("ENSTAR"), Seagull owns and operates a natural gas pipeline system and retail gas distribution utility in Southcentral Alaska. APC and ENSTAR each holds a certificate of public convenience and necessity issued by the Alaska Public Utilities Commission ("APUC"), which regulates their activities. By mid-December 1998, Seagull intends to apply to the APUC for approval of the merger, which will require a change in ENSTAR's certificate to reflect the name change from Seagull Energy Corporation to Ocean Energy, Inc. The merger may also be deemed by the APUC to involve a change in control of both APC and ENSTAR, which requires further APUC approval. Once it is filed, public notice of the application must be given for a minimum of 30 days to permit public comment. During the notice period, the APUC staff will analyze the application and make a report to the commissioners of the APUC with its recommendation. If the APUC staff recommends approval and no third party objects to the application, approval is expected in mid-February 1999.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Boards with respect to the merger, stockholders of OEI and Seagull should be aware that certain officers and directors of OEI and Seagull have the following interests in the merger that are separate from and in addition to the interests of stockholders of OEI and shareholders of Seagull generally. The Boards were aware of these interests and took them into account in approving the merger agreement and the transactions contemplated thereby.

  Composition of New Ocean Board

     The merger agreement provides that immediately subsequent to the effective time of the merger, the New Ocean Board will consist of 15 members; eight individuals designated by OEI and seven individuals designated by Seagull to be elected by the Seagull shareholders at the Seagull special meeting. Each of the OEI designees currently serves on the OEI Board of Directors and each of the Seagull nominees currently serves on the Seagull Board of Directors. See "Election of Directors."

  Employment Agreements and Severance Agreements of OEI

     Each of James C. Flores and John B. Brock entered into amendments to their employment agreements with OEI (originally entered into in connection with the merger between United Meridian Corporation and OEI and effective as of March 27,
1998) to be effective upon the completion of the merger. Pursuant to the amendment, Mr. Flores will serve as Chairman of the Board of New Ocean after the merger. Mr. Flores will continue to be entitled to receive the same salary, bonus and benefits as he is currently entitled to under his current employment agreement. Pursuant to the amendment of Mr. Brock's employment agreement, Mr. Brock will retire as an employee of OEI effective as of the consummation of the merger. Additionally, upon the termination of Mr. Brock's employment with OEI upon consummation of the merger by New Ocean, Mr. Brock will be entitled to receive a lump sum payment equal to three times his then current base compensation and bonus, the continuation of health benefits for three years and certain other benefits and payments.

     Twelve additional officers of OEI are parties to employment agreements with OEI which provide that each officer will have certain severance benefits vest upon the consummation of the merger. Generally, in the event any of these officers are terminated for any reason other than misconduct or disability after the effective time of the merger, or such officer elects to resign within 90 days of the effective time of the merger, the officer will be entitled to a severance payment equal to the sum of his annual base salary in effect immediately prior to the employee's termination (plus the average annual bonus paid during the most recent two years) multiplied by the number of whole and partial years of remaining employment term (i.e., a maximum of three years) in addition to certain health, disability and accident insurance benefits during the remaining employment term of the agreement.

     Seven officers of OEI are parties to severance protection agreements with OEI providing for certain benefits to each person in the event that a "change of control" (which would be deemed to occur for purposes of the severance agreements upon the consummation of the merger) occurs during the three-year period after the execution of such agreement. Pursuant to the severance agreements, if any such person's employment with OEI is terminated within 24 months following a change of control by (a) OEI for cause or disability, (b) by reason of such executive's death or (c) by such executive other than for good reason, OEI will pay to such executive in a single lump sum cash payment an amount equal to all amounts of compensation, any unreimbursed expenses and any vacation pay that have been earned or accrued through the date of such termination but have not been paid as of such date. If such person's employment with OEI is terminated within 24 months following a change of control (or, in certain cases, within six months prior to a change of control) for any reason other than as set forth in the prior sentence, each such executive is entitled to receive a single lump sum cash payment in an amount equal to the sum of (i) his or her accrued compensation, (ii) an amount determined by multiplying 3.0 times the sum of (a) such executive's annual base salary in effect as of the date of the change of control or, if greater, any time thereafter and (b) such executive's "bonus amount," which is the greater of (x) the target annual bonus payable to such executive under OEI's annual incentive plan in respect of the fiscal year during which such person's employment is terminated or (y) the bonus paid or payable under OEI's annual incentive plan in respect of the fiscal year ended prior to the date in which such executive's employment was terminated, and
(iii) certain benefits for a period of 24 months following such executive's termination of employment or as long as such plan or benefits allow. The severance agreements also provide that if any payments to one of the executives will be subject to any excise tax under Section 4999 of the Code, a "gross-up" payment will be made to place such executive in the same net after-tax position as would have been the case if no excise tax had been payable.

     OEI anticipates that the aggregate amount to be received by officers under the severance agreements and the employment agreements as a result of the merger will be approximately $10.0 million.

  Employment Agreements and Severance Agreements of Seagull

     Effective August 24, 1998, Barry J. Galt entered into an Employment and Consulting Agreement with Seagull, which replaced and superseded the Employment Agreement Mr. Galt entered into with Seagull in December 1983. The agreement has a term ending May 31, 2002, subject to earlier termination in certain circumstances. The agreement provides for Mr. Galt to serve as Chairman of the Seagull Board of Directors through December 31, 1998 and as Vice Chairman of the Seagull Board of Directors from January 1, 1999 through Seagull's 1999 Annual Meeting of Shareholders, for his continuation as an employee of Seagull through May 31, 1999, and for his services as a consultant of Seagull from June 1, 1999 through May 31, 2002. Further, the agreement provides for Mr. Galt to serve his current term as a director of Seagull, with any subsequent renominations to be considered in the same manner as other directors. The agreement provides for a $1,800,000 signing bonus, which was paid to Mr. Galt at the time of execution, continued payment of Mr. Galt's base salary ($590,000 per year) through May 31, 1999, payment of a full year bonus (but not less than $295,000) under the Seagull Executive Incentive Plan for 1998 and a partial year bonus of $122,917 for 1999, and payment of monthly consulting fees ($425,000 per year) from June 1, 1999 through May 31, 2002. The agreement also provides for the grant of a nonqualified stock option covering 100,000 shares of Seagull common stock as of August 24, 1998, and the grant of a nonqualified stock option covering 50,000 shares of Seagull common stock as of January 1, 1999, both of which will become fully exercisable as of May 31, 1999, and provides that Mr. Galt's other outstanding stock options will become fully exercisable as of May 31, 1999 and, subject to the expiration dates contained in such options, continue to be exercisable until May 31, 2004. Mr. Galt's outstanding stock options will become fully exercisable earlier than May 31, 1999 in the event of Mr. Galt's termination of employment by reason of death, disability, by Seagull without cause, or by Mr. Galt by reason of Seagull's breach of the agreement, or as provided under the terms of the applicable Seagull stock plans, such as in the event of a change of control of Seagull.

     Mr. Galt's agreement provides for a loan to Mr. Galt of $1,409,040, which matures May 31, 2002, is recourse, is secured by 192,000 shares of Seagull common stock, and bears simple interest of 6.5% per year, payable at maturity. The agreement provides for certain other matters, including the establishment of a rabbi trust in connection with the Seagull Executive Supplemental Retirement Plan (the "ESRP") to be funded with a Seagull contribution equal to the present value of Mr. Galt's benefit under the ESRP (approximately $2,705,118) prior to May 31, 1999, a payment of $400,000 to Mr. Galt on January 1, 1999, the provision of office space, secretarial support and parking for Mr. Galt though May 31, 2004, the continuation of Mr. Galt's existing perquisites during the term of the agreement and certain other personal and business-related benefits. The agreement includes noncompetition provisions which apply while Mr. Galt is employed by or a consultant to Seagull or following a termination of Mr. Galt's employment or consultancy for a reason other than by Seagull without cause or by Mr. Galt by reason of Seagull's breach of the agreement.

     Mr. Galt has entered into an amendment to the agreement to become effective upon the consummation of the merger. Pursuant to the amendment, Mr. Galt will cease to serve as Vice Chairman of the Seagull Board of Directors after the merger.

     Effective September 16, 1998, James T. Hackett entered into an employment agreement with Seagull with an initial term of three years. Pursuant to the employment agreement, the term is automatically extended for an additional year on each anniversary of the employment agreement, unless terminated prior to such renewal by either Mr. Hackett or Seagull, so that the remaining term of the employment agreement will always range from two to three years. If, however, Seagull terminates Mr. Hackett's employment because of gross negligence or willful misconduct in the performance of his duties or Mr. Hackett's final conviction of a felony or of a misdemeanor involving moral turpitude or because of Mr. Hackett's breach of the employment agreement, the employment agreement will terminate. Similarly, if Mr. Hackett terminates his employment voluntarily other than by reason of Seagull's breach of the employment agreement or other than because he is not re-elected to the positions specified in the employment agreement (including as a director), is assigned materially inconsistent duties with such position, or the location of the principal place of his employment by Seagull changes by more than 50 miles (a "Voluntary Termination"), the employment agreement will terminate. The employment agreement provides for Mr. Hackett to serve as President and Chief Executive Officer of Seagull and a member of the Seagull Board of Directors effective September 16, 1998 and as Chairman of the Seagull Board of Directors effective January 1, 1999. The employment agreement provides for a $580,000 signing bonus, which was credited to Mr. Hackett's account under the Seagull Supplemental Benefit Plan as of September 16, 1998 and for a base salary of $500,000 per year. In lieu of base salary for the period beginning September 16, 1998 and ending December 31, 1999, Mr. Hackett was granted a nonqualified stock option covering 200,000 shares of Seagull common stock as of September 16, 1998, which was fully exercisable as of the date of grant. Mr. Hackett's annual salary is subject to review and possible increase by the Seagull Compensation Committee on an annual basis. The employment agreement also provides for a stock option grant covering 191,996 shares of Seagull common stock as of September 16, 1998, a restricted stock grant covering 58,004 shares of Seagull common stock as of September 16, 1998, a restricted stock grant covering 241,996 shares of Seagull common stock as of January 1, 1999, and subsequent grants of stock options (subject to shareholder approval of certain amendments to the Seagull stock plans) and restricted stock covering 100,000 shares of Seagull common stock on each anniversary of the employment agreement. Mr. Hackett's stock options will become exercisable in 25% increments on the anniversaries of the date of grant, and restricted stock grants, other than 25,000 shares covered by the September 16, 1998 grant that will become nonforfeitable on December 31, 1998, will become nonforfeitable in 33% increments on the anniversaries of the date of grant or as provided under the terms of the applicable Seagull stock plans, such as in the event of a change of control of Seagull. The employment agreement provides for the make-up of certain employee benefits lost during the period that Mr. Hackett is not receiving base salary and for various club memberships and certain other personal and business-related benefits. The employment agreement includes noncompetition provisions which apply while Mr. Hackett is employed by Seagull or following a termination of Mr. Hackett's employment by reason of disability or, in the event of a Voluntary Termination by Mr. Hackett prior to September 16, 2000, for two years after the date of such termination.

     Mr. Hackett has entered into an amendment to the employment agreement to become effective upon the consummation of the merger. Pursuant to the amendment, Mr. Hackett will cease to serve as Chairman of the Seagull Board of Directors after the merger and the noncompetition provisions are revised to apply only to a Voluntary Termination by Mr. Hackett prior to the earlier of September 16, 2000 or eighteen months after the consummation of the merger.

     Eight officers of Seagull are parties to severance agreements with Seagull providing for certain severance benefits in the event their employment is subject to an involuntary termination (as defined therein) within two years following a change of control (which would be deemed to occur for purposes of such severance agreements upon the consummation of the merger) of Seagull. The severance agreements generally provide for (a) the payment of 2.99 times the sum of annual salary and targeted incentive bonus at the time of the change of control or the involuntary termination, whichever is greater (subject to certain reductions for other benefits and certain limitations), (b) the payment of the remaining portion of prior year's incentive bonuses and, if the involuntary termination occurs after an incentive bonus is earned but before it is paid, targeted incentive bonus, (c) the continuation of health and insurance benefit coverage at active employee cost for up to thirty-six months, and (d) outplacement services up to a maximum cost of $6,000, or an equivalent cash payment. The severance agreements also provide that if any payments to an executive (whether payable pursuant to the severance agreement or otherwise) would be subject to excise tax imposed by section 4999 of the Code, a "gross-up" payment will be made to place such executive in the same net after-tax position as would have been the case if no excise tax had been payable. Seagull anticipates that the aggregate amount received by these officers under these severance agreements as a result of the merger will be approximately $14.7 million.

  Option and Benefit Plans

     The merger constitutes a change in control for purposes of all of the stock option plans and other benefit plans of each of OEI and Seagull. As a result, stock options, restricted stock, and other benefits under such plans automatically become fully exercisable, vested and accrued notwithstanding any exercisability or vesting provisions. Certain officers and directors of OEI and Seagull hold stock options and will be entitled to certain other benefits upon consummation of the merger.

  Directors' and Officers' Indemnification and Insurance

     The merger agreement provides that, for six years after the effective time, New Ocean will indemnify the present and former officers and directors of OEI (and certain other individuals) from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the merger, to the full extent permitted under Texas law or New Ocean's Articles of Incorporation, bylaws and OEI's written indemnification agreements in effect at the date of the merger agreement. In addition, New Ocean will maintain OEI's directors' and officers' insurance coverage for six years after the effective time but only to the extent related to actions or omissions prior to the effective time.

APPRAISAL RIGHTS

     Under both Delaware law (the jurisdiction of organization of OEI) and Texas law (the jurisdiction of organization of Seagull), the common stockholders of OEI and the shareholders of Seagull are not entitled to appraisal rights with respect to the merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

     The merger agreement provides that, as soon as practicable after the satisfaction or waiver of the conditions to effecting the merger, the parties shall cause the merger to be consummated by filing Articles of Merger with the Secretary of State of Texas executed in accordance with the relevant provisions of the Texas Business Corporation Act and a Certificate of Merger with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of the Delaware General Corporation Law. It is anticipated that, if the merger agreement is approved and adopted at the OEI special meeting and the Seagull special meeting and all other conditions to the merger have been satisfied or waived, the effective time will occur on the date of the OEI special meeting and Seagull special meeting, or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

     As of the effective time of the merger, without any action on the part of the holders of OEI common stock, each share of OEI common stock, along with the associated preferred stock purchase rights, issued and outstanding immediately prior to the effective time shall be converted into one share of New Ocean common stock, along with the associated preferred share purchase right. All such OEI common stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. The holder of a certificate that, immediately prior to the effective time, represented outstanding shares of OEI common stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificate, a certificate representing the requisite number of shares of New Ocean common stock.

     New Ocean will not pay dividends or other distributions on any shares of New Ocean common stock to be issued in exchange for any unsurrendered OEI common stock certificate until such OEI common stock certificate is surrendered as provided in the merger agreement. Following such surrender, New Ocean will pay, without interest, to the record holder of the certificate or certificates representing the shares of New Ocean common stock issued in exchange therefor are registered, (i) all dividends and other distributions paid in respect of such shares of New Ocean common stock with a record date on or after the effective time, and (ii) at the appropriate date, all dividends or other distributions in respect of such shares of New Ocean common stock with a record date after the effective time but prior to the surrender of such certificate and with a payment date occurring after the surrender of such certificate.

     All shares of New Ocean common stock issued upon the surrender of certificates in accordance with the terms of the merger agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such certificates and the OEI common stock formerly represented thereby.

     Each share of Seagull common stock issued and outstanding immediately prior to the effective time shall not be affected by the merger.

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

     Prior to the effective time, New Ocean shall deposit with           , the
exchange agent, for exchange in accordance with the merger agreement, certificates representing the New Ocean common stock to be issued pursuant to the merger agreement. The exchange agent will, pursuant to irrevocable instructions, deliver the New Ocean common stock for surrendered OEI common stock certificates pursuant to the merger agreement.

     Within five business days after the effective time of the merger, New Ocean will send, or will cause the exchange agent to send, to each holder of an OEI common stock certificate or certificates a letter of transmittal and instructions for use in effecting the exchange of such OEI common stock certificates for certificates representing the New Ocean common stock. Provision also shall be made for holders of OEI common stock certificates to procure a letter of transmittal and instructions and deliver such letter of transmittal and OEI common stock certificates in exchange for the New Ocean common stock in person immediately after the effective time.

     After the effective time, OEI common stock certificates shall represent the right, upon surrender to the exchange agent, together with a duly executed and properly completed letter of transmittal, to receive that number of shares of the combined company that such holder has the right to receive pursuant to the merger agreement. The OEI common stock certificates so surrendered will be cancelled.

     If any shares of New Ocean are to be issued to a person other than the registered holder of the OEI stock certificates surrendered in exchange for such shares, it will be a condition to such issuance that the OEI stock certificates surrendered are properly endorsed or otherwise in the proper form for transfer. The person requesting such issuance will be required to pay the exchange agent any applicable transfer or other taxes.

     At the effective time, the stock transfer books of OEI will be closed and there will be no further registration of transfers of OEI common stock or OEI preferred stock outstanding prior to the effective time. If, at or after the effective time, OEI common stock certificates are presented to New Ocean, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in the merger agreement.

     Any shares of New Ocean common stock that remain unclaimed one year after the effective time will be returned to New Ocean, upon demand, and any such holder of OEI common stock who has not exchanged such holder's OEI common stock certificates in accordance with the merger agreement prior to that time may thereafter look only to New Ocean, as general creditors thereof, to exchange such OEI common stock certificates or to pay amounts to which such holders are entitled pursuant to the merger agreement. If outstanding OEI common stock certificates are not surrendered prior to the sixth anniversary of the effective time, (or prior to such earlier date on which any shares of New Ocean common stock replacing such certificates or the dividends and other distributions, if any, would otherwise escheat to or become the property of any governmental unit or agency), the shares of New Ocean common stock issuable to replace such OEI common stock certificates, and the dividends and other distributions, if any, that are and that become payable on the shares of New Ocean common stock shall, to the extent permitted by applicable law, become the property of New Ocean, free and clear of all claims or interest of any other person previously entitled thereto. None of Seagull, OEI or New Ocean shall be liable to any holder of OEI common stock certificates for any amount paid, or shares of New Ocean common stock, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If your OEI common stock certificate has been lost, stolen or destroyed, you may make an affidavit of that fact and, if required by New Ocean, post a bond in such reasonable amount as New Ocean may direct as indemnity against any claim that may be made against it with respect to such OEI common stock certificate. Upon receipt of the affidavit and bond, if any, the exchange agent will issue in exchange for such lost, stolen or destroyed OEI common stock certificate the requisite number of shares of New Ocean common stock and, if applicable, cash and unpaid dividends and other distributions on such shares of New Ocean common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of OEI and Seagull relating to, among other things, certain aspects of the respective businesses and financial statements of the parties and certain other matters. The representations and warranties expire at the effective time of the merger.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Each of OEI and Seagull has agreed that, prior to the effective time of the merger, unless contemplated by the merger agreement or otherwise consented to in writing by the other, it will and will cause its subsidiaries to operate its business in the ordinary course consistent with past practices and use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its respective key employees (subject to the terms of the merger agreement).

     Each of OEI and Seagull has agreed that, prior to the effective time of the merger, subject to certain exceptions and unless consented to in writing by the other, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a) adopt any amendments to its charter or bylaws (other than amendments to Seagull's Articles of Incorporation to establish a series of preferred stock to be issued to OEI preferred stockholders in the merger); (b) declare or pay any dividend or other distribution with respect to its capital stock (other than dividends on the outstanding OEI preferred stock); (c) repurchase, redeem or acquire any of its outstanding stock or the stock or other ownership interest of any of its subsidiaries; (d) merge or consolidate with another entity, make a material acquisition, enter into a new line of business or commence business in a new country; (e) sell, lease, license or otherwise dispose of any material assets or properties; (f) settle any material audit, make or change any material tax election or file any material amended tax return; (g) issue any securities, amend the terms of any of its outstanding securities, incur indebtedness outside the ordinary course of business, fail to make a required contribution to a benefit plan, increase the compensation payable or modify the employment or severance agreements with any executive officer or former employee or enter into any settlement of litigation outside the ordinary course of business; (h) change any of its accounting policies (except for the conversion by Seagull to full cost accounting in connection with the merger); (i) take any action giving rise to certain claims under the Worker Adjustment and Retraining Notification Act; (j) amend its engagement letters with its financial advisors; (k) enter into certain material contracts; (l) enter into certain hedging transactions outside its ordinary course of business;
(m) take, commit to take or fail to take any action that would cause a representation or warranty made in the merger agreement to be inaccurate; (n) assume any obligations to contribute to any benefit plan, enter into or amend any employment or severance arrangements with any persons or to take certain adverse actions with respect to its benefit plans; (o) make any election to pay cash in exchange for the termination of awards under any stock option plan; and
(p) agree or commit to do any of the foregoing.

NO SOLICITATION

     The merger agreement provides that until it is terminated, OEI and Seagull and their respective subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly,
(a) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined), or (b) engage in negotiations with, or disclose any nonpublic information relating to OEI or Seagull or their respective subsidiaries, or afford access to their respective properties, books or records to any person that has made or may be considering making, an Acquisition Proposal. However, OEI and Seagull and their respective Boards are permitted to take and disclose a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or furnish information to, or enter into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire OEI or Seagull, as the case may be, pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that:

     - such unsolicited bona fide proposal relating to an Acquisition Proposal is made by a third party that the Board of Directors of either OEI or Seagull, as the case may be, determines in good faith that has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Acquisition Proposal;

     - the OEI or Seagull Board, as the case may be, after considering the written advice of outside legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by applicable law;

     - contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person or entity either OEI or Seagull, as the case may be, provides written notice to the other party to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and

     - OEI or Seagull, as the case may be, uses all reasonable efforts to keep the other party informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the person or entity with whom such negotiations or discussions are being held) and provides the other party copies of such written proposals and any amendments or revisions thereto or correspondence related thereto. However, the other party to the merger agreement must execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to such party.

     The term "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving OEI or Seagull or any of their respective subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by the merger agreement.

CERTAIN ADDITIONAL AGREEMENTS

EMPLOYEE BENEFIT MATTERS

     Seagull and OEI will evaluate their personnel needs and consider continuing the employment of certain employees of Seagull, OEI and its subsidiaries on a case-by-case basis. Prior to the merger, Seagull and OEI will cause each of their stock option plans and severance agreements that contain change of control provisions and Seagull will cause its management stability plan to be amended to provide that the consummation of the merger will constitute a change of control for purposes thereunder. Prior to the merger, Seagull and OEI will also cause each of their respective benefit plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than Seagull's executive supplemental retirement plan and OEI's executive supplemental retirement plan) to be amended to provide that all participants shall have a 100% vested and nonforfeitable interest in their accrued benefits thereunder as of the merger. After the merger, New Ocean will initially provide to any employees of Seagull, OEI and its subsidiaries who are employed by New Ocean after the merger the same base salary or wages provided to such employees prior to the merger, subject to such changes in base salary or wages as determined by New Ocean after the merger. New Ocean will take all actions necessary or appropriate to permit the retained employees to continue to participate from and after the merger in the employee benefit plans or arrangements in which such retained employees were participating immediately prior to the merger. New Ocean may terminate or discontinue its employee benefit plans or arrangements after the merger in certain circumstances.

     At the merger, New Ocean will assume the obligations of OEI under OEI's benefit plans. The terms of each such benefit plan will continue to apply in accordance with their terms. At the effective time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by OEI which provide for grants of equity-based awards will be amended or converted into a similar instrument of New Ocean, in each case with such adjustments to the terms of such OEI awards as are appropriate to preserve the value inherent in such OEI awards with no detrimental effects on the holders thereof. The other terms of each OEI award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms. At the effective time, automatically and without any action by any person, each outstanding employee or director stock option of OEI at the effective time and each outstanding employee or director stock option of Seagull outstanding at the effective time shall become immediately exercisable and each share of restricted stock of OEI and Seagull shall become nonforfeitable.

CONDITIONS TO THE MERGER

CONDITIONS TO THE OBLIGATION OF EACH PARTY

     The respective obligations of each party to effect the merger are subject to the fulfillment at or prior to the effective time of the following conditions:

     - the merger agreement and the election of director nominees shall have been approved by the requisite vote of the stockholders of OEI and of Seagull;

     - the absence of any governmental action, suit, proceeding, statute, rule, regulation, injunction, order, decree or judgment that would prohibit, restrain, enjoin or restrict the completion of the merger;

     - no stop order regarding the registration statement relating to the merger shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Securities and Exchange Commission;

     - each of OEI and Seagull will have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated by the merger agreement;

     - the New Ocean common stock to be issued in the merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

     - any consent or approval required with respect to the transactions contemplated by this agreement from the Alaska Public Utilities Commission shall have been obtained; and

     - any applicable waiting period under The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have expired or been terminated.

CONDITIONS TO THE OBLIGATIONS OF SEAGULL

     The obligation of Seagull to effect the merger is also subject to the satisfaction at or prior to the effective time of the following conditions:

     - OEI shall have performed in all material respects the obligations required to be performed by it at or prior to the effective time and each of the representations and warranties of OEI contained in the merger agreement that is qualified as to materiality shall be true and correct in all respects and each of the representations not so qualified shall be true and correct in all material respects as of the date of the merger agreement and as of the effective time as if made at such time;

     - all proceedings to be taken by OEI in connection with the transactions contemplated by the merger agreement and all documents, instruments and certificates to be delivered by OEI in connection with such transactions will be reasonably satisfactory in form and substance to Seagull and its counsel;

     - from the date of the merger agreement through the effective time, there shall not have occurred any change in the financial condition, business, operations or prospects of OEI and its subsidiaries that as a whole, that would be reasonably likely to have a material adverse effect on OEI, other than any such change that affects both Seagull and OEI in a substantially similar manner; and

     - Seagull shall have received an opinion from Vinson & Elkins L.L.P. that the merger shall constitute a reorganization under Section 368(a) of the Code.

CONDITIONS TO THE OBLIGATIONS OF OEI

     The obligation of OEI to effect the merger is also subject to the satisfaction at or prior to the effective time of the following conditions:

     - Seagull shall have performed in all material respects the obligations required to be performed by it at or prior to the effective time and each of the representations and warranties of Seagull that is qualified as to materiality shall be true and correct in all respects, and each of the representations not so qualified shall be true and correct in all material respects as of the date of the merger agreement and as of the effective time as if made at such time;

     - all proceedings to be taken by Seagull in connection with the transactions contemplated by the merger agreement and all documents, instruments and certificates to be delivered by Seagull in connection with such transactions will be reasonably satisfactory in form and substance to OEI and its counsel;

     - from the date of the merger agreement through the effective time, there will not have occurred any change in the financial condition, business, operations or prospects of Seagull and its subsidiaries, taken as a whole, that would be reasonably likely to have a material adverse effect on Seagull, other than any such change that affects both Seagull and OEI in a substantially similar manner; and

     - OEI shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. that the merger shall constitute a reorganization under
        Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of OEI upon the receipt of New Ocean common stock in exchange for OEI common stock pursuant to the merger.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time, whether before or after approval by the stockholders of OEI or Seagull:

     -  by the mutual written consent of Seagull and OEI;

     - by either Seagull or OEI in certain circumstances if the effective time has not occurred on or before April 14, 1999; however, either party may extend this date until no later than August 30, 1999 if all the conditions to consummation of the merger are satisfied or capable of being satisfied by such date other than obtaining the consent of the Alaska Public Utilities Commission and the party extending the date believes there is a reasonable probability such consent will be obtained by the extended date;

     - by OEI if Seagull is in material breach of the merger agreement and such breach is not been cured in all material respects within twenty business days after notice of such breach;

     - by Seagull, if OEI is in material breach of the merger agreement and such breach is not cured in all material respects within twenty business days after notice of such breach;

     - by either OEI or Seagull, if there is any applicable law, rule or regulation that makes consummation of the merger illegal or if any final and nonappealable judgment, injunction, order or decree of a court or other governmental authority of competent jurisdiction restrains or prohibits the consummation of the merger;

     - by either OEI or Seagull, if the requisite stockholder approval is not obtained upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

     - by Seagull if (a) the OEI Board withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Seagull or the OEI Board recommends to the stockholders of OEI any Acquisition Proposal or resolves to do any of the foregoing; or (b) a tender offer or exchange offer for outstanding shares of capital stock of OEI representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the OEI Board does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

     - by OEI or Seagull, if OEI accepts a Superior Proposal (as hereinafter defined) under certain circumstances and pays the applicable termination fee to Seagull;

     - by OEI, if (a) the Seagull Board withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to OEI or the Seagull Board recommends to the shareholders of Seagull any Acquisition Proposal or resolves to do any of the foregoing; or (b) a tender offer or exchange offer for outstanding shares of capital stock of Seagull representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Seagull Board does not, within the applicable period required by law, recommend that shareholders not tender their shares into such tender or exchange offer; or

     - by Seagull or OEI, if Seagull accepts a Superior Proposal under certain circumstances and pays the applicable termination fee to OEI.

     The term "Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to an Acquisition Proposal on terms that the applicable Board of Directors determines it cannot reject in favor of the merger, based on applicable fiduciary duties and the advice of such party's outside counsel.

EXPENSES

GENERAL

     The merger agreement provides that, except as provided below, all expenses incurred by the parties to the merger agreement shall be borne solely and entirely by the party that has incurred such expenses. If the merger agreement is terminated for any reason, Seagull and OEI will share equally all expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a party related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the preparation, printing, filing and mailing of the registration statement regarding the New Ocean common stock, this Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals, required filings under the HSR Act and all other matters related to the consummation of the merger.

OEI TERMINATION EXPENSES

     The merger agreement generally provides that OEI shall pay to Seagull a termination fee of $30 million, plus the reasonably documented expenses of Seagull up to $2.5 million in the event that the merger agreement is terminated in the following circumstances:

     - by Seagull because the OEI Board (a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Seagull, (b) recommends to the stockholders of OEI any Acquisition Proposal for OEI or (c) does not recommend that stockholders do not tender or exchange their shares pursuant to a tender offer or exchange offer for 50% or more of the outstanding OEI common stock;

     -  by OEI or Seagull, if OEI accepts a Superior Proposal; or

     - by Seagull in the event of a material breach of the merger agreement by OEI.

     If the merger agreement is terminated in the manner set forth in the second bullet point above, OEI will be obligated to pay Seagull the termination fee without any further requirements or pre-conditions to the payment obligation. If, however, the merger agreement is terminated in the manner set forth in either the first or third bullet points above, OEI will only be obligated to pay Seagull the termination fee if within nine months after such termination (A) a transaction is consummated by OEI, which transaction, if offered or proposed, would constitute an Acquisition Proposal, (B) OEI enters into a definitive agreement providing for such a transaction that has been approved by the OEI Board, or (C) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, 50% or more of the OEI common stock and OEI has taken any action for the benefit of such person that facilitates the acquisition by such person or group of such beneficial ownership. OEI will not be obligated to pay Seagull a termination fee under any circumstance if the Seagull Board withdraws, modifies or changes its recommendation of the merger agreement or the merger or if the Seagull shareholders fail to approve the merger agreement and the merger at a duly called meeting of the Seagull shareholders.

SEAGULL TERMINATION EXPENSES

     The merger agreement generally provides that Seagull shall pay to OEI a termination fee of $30 million, plus the reasonably documented expenses of OEI up to $2.5 million in the event that the merger agreement is terminated in the following circumstances:

     - by OEI because the Seagull Board (a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to OEI, (b) recommends to the shareholders of Seagull any Acquisition Proposal for Seagull or (c) does not recommend that shareholders do not tender or exchange their shares pursuant to a tender offer or exchange offer for 50% or more of the outstanding Seagull common stock;

     -  by OEI or Seagull, if Seagull accepts a Superior Proposal; or

     - by OEI in the event of a material breach of the merger agreement by Seagull.

     If the merger agreement is terminated in the manner set forth in the second bullet point above, Seagull will be obligated to pay OEI the termination fee without any further requirements or pre-conditions to the payment obligation. If, however, the merger agreement is terminated in the manner set forth in either of the first or third bullet points above, Seagull will only be obligated to pay OEI the termination fee if within nine months after such termination (A) a transaction is consummated by Seagull, which transaction, if offered or proposed, would constitute an Acquisition Proposal, (B) Seagull enters into a definitive agreement providing for such a transaction that has been approved by the Seagull Board, or (C) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, 50% or more of the Seagull common stock and Seagull has taken any action for the benefit of such person that facilitates the acquisition by such person or group of such beneficial ownership. Seagull will not be obligated to pay OEI a termination fee under any circumstance if the OEI Board withdraws, modifies or changes its recommendation of the merger agreement or the merger or if the OEI stockholders fail to approve the merger agreement and the merger at a duly called meeting of the OEI stockholders.

      CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following sets forth the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the material U.S. federal income tax consequences of the merger, including the tax consequences of the receipt of New Ocean common stock by a holder of OEI common stock and the receipt of New Ocean preferred stock by a holder of OEI Series A preferred stock pursuant to the merger. This summary only applies to U.S. Holders (as defined below) who hold shares of OEI common stock or OEI Series A preferred stock as capital assets and does not deal with special classes of investors, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of OEI common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons that hold shares of OEI common stock or OEI Series A preferred stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes, and persons with a "functional currency" other than the U.S. dollar. Furthermore, the following discussion addresses only certain U.S. federal income tax matters and does not consider any state, local or foreign tax consequences of the merger.

     A "U.S. Holder" means a holder of shares of OEI common stock or OEI Series A preferred stock who is (i) a citizen or resident of the United States, (ii) a corporation or partnership created in or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (x) a U.S. court can exercise primary supervision over the administration of such trust, and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (y) such trust was in existence on August 20, 1996 and properly elects to continue to be treated as a United States person.

     This discussion is based on current law. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. Further, it is a condition to the consummation of the merger that OEI receive an opinion of its tax counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., dated as of the effective time of the merger, that the merger will constitute a reorganization under Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of OEI upon the receipt of New Ocean common stock in exchange for OEI common stock pursuant to the merger. It is also a condition to the merger that Seagull receive an opinion of its tax counsel, Vinson & Elkins L.L.P., dated as of the effective time of the merger, that the merger will constitute a reorganization under Section 368(a) of the Code. While the merger agreement permits OEI and Seagull to waive this condition, neither company intends to do so. In the event that such condition is waived by either company, OEI and Seagull intend to recirculate this Joint Proxy Statement/Prospectus to disclose such waiver and the implications thereof, and to resolicit their respective stockholders with respect to the proposals described herein.

     In rendering these opinions, Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Vinson & Elkins L.L.P. have assumed (i) that the merger will be consummated as contemplated by this Joint Proxy Statement/ Prospectus, and (ii) that such firms will receive customary representations of facts from OEI and Seagull at the effective time of the merger (upon which they may rely).

     Neither OEI nor Seagull will request any ruling from the IRS as to the U.S. federal income tax consequences of the mergers. Opinions of counsel are not binding on the IRS or the courts, and the IRS and the courts are not precluded from taking contrary positions.

     EACH HOLDER OF SHARES OF OEI COMMON STOCK IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES TO OEI AND SEAGULL

     OEI and Seagull will not recognize gain or loss as a result of the merger. Seagull's aggregate adjusted tax basis in the assets received from OEI will be the same as OEI's aggregate adjusted tax basis in its assets. The holding period of the assets received by Seagull pursuant to the merger will include the periods for which OEI held its assets. Further, Seagull will not recognize gain as a result of the issuance of shares of New Ocean common stock or preferred stock to the stockholders of OEI.

TAX CONSEQUENCES TO HOLDERS OF OEI COMMON STOCK AND OEI SERIES A PREFERRED STOCK

     A U.S. Holder of OEI common stock or OEI Series A preferred stock will not recognize gain or loss on the exchange of such OEI common stock or OEI Series A preferred stock for New Ocean common stock or New Ocean preferred stock pursuant to the merger. Such holder's aggregate adjusted tax basis in the shares of New Ocean common stock or New Ocean preferred stock received in the merger will equal such holder's adjusted tax basis in the shares of OEI common stock or OEI Series A preferred stock surrendered in exchange therefor. The holding period of the shares of New Ocean common stock or New Ocean preferred stock received by each holder of OEI common stock or OEI Series A preferred stock in the merger will include the holding period of the OEI common stock or OEI Series A preferred stock surrendered in exchange therefor.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the merger, OEI common stockholders will become holders of New Ocean common stock. OEI is a Delaware corporation and New Ocean will be a Texas corporation. The rights of OEI stockholders are currently governed by the certificate of incorporation of OEI (the "OEI Charter"), the bylaws of OEI and the laws of Delaware. Following the merger, the rights of all former holders of OEI common stock will be governed by the Articles of Incorporation of Seagull (the "Seagull Charter") and the bylaws of Seagull (which will be the Articles of Incorporation and bylaws of New Ocean after the merger) and Texas law. The following is a summary comparison of the material differences between the rights of holders of OEI common stock and holders of Seagull common stock and more particularly certain material differences between certain provisions of the OEI Charter and the Seagull Charter, OEI's bylaws and Seagull's bylaws and the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA"). This summary is qualified in its entirety by reference to the full text of the OEI Charter, the Seagull Charter, OEI's bylaws and Seagull's bylaws. For information on how to obtain copies of these documents, see "Where You Can Find More Information." Furthermore, the description of the differences between the DGCL and the TBCA is a summary only, is not a complete description of the differences between the DGCL and the TBCA, and is qualified in its entirety by references to the DGCL and the TBCA.

AUTHORIZED CAPITAL STOCK

     The OEI Charter authorizes 250,000,000 shares of OEI common stock, par value $0.01 per share, and 10,000,000 shares of OEI preferred stock, par value $0.01 per share in one or more series and with such voting powers and designations, preferences, limitations and relative rights as may be designated by the OEI Board, of which 2,000,000 shares are designated as OEI Junior preferred stock and 50,000 are designated OEI Series A preferred stock.

     The Seagull Charter authorizes 100,000,000 shares of Seagull common stock, par value $0.10 per share, which will be increased to 450,000,000 shares in connection with the merger and 5,000,000 shares of Seagull preferred stock, par value $1.00 per share, which will be increased to 50,000,000 shares in connection with the merger, in one or more series and with such as may be designated by the Seagull Board of Directors, of which 500,000 are designated as Series B Junior Participating preferred stock, par value $1.00 per share. Additionally, upon completion of the merger, the 50,000 shares of Series A preferred stock of OEI will become 50,000 shares of Series A preferred stock of New Ocean, with the same voting powers and designations, preferences, limitations and relative rights.

DIRECTORS

NUMBER AND TERM

     The TBCA permits the charter or bylaws of a corporation to govern the number and term of directors. Seagull's bylaws provide that the number of directors comprising the Seagull Board shall not be less than eight persons nor more than 18 persons and shall be fixed from time to time by the Seagull Board. The Seagull Board currently consists of 12 directors and will be increased to 15 directors upon the completion of the merger and the election of the eight persons designated by OEI and the resignation of five of the current Seagull directors and the designation of the other seven Seagull directors to the New Ocean Board as described in this Joint Proxy Statement/Prospectus. The Seagull Board is divided into three classes of directors as equal in number as possible. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of shareholders. These provisions will remain unchanged as a result of the merger.

     The DGCL also permits the charter or bylaws of a corporation to govern the number and term of directors. The OEI Charter provides for the OEI Board, which currently consists of 14 directors, to be classified in the same manner as the Seagull Board.

REMOVAL

     The DGCL provides that if a corporation has a classified board (which OEI does), unless the charter provides otherwise, stockholders may remove a director only for cause. The OEI Charter provides that a director may be removed only for cause and the OEI bylaws further provide that the sole method for removal of a director for cause is the following: at any annual meeting or special meeting of the stockholders of OEI, the notice of which shall state that the removal of a director is among the purposes of the meeting, the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the outstanding shares of voting stock of OEI, voting together as a single class, may remove the director for cause.

     The TBCA provides that (if authorized by a corporation's charter or bylaws) at any meeting of shareholders called expressly for the purpose of removing a director, a director may be removed, with or without cause, by the vote of a specified percentage (but not less than a majority) of the shares entitled to vote at an election of directors. However, Seagull's bylaws provide that directors may only be removed for cause, at any meeting called expressly for that purpose, by a vote of the majority of shares of Seagull entitled to vote for the election of directors.

VACANCY

     Pursuant to the DGCL and OEI's bylaws, any vacancy in the OEI Board shall be filled by the majority vote of the remaining directors (even if less than a quorum).

     The TBCA, and Seagull's bylaws provide that any vacancy on the Seagull Board may be filled either by an election at an annual or special shareholders' meeting called for such purpose or by a majority vote of the remaining directors (even if less than a quorum). However, the TBCA places certain limits on the ability of a corporation's board to fill directorships created by an increase in the size of the board (rather than as a result of the resignation, removal or death of a director). Because of these limitations, any directorship created by an increase in the size of the Seagull Board may be filled by the Seagull Board only if such directorship is for a term expiring at the next annual meeting of Seagull shareholders and the number of such directorships filled by the Seagull Board between any two successive annual meetings of Seagull shareholders is not more than two.

SPECIAL MEETINGS OF STOCKHOLDERS

     The DGCL provides that the board of directors or such person or persons authorized by the corporation's charter or bylaws may call a special meeting of stockholders. The OEI Charter provides that annual or special meetings of stockholders may be called only by the Chairman of the Board and shall be called within ten days after receipt of the written request of the OEI Board, pursuant to a resolution approved by a majority of the whole OEI Board.

     The TBCA provides that, in addition to the board of directors, the president or other persons authorized by the corporation's charter or bylaws and holders of 10% of all the shares entitled to vote have the right to call a special shareholders' meeting, unless the charter provides otherwise. Seagull's bylaws provide that a special meeting of shareholders may be called at any time by the Chairman of the Board, the President, the Board of Directors or the holders of at least 10% of all shares entitled to vote at the special meeting.

NOTICE FOR ANNUAL MEETINGS; CERTAIN PROPOSALS

     The bylaws of OEI and Seagull each provide that to be properly brought before an annual meeting, business must be specified in the notice of meeting given by or at the direction of the Board of Directors (or otherwise brought before the meeting by or at the direction of the Board of Directors) or properly brought before the meeting by a stockholder of OEI or shareholder of Seagull. The corporations' bylaws further provide that for business to be brought before an annual meeting by a stockholder or shareholder, timely written notice must be given by such stockholder or shareholder to the corporation's Secretary.

     Under OEI's bylaws, a stockholder's notice must be delivered to or mailed and received at OEI's principal offices not less than 80 days prior to such meeting. However, in the event that OEI provides its stockholders less than 90 days notice or public disclosure of the meeting, a stockholder's notice will be timely if received not later than the close of business on the tenth day following the date on which such notice of meeting was mailed (or otherwise disclosed to the public) by OEI. Under Seagull's bylaws, a shareholder's notice must be delivered to or mailed and received at Seagull's principal executive offices not less than 90 days prior to the anniversary of the immediately preceding annual meeting of shareholders.

CHARTER AMENDMENT

     Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and (if applicable) the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any such amendment would adversely affect the rights of any holders of shares of a class of stock, the vote of the holders of a majority of all outstanding shares of the class, voting as a class, is also necessary to authorize such amendment.

     The OEI Charter requires certain supermajority votes. The affirmative vote of the holders of at least 75% of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least 75% of the then outstanding shares of each class of stock of the corporation voting separately as a class shall be required to adopt any amendment to the OEI Charter regarding: (1) the creation, issuance, redemption and governance of rights to purchase capital stock or other securities of OEI; (2) amendments to the OEI bylaws; (3) the liquidation or dissolution of OEI; (4) indemnification of directors, officers, agents and employees; (5) certain provisions concerning stockholders' meetings; (6) the number, power, removal and election of directors; and (7) the vote required to amend the OEI Charter.

     Under the TBCA, the articles of incorporation of a corporation may be amended if the board of directors sets forth the proposed amendment in a resolution and directs that it be submitted to a vote at a meeting of shareholders and the holders of two-thirds of the outstanding shares entitled to vote thereon approve it by affirmative vote, unless the articles of incorporation require the vote of a different number of shares. In addition, each class or series of stock affected, even if such stock would not otherwise be entitled to vote, must approve by at least two-thirds vote amendments which make changes regarding the stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class. Seagull's Charter may be amended by the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

AMENDMENT TO BYLAWS

     Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, unless the corporation's charter or bylaws vest such power in the board of directors. The OEI Charter and bylaws provide that the OEI Board may make, alter, amend or repeal the OEI bylaws without the consent or vote of the stockholders, but any such action regarding the OEI bylaws taken by the OEI Board may also be altered, amended, or repealed by the stockholders at any meeting of stockholders by the affirmative vote of the holders of at least
66 2/3% of the outstanding shares entitled to vote thereon, provided notice that an amendment to the bylaws is to be considered and acted upon is inserted in the notice or waiver of notice of such meeting.

     The TBCA provides that a board of directors may amend or repeal a corporation's bylaws, or adopt new bylaws unless the charter reserves such power exclusively to the shareholders or the shareholders, in adopting, amending or repealing a bylaw provision provide that the board may not amend or repeal such provision. Amendments to Seagull's bylaws require the approval of either a majority of the outstanding shares of Seagull common stock entitled to vote thereon or the majority of the Seagull Board, except that a vote of the holders of at least two-thirds of the shares entitled to vote thereon is required for amendments relating to the powers, number, term of office (including classified board provisions), vacancies and removals of the members of the Seagull Board or the provisions authorizing amendments to Seagull's bylaws.

STATE TAKEOVER LEGISLATION

     Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless:

     - prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     A corporation may adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote.

     Article Thirteen of the TBCA imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated shareholder prior to the affiliated shareholder becoming an affiliated shareholder. Article Thirteen prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such shareholders being defined as an affiliated stockholder) for a period of three years following the shareholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. Such a vote of shareholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated shareholder before the affiliated shareholder acquires beneficial ownership of 20% of the shares, or if the affiliated shareholder was an affiliated shareholder before December 31, 1996, and continued as such through the date of the transaction. Article Thirteen does not contain the Delaware 85% unaffiliated share tender offer exception.

RIGHTS PLANS

     OEI has entered into a rights agreement pursuant to which preferred stock purchase rights are attached to each outstanding share of OEI common stock that entitle the registered holder to purchase from OEI, one one-hundredth of a share of OEI junior preferred stock at a purchase price of $240, subject to adjustment. Each outstanding share of OEI common stock has one right attached to it.

     The rights will separate from the OEI common stock upon the earlier of 10 days following a public announcement that a person or group of affiliated or associated persons (an "OEI Acquiring Person"), has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of OEI common stock, or 10 business days (or such later date as may be determined by action of the OEI Board of Directors in certain circumstances) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of OEI common stock.

     In the event that OEI is acquired in a merger or other business combination transaction or 50% or more of OEI's consolidated assets or earning power is sold, each right holder will have the right to receive upon payment of the exercise price the number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes an OEI Acquiring Person, each holder of a right will have the right to receive upon payment of the exercise price a number of shares of OEI common stock (or, under certain circumstances, cash, other equity securities or property of OEI) having a market value of two times the exercise price of the right. This right is not extended to the rights beneficially owned by an OEI Acquiring Person or any transferee, and those rights become void.

     Prior to the earlier of 5:00 p.m., Houston, Texas time on the 10th day after the person or group has become an OEI Acquiring Person, or the expiration of the rights, OEI may redeem the rights at a price of $0.001 per right (subject to certain exceptions), after which the right to exercise the rights will immediately terminate and the only right of the holders of rights will be to receive the redemption price.

     Pursuant to the OEI rights agreement, the rights are not applicable to the merger and the other transactions contemplated by the merger agreement.

     Seagull has entered into a rights plan which has substantially similar terms as the OEI rights plan except that the exercise price is different and the threshold upon which the rights will separate from the Seagull common stock is the acquisition or right to acquire 10% or more of the outstanding Seagull common stock, rather than 15%. The Seagull rights are not applicable to the merger or the transactions contemplated thereby.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

     The OEI Charter and bylaws provide, in substance, that each person made a party or threatened to be made a party to any type of proceeding, by reason of the fact that he or she is or was a director or officer of OEI or is or was serving at the request of OEI as a director, officer, employee or agent of another corporation, will be indemnified and held harmless by OEI to the full extent permitted by the DGCL, against all expense, liability, loss, judgments and fines actually and reasonably incurred by such person in connection therewith.

     The TBCA permits a corporation to provide indemnification or advancement of expenses, by a bylaw provision, agreement, security arrangement or otherwise against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding if that person conducted himself or herself in good faith and, in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation's best interest, in all other cases that his or her conduct was not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he or she received an improper personal benefit, indemnification under the TBCA is limited to the reimbursement of reasonable expenses. No indemnification will be available if the person is found liable for willful or intentional misconduct. Seagull's bylaws provide that Seagull shall indemnify its directors and officers to the fullest extent permitted by Texas law.

ABSENCE OF APPRAISAL RIGHTS

     Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, except as otherwise provided by the DGCL, stockholders do not have such appraisal rights if they hold shares or depository receipts that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders and if, among other things, the consideration they receive for their shares consists of (a) shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof, (b) shares of stock or depository receipts in respect thereof of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence, or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     Under the TBCA, in general, a shareholder has (a) the right to dissent from any plan of merger or consolidation or Disposition to which such corporation is a party if the TBCA requires a shareholder vote and (b) appraisal rights upon compliance with the statutory procedures. Under the TBCA, a shareholder of a corporation does not have the right to dissent or to assert appraisal rights if (a) the shares held by such shareholder are part of a class or series of shares that are listed on a national securities exchange, or held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or consolidation or Disposition and (b) the shareholder is not required by the terms of the plan of merger or consolidation or Disposition to accept for his shares any consideration other than (1) shares of corporation that, immediately after the effective date of the merger, will be part of a class the shares of which are (x) listed or authorized for listing upon official notice of issuance, on a national securities exchange, or (y) held of record by not less than 2,000 holders or (2) cash in lieu of fractional shares that such stockholder is otherwise entitled to receive.

INSPECTION OF BOOKS AND RECORDS

     Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

     Under the TBCA, any stockholder who holds at least 5% of all of the outstanding shares of a corporation or that has held his shares for at least six months will have the right upon written demand to examine at any reasonable time, for any proper purpose, the relevant books and records of account, minutes and share transfer records of the corporation.

VOTE REQUIRED FOR MERGERS

     Unless the articles of incorporation or the board of directors requires a greater vote, the DGCL generally requires the affirmative vote of the holders a majority of the shares in each class entitled to vote to approve a merger. The OEI Charter and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

     Unless the board of directors requires a greater vote, the TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve a merger, or if any class of shares is entitled to vote as a class on the approval of a merger, the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. The Seagull Charter and bylaws do not contain any specific provisions relating to shareholder approval of mergers.

VOTE REQUIRED FOR SALES OF ASSETS

     Unless the articles of incorporation or the board of directors, requires a greater vote, the DGCL generally requires that the holders of a majority of the corporation's outstanding stock to adopt a resolution authorizing the sale, lease or exchange of all or substantially all of the corporation's property or assets. The OEI Charter and bylaws do not contain any specific provisions relating to stockholder approval of such dispositions.

     The TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve the sale, lease, exchange or other disposition of all or substantially all the corporation's assets if other than in the usual and regular course of business, or if any class of shares is entitled to vote as a class on the approval of a sale, lease, exchange or other disposition of all or substantially all the corporation's assets, the vote required for approval of such transaction is the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. The TBCA does not require shareholder approval of a sale of assets in the usual and regular course of business unless otherwise specified in the articles of incorporation. Under the TBCA, a sale of assets shall be deemed to be in the usual and regular course of business if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which it engages following the transactions. The Seagull

Charter and bylaws do not contain any specific provisions relating to shareholder approval of such dispositions.

                     DESCRIPTION OF NEW OCEAN CAPITAL STOCK

     The New Ocean Articles of Incorporation, which will be Seagull's Articles of Incorporation as currently in effect with the exception of the amendments described in this Joint Proxy Statement/ Prospectus, will provide that the authorized capital stock of New Ocean will consist of 450,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $1.00 per share, each of which is described below.

NEW OCEAN PREFERRED STOCK

GENERAL

     Under New Ocean's Articles of Incorporation, as amended in connection with the merger, the Board of Directors will be authorized, subject to the rights of the holders of New Ocean Series A Preferred Stock, to provide for the issuance of up to 50,000,000 shares of New Ocean preferred stock in one or more series, with such voting powers, or without voting powers, and with such designations and relative rights and preferences as shall be set forth in resolutions providing for the issuance thereof adopted by the New Ocean Board of Directors. At present, 500,000 shares of Seagull preferred stock are designated as Series B Junior Participating Seagull preferred stock in connection with the Share Purchase Rights Plan described above and will become Series B Junior Participating preferred stock of New Ocean after the merger (the "New Ocean Series B Preferred Stock"), although no such shares of Seagull are currently issued and outstanding. No other shares of Seagull preferred stock have been designated or are outstanding.

NEW OCEAN SERIES A PREFERRED STOCK

EFFECTS OF THE MERGER

     Each share of the OEI Series A preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted automatically into one share of preferred stock, par value $1.00 per share, of New Ocean, having substantially equivalent rights, preferences and limitations as the OEI Series A preferred stock but convertible into New Ocean common stock instead of OEI common stock in the manner contemplated by the terms of the OEI Series A preferred stock.

     No certificates representing New Ocean Series A preferred stock will be issued to holders of OEI Series A preferred stock unless requested by such holders. Instead, following the merger, certificates that prior to the effective time represented shares of OEI Series A preferred stock will be deemed to represent an equal number of shares of New Ocean Series A preferred stock until surrendered for transfer or exchange.

APPRAISAL RIGHTS

     Under Delaware law the holders of OEI Series A preferred stock will have the right to dissent from the merger and demand appraisal of, and payment for the fair market value of such shares. In order to dissent, the dissenting stockholders must deliver to OEI, prior to the vote being taken on the merger at the OEI special meeting, written notice of such holder's intent to demand payment for such holders OEI Series A preferred stock if the merger is completed and such holder must not vote in favor of the merger agreement.

GENERAL

     In November 1998, the OEI Board of Directors authorized the designation of 50,000 shares of OEI Series A preferred stock and OEI has since issued 50,000 shares. As described above, upon consummation of the merger, each share of OEI Series A preferred stock will be converted into one share of New Ocean

Series A preferred stock. The terms of the New Ocean Series A preferred stock (a description of which is set forth below) will be identical to the terms of the OEI Series A preferred stock.

RANK

     The New Ocean Series A preferred stock will, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, dissolution or winding up of New Ocean, rank (i) senior to the New Ocean common stock and all New Ocean capital stock which by its terms does not rank senior to or on parity with the New Ocean Series A preferred stock, (ii) on a parity with all New Ocean capital stock which by its terms will rank on parity with the New Ocean Series A preferred stock and (iii) junior to all New Ocean capital stock which by its terms will rank senior to the New Ocean Series A preferred stock.

DIVIDENDS

     Holders of each share of New Ocean Series A preferred stock will be entitled to receive cumulative dividends at the rate of $65.00 per annum, payable semi-annually in cash. The first payment is due April 1, 1999. No dividends may be paid on any New Ocean common stock or any other New Ocean equity security that ranks below the New Ocean Series A preferred stock unless all cumulated and unpaid dividends have been paid on the New Ocean Series A preferred stock.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of New Ocean, holders of the New Ocean Series A preferred stock will be entitled to receive, out of the assets of New Ocean available for distribution to shareholders, a liquidating distribution of $1,000.00 per share, plus any accrued and unpaid dividends. This liquidation distribution will be made before any distributions are made on the New Ocean common stock or any other New Ocean equity securities that rank below the New Ocean Series A preferred stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of New Ocean, the assets of New Ocean are insufficient to pay in full the amounts payable on the New Ocean Series A preferred stock and any other class of capital stock ranking on a parity with the New Ocean Series A preferred stock, the holders of the New Ocean Series A preferred stock and other parity securities will share ratably in any such distribution of the assets in proportion to the full liquidation preference to which they are entitled. After payment in full of the liquidation preference, the holders of the New Ocean Series A preferred stock will not be entitled to any further distributions of New Ocean assets.

CONVERSION RIGHTS

     The New Ocean Series A preferred stock will be convertible into shares of New Ocean common stock at the option of the holder, at any time or from time to time. However, the New Ocean Series A preferred stock will automatically convert into shares of New Ocean common stock if, for any 20 consecutive trading days, the closing price of New Ocean common stock equals or exceeds the Forced Conversion Price (defined below). All New Ocean Series A preferred stock will be converted into the number of shares of New Ocean common stock determined by dividing: (i) the sum of (A) $1,000.00 plus (B) all accrued and unpaid dividends by (ii) the Conversion Price in effect on the date of conversion.

     The "Conversion Price" is initially $15.00. The Conversion Price is subject to adjustment upon the occurrence of certain events, including the issuance of additional New Ocean common stock (including options, rights or warrants) for less than a pre-determined price, the issuance of New Ocean common stock as a dividend or distribution on the New Ocean common stock, and a subdivision or combination of New Ocean common stock. New Ocean will be required to give notice of a change in the Conversion Price to all holders of the New Ocean Series A preferred stock, as well as place such notice on file at New Ocean's principal place of business and with the transfer agent for the New Ocean Series A preferred stock. Prior to November 10, 2001, the "Forced Conversion Price" will be 175% of the Conversion Price and it will be 150% of the Conversion Price thereafter.

     In case of (i) any reclassification or change of outstanding shares of New Ocean common stock, or any merger or consolidation with any other entity that results in the reclassification, change or cancellation of outstanding shares of New Ocean common stock or (ii) any sale of all or substantially all of the assets of New Ocean, after such event the New Ocean Series A preferred stock will be convertible into the kind and amount of securities, cash and other property which the holder of New Ocean Series A preferred stock would have been entitled to receive had the holder owned New Ocean common stock immediately prior to the occurrence of such event.

OPTIONAL REDEMPTION

     Shares of the New Ocean Series A preferred stock will be redeemable for cash at the option of New Ocean, provided that New Ocean is not obligated to redeem any shares. The price of such redemption will be equal to the sum of (i) the product of (A) the number of shares of New Ocean common stock into which one share of New Ocean Series A preferred stock is convertible and (B) the Forced Conversion Price and (ii) all accrued and unpaid dividends.

MANDATORY REDEMPTION

     On November 10, 2018 and on each anniversary thereafter until the New Ocean Series A preferred stock is fully retired, if (i) the shares of New Ocean Series A preferred stock have not been converted or redeemed previously and (ii) the closing price of New Ocean common stock into which the New Ocean Series A preferred stock is convertible is less than the Conversion Price for a period of 30 consecutive trading days during the immediately preceding 12-month period, then the holder may redeem in cash the lesser of (y) 1/5 of the shares of New Ocean Series A preferred stock owned by the holder or (z) the number of shares equal to the amount resulting from dividing the holder's pro rata share of the Available Cash (defined below) by the redemption price per share. The redemption price per share is $1,000.00, plus all accrued and unpaid dividends.

     The term "Available Cash" means the lesser of (i) the amount of cash legally available for the redemption of stock by New Ocean or (ii) the amount of cash, if any, available for the redemption of stock by New Ocean without materially disrupting the normal course of business of New Ocean, as determined in good faith by the New Ocean Board of Directors. However, New Ocean will not be required to redeem any New Ocean Series A preferred stock if the redemption would result in a default under any agreement or obligation by which New Ocean is bound.

VOTING RIGHTS

     The holders of the New Ocean Series A preferred stock will be entitled to vote on all matters on which New Ocean common stock holders are entitled to vote. Each holder of New Ocean Series A preferred stock will be entitled to a number of votes equal to the number of shares of New Ocean common stock into which the New Ocean Series A preferred stock is convertible as of the record date for such vote. Whenever the holders are entitled to vote as a class, each holder will be entitled to the number of votes equal to the number of shares of New Ocean common stock into which the New Ocean Series A preferred stock is convertible as of the record date for such vote.

     Additionally, so long as any New Ocean Series A preferred stock is outstanding, without the consent of two-thirds of the shares of the New Ocean Series A preferred stock then outstanding voting as a class, New Ocean will not
(i) create a new class or series of stock having a dividend or liquidation preference senior to the New Ocean Series A preferred stock or (ii) amend, alter or repeal the New Ocean Articles of Incorporation in a manner that will adversely affect the rights of the New Ocean Series A preferred stock holders.

                             ELECTION OF DIRECTORS

     Fifteen directors are to be elected to the New Ocean Board of Directors at the special meeting, subject to consummation of the merger. Seagull's bylaws provide for a classified Board of Directors. The Seagull Board of Directors is divided into Classes I, II and III, the terms of which are currently scheduled to expire respectively on the dates of Seagull's Annual Meeting of Shareholders in 1999, 2000, and 2001, respectively. Pursuant to the terms of the merger agreement, at the effective time, the size of the New Ocean's Board of Directors will be increased from Seagull's current number of 12 directors to 15 directors for New Ocean, and eight individuals designated by OEI and seven individuals designated by Seagull will, subject to consummation of the merger, be elected to serve on the New Ocean Board of Directors. Each of the current directors of Seagull not continuing on the New Ocean Board of Directors will resign upon effectiveness of the merger.

     The terms of the directors elected at the Seagull special meeting will expire at the Seagull annual meeting of shareholders in the year indicated above and until their respective successors shall have been elected and qualified. Each of the individuals designated by OEI currently serves as a director of OEI and each of the individuals designated by Seagull currently serves as a director of Seagull.

     The TBCA and Seagull's bylaws require the size of each class to be nearly as equal as possible. As set forth below, five individuals have been nominated to serve in each class of directors, and as a result, after the merger, each of the classes of New Ocean's Board of Directors will contain five members.

     A plurality of the votes cast in person or by proxy at the Seagull special meeting by the holders of Seagull common stock is required to elect a director. Accordingly, under Texas law and Seagull's Articles of Incorporation and bylaws, abstentions and broker non-votes will have no effect on the election of directors. Shareholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees to the New Ocean Board of Directors listed in the table below. Although the Seagull Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Seagull special meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be designated by OEI or Seagull, as the case may be, in accordance with the terms of the merger agreement.

NOMINEES

     The following table sets forth information regarding the names, ages, principal occupations and directorships in other companies held by the nominees for director:

NOMINEES                      AGE           PRINCIPAL OCCUPATION AND DIRECTORSHIPS
--------                      ---           --------------------------------------
CLASS I NOMINEES
Milton Carroll..............   48   Chairman of the Board, President and Chief Executive
                                    Officer, Instrument Products, Inc.; Director, Blue
                                      Cross Blue Shield of Texas, Houston Industries, Inc.
                                      and Texas Eastern Products Pipeline Co. Director of
                                      Seagull since 1997.
Thomas D. Clark, Jr.........   57   Ourso Distinguished Professor of Business and Dean of
                                    College of Business Administration at Louisiana State
                                      University. Director of OEI since 1997.
Peter J. Fluor..............   51   President and Chief Executive Officer, Texas Crude
                                    Energy, Inc. (independent oil and gas company);
                                      Director, Fluor Corporation. Director of Seagull
                                      since 1980.
Robert L. Howard............   62   Retired Vice President of Domestic Operations,
                                    Exploration and Production, Shell Oil Company;
                                      Director, Camco International, Inc., Southwestern
                                      Energy Company, McDermott International Inc. and J.
                                      Ray McDermott, S.A. Director of OEI since 1998.
Charles F. Mitchell,
  M.D. .....................   50   Otolaryngologist and facial plastic surgeon. Director
                                    of OEI since 1995.
CLASS II NOMINEES
J. Evans Attwell............   67   Attorney, Vinson & Elkins L.L.P.; Director, American
                                    General Corporation and Dain Rauscher Corporation.
                                      Director of Seagull since 1974.
Barry J. Galt...............   64   Chairman of the Board of Seagull; Director, Standard
                                      Insurance Company, Trinity Industries, Inc. and
                                      Halter Marine Group, Inc. Director of Seagull since
                                      1983.
Elvis L. Mason..............   65   Chairman and Chief Executive Officer, Safeguard
                                    Business Systems, Inc.; Director, San Jacinto Holdings,
                                      Inc. Director of OEI since 1998.
David K. Newbigging.........   64   Chairman, Friends' Provident Life; Director, Merrill
                                    Lynch & Co., Inc. Director of OEI since 1998.
Dee S. Osborne..............   68   President, Finial Investment Corporation (investments);
                                      Director, EOTT Energy Corp. (the general partner of
                                      EOTT Energy Partners, L.P.); Chairman and Director,
                                      People's Choice TV of Houston, Inc. Director of
                                      Seagull since 1983.
CLASS III NOMINEES
John B. Brock...............   66   Chairman of the Board of OEI; Director, Southwest Bank
                                    of Texas, Southwest Bankcorporation of Texas Inc.
                                      Director of OEI since 1998.
James L. Dunlap.............   61   Vice Chairman of OEI; Director, Massachusetts Mutual
                                    Life Insurance Company. Director of OEI since 1998.
James C. Flores.............   39   President and Chief Executive Officer of OEI. Director
                                    of OEI since 1992.
James T. Hackett............   44   President and Chief Executive Officer of Seagull.
                                    Director of Seagull since 1998.
R. A. Walker................   41   Senior Managing Director, Prudential Capital Group;
                                    Director, YPF/Maxus Energy and Coca-Cola Bottling Group
                                      (Southwest). Director of Seagull since 1996.

     Each of the nominees named above has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Mr. Clark was employed with Florida State University until 1995 in a variety of positions including Professor and Chairman of the Department of Information and Management Sciences and Director of the Center for Information Systems Research.

     Mr. Mason has served as Chairman of the Board of Directors and Chief Executive Officer of San Jacinto Holdings, Inc. since December 1991 and Managing Partner of Mason Best Company, L.P., a merchant banking firm, since August 1984. He has served as Chief Executive Officer of Safeguard Business Systems Inc. since August 1997 and from December 1992 to October 1996.

     Mr. Newbigging served as Chairman of Faupel Trading Group P.L.C., Equitas Holdings Limited, Equitas Reinsurance Limited and Equitas Limited.

     Mr. Brock served as Chairman of the Board of United Meridian Corporation ("UMC") from 1995 to March 1998 at which time UMC was merged into OEI. From 1989 to 1998 Mr. Brock held a variety of positions with UMC, including as Chief Executive Officer of UMC from May 1995 to March 1998.

     Mr. Dunlap served as President and Chief Operating Officer of UMC from October 1996 to March 1998. Prior to that time Mr. Dunlap spent 33 years with Texaco, Inc., most recently as Senior Vice President.

     Mr. Flores has served in various capacities with OEI for the past five years and has served as President and Chief Executive Officer since July 1995.

     Mr. Hackett served as President of the Energy Services division of Duke Energy from June 1997 through September 1998, following the merger of Duke Power Company and PanEnergy Corporation. From January 1996 until the merger, Mr. Hackett served as PanEnergy's Executive Vice President. Prior to his employment with PanEnergy, Mr. Hackett was employed by NGC Corporation from June 1990 through December 1995. He served as a Senior Vice President of NGC and the President of its Trident Division from March 1995 through December 1995, an Executive Vice President of NGC from January 1994 through March 1995 and a Senior Vice President of NGC from June 1990 through December 1993. Mr. Hackett also served as a director of NGC from January 1993 through March 1995.

     THE SEAGULL BOARD RECOMMENDS THAT SEAGULL SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES. ELECTION OF ALL 15 OF THE ABOVE NAMED NOMINEES IS A CONDITION TO THE MERGER.

                                    EXPERTS

     The audited financial statements of OEI incorporated by reference in this Joint Proxy Statement/ Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of Seagull incorporated by reference in this Joint Proxy Statement/ Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     Certain information with respect to the oil and gas reserves associated with a portion of Seagull's oil and gas properties derived from the report of DeGolyer and MacNaughton, independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

     Certain information with respect to the oil and gas reserves associated with a portion of Seagull's oil and gas properties derived from the report of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

     Certain information with respect to the oil and gas reserves associated with a portion of Seagull's oil and gas properties derived from the report of Ryder Scott Company, independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

     Certain information with respect to the oil and gas reserves associated with a portion of OEI's oil and gas properties derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, has been included and incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

                                 LEGAL MATTERS

     The validity of the Seagull common stock offered hereby will be passed upon by Vinson & Elkins L.L.P. In addition, Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Vinson & Elkins L.L.P. have delivered opinions to OEI and Seagull, respectively, as to certain tax matters. Mr. J. Evans Attwell, an attorney with Vinson & Elkins L.L.P., is a director of Seagull and has been nominated to serve on the New Ocean Board of Directors.

                             STOCKHOLDER PROPOSALS

SEAGULL

     Pursuant to various rules promulgated by the Securities and Exchange Commission, any proposals of holders of Seagull common stock intended to be presented to the annual meeting of shareholders of Seagull to be held in 1999 must have been received by Seagull, addressed to Sylvia Sanchez, Corporate Secretary, 1001 Fannin, Suite 1700, Houston, Texas 77002, no later than December 1, 1998, to be included in Seagull's proxy statement and form of proxy relating to that meeting.

     In addition to the Securities and Exchange Commission rules described in the preceding paragraph, Seagull's bylaws provide that for business to be properly brought before Seagull's annual meeting by a shareholder, the shareholder must have given timely notice in writing of the business to be brought before the meeting. To be timely, a shareholder's notice must be delivered to or mailed and received at Seagull's principal executive offices, 1001 Fannin, Suite 1700, Houston, Texas 77002, on or before February 12, 1999. A shareholder's notice to the Secretary must contain certain information specified in Seagull's bylaws.

     Nominations of persons for election to Seagull's Board of Directors may be made by a shareholder at a meeting of shareholders only pursuant to timely notice in writing to the Secretary of Seagull. To be timely, a shareholder's notice shall be delivered to or mailed and received at Seagull's principal executive offices, 1001 Fannin, Suite 1700, Houston, Texas 77002 (i) with respect to an election to be held at the annual meeting of shareholders of Seagull, on or before February 12, 1999, and (ii) with respect to an election to be held at a special meeting of shareholders of Seagull for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary, must contain certain information specified in Seagull's bylaws.

OEI

     If the merger is not completed before OEI's annual meeting of stockholders, any proposal of a stockholder intended to be presented at the 1999 annual meeting of stockholders of OEI must have been received at OEI's principal executive offices no later than November 27, 1998, if the proposal is to be considered for inclusion in OEI's proxy statement relating to such meeting. In addition, OEI has adopted bylaw provisions which require that nominations of persons for election to the board of directors and the proposal of business by stockholders at an annual meeting of stockholders must fulfill certain requirements which include the requirement that notice of such nominations or proposals must be delivered to the Secretary of OEI not less than 80 days prior to the annual meeting of stockholders; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders of OEI, notice by the stockholder of the nomination or proposal to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure made.

                      WHERE YOU CAN FIND MORE INFORMATION

     OEI and Seagull file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     Seagull filed a Registration Statement on Form S-4 to register with the SEC the Seagull common stock which Seagull will issue to the OEI stockholders in the merger. This Joint Proxy Statement/ Prospectus is part of that Registration Statement and constitutes a prospectus of Seagull in addition to being a proxy statement for Seagull and OEI for their special meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Seagull and OEI to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that Seagull and OEI can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint proxy Statement/Prospectus.

     This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below.

SEAGULL SEC FILINGS:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998

     3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

     4. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

     5. Current Report on Form 8-K filed June 4, 1998

     6. Current Report on Form 8-K filed December 1, 1998

     7. The description of the Seagull Common Stock contained in the Registration Statement on Form 8-A declared effective by the Commission on January 30, 1981, together with the amendments on Form 8 filed with the Commission on January 29, 1981, January 30, 1981 and October 28, 1991

     8. The description of Seagull's Series B Junior Participating Preferred Stock and related rights contained in the Registration Statement on Form 8-A/A Amendment No. 1 filed with the Commission on December 17, 1997

     9. The information set forth under the headings "Election of Directors" and "Executive Compensation" of the Definitive Proxy Statement for the Annual Meeting of Shareholders held on May 13, 1998 filed under cover of
       Schedule 14A with the Commission

OEI SEC FILINGS:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998

     3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

     4. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

     5. Current Report on Form 8-K filed March 3, 1998

     6. Current Report on Form 8-K filed May 6, 1998

     7. Current Report on Form 8-K filed May 29, 1998

     8. Current Report on Form 8-K filed November 25, 1998

     Seagull and OEI are also incorporating by reference additional documents that they file with the Securities and Exchange Commission between the date of this Joint Proxy Statement/Prospectus and the date of the special meetings.

     If you are a stockholder of Seagull or OEI, we may have sent you some of the documents listed above, but you can obtain any of them from us or the Securities and Exchange Commission. Documents listed above are available from us without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents listed above by requesting them in writing from the appropriate company at the following address:

Seagull Energy Corporation                 Ocean Energy, Inc.
1001 Fannin, Suite 1700                    1201 Louisiana, Suite 1400
Houston, Texas 77002                       Houston, Texas 77002
Attn: Investor Relations                   Attn: Investor Relations

     If you would like to request documents from us, please do so by           ,
1999 so that you may receive them before the special meetings. You should rely only on the information contained in this Joint Proxy Statement/Prospectus to vote on the proposals submitted by the Seagull and OEI Boards. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy
Statement/Prospectus is dated           , 1999. You should not assume that the
information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to shareholders of Seagull and stockholders of OEI nor the issuance of New Ocean common stock or New Ocean preferred stock in the merger shall create any implication to the contrary.

     OEI has provided all of the information contained in this Joint Proxy Statement/Prospectus with respect to OEI and Seagull has provided all of the information contained in this Joint Proxy Statement/ Prospectus with respect to Seagull.

     YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE. PROMPT RETURN OF YOUR PROXY MAY SAVE SEAGULL AND OEI ADDITIONAL SOLICITATION EXPENSE.

     WE ENCOURAGE ALL STOCKHOLDERS OF SEAGULL AND OEI TO ATTEND THE SPECIAL
MEETINGS ON           , 1999.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           SEAGULL ENERGY CORPORATION

                                      AND

                               OCEAN ENERGY, INC.

                         DATED AS OF NOVEMBER 24, 1998

                  As Modified by Amendment No. 1 to Agreement
                and Plan of Merger dated as of December 9, 1998

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

Section 1.1      The Merger..................................................    A-1
Section 1.2      Effective Time of the Merger................................    A-1
Section 1.3      Tax Treatment...............................................    A-1
Section 1.4      Accounting Treatment........................................    A-1

                                     ARTICLE II
                             THE SURVIVING CORPORATION
Section 2.1      Articles of Incorporation...................................    A-2
Section 2.2      Bylaws......................................................    A-2
Section 2.3      Directors and Officers......................................    A-2

                                    ARTICLE III
                                CONVERSION OF SHARES
Section 3.1      Conversion of Capital Stock.................................    A-2
Section 3.2      Surrender and Payment.......................................    A-4
Section 3.3      Stock Options...............................................    A-5
Section 3.4      No Fractional Shares........................................    A-6
Section 3.5      Closing.....................................................    A-6

                                     ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF OEI
Section 4.1      Organization and Qualification..............................    A-6
Section 4.2      Capitalization..............................................    A-7
Section 4.3      Authority...................................................    A-8
Section 4.4      Consents and Approvals; No Violation........................    A-8
Section 4.5      OEI SEC Reports.............................................    A-9
Section 4.6      Financial Statements........................................    A-9
Section 4.7      Absence of Undisclosed Liabilities..........................    A-9
Section 4.8      Absence of Certain Changes..................................   A-10
Section 4.9      Taxes.......................................................   A-10
Section 4.10     Litigation..................................................   A-11
Section 4.11     Employee Benefit Plans; ERISA...............................   A-11
Section 4.12     Environmental Liability.....................................   A-12
Section 4.13     Compliance with Applicable Laws.............................   A-13
Section 4.14     Insurance...................................................   A-13
Section 4.15     Labor Matters; Employees....................................   A-14
Section 4.16     Reserve Reports.............................................   A-14
Section 4.17     Permits.....................................................   A-15
Section 4.18     Material Contracts..........................................   A-15
Section 4.19     Required Stockholder Vote or Consent........................   A-16
Section 4.20     Proxy Statement/Prospectus; Registration Statement..........   A-16
Section 4.21     Intellectual Property.......................................   A-16
Section 4.22     Hedging.....................................................   A-16
Section 4.23     Brokers.....................................................   A-17
Section 4.24     Tax-Free Reorganization.....................................   A-17
Section 4.25     Fairness Opinion............................................   A-17
Section 4.26     Year 2000 Issues............................................   A-17
Section 4.27     Takeover Laws...............................................   A-17

                                     ARTICLE V
                           REPRESENTATIONS AND WARRANTIES
                                     OF SEAGULL
Section 5.1      Organization and Qualification..............................   A-18
Section 5.2      Capitalization..............................................   A-18
Section 5.3      Authority...................................................   A-19
Section 5.4      Consents and Approvals; No Violation........................   A-19
Section 5.5      Seagull Financial Statements................................   A-20
Section 5.6      Absence of Undisclosed Liabilities..........................   A-20
Section 5.7      Absence of Certain Changes..................................   A-21
Section 5.8      Seagull SEC Reports.........................................   A-21
Section 5.9      Taxes.......................................................   A-21
Section 5.10     Litigation..................................................   A-22
Section 5.11     Employee Benefit Plans; ERISA...............................   A-22
Section 5.12     Environmental Liability.....................................   A-23
Section 5.13     Compliance with Applicable Laws.............................   A-24
Section 5.14     Insurance...................................................   A-24
Section 5.15     Labor Matters...............................................   A-24
Section 5.16     Reserve Reports.............................................   A-25
Section 5.17     Material Contracts..........................................   A-25
Section 5.18     Permits.....................................................   A-26
Section 5.19     Required Stockholder Vote or Consent........................   A-26
Section 5.20     Proxy Statement/Prospectus; Registration Statement..........   A-26
Section 5.21     Intellectual Property.......................................   A-27
Section 5.22     Hedging.....................................................   A-27
Section 5.23     Brokers.....................................................   A-27
Section 5.24     Tax Matters.................................................   A-27
Section 5.25     Fairness Opinion............................................   A-28
Section 5.26     Year 2000 Issues............................................   A-28
Section 5.27     Regulation as a Utility.....................................   A-28
Section 5.28     Takeover Laws...............................................   A-28

                                     ARTICLE VI
                       CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1      Conduct of Business by OEI Pending the Merger...............   A-28
Section 6.2      Conduct of Business by Seagull Pending the Merger...........   A-30

                                    ARTICLE VII
                               ADDITIONAL AGREEMENTS
Section 7.1      Access and Information......................................   A-32
Section 7.2      Acquisition Proposals.......................................   A-32
Section 7.3      Directors' and Officers' Indemnification and Insurance......   A-34
Section 7.4      Further Assurances..........................................   A-34
Section 7.5      Expenses....................................................   A-35
Section 7.6      Cooperation.................................................   A-36
Section 7.7      Publicity...................................................   A-36
Section 7.8      Additional Actions..........................................   A-36
Section 7.9      Filings.....................................................   A-36
Section 7.10     Consents....................................................   A-36
Section 7.11     Employee Matters; Benefit Plans.............................   A-36
Section 7.12     Board, Committees and Executive Officers....................   A-37
Section 7.13     Stockholders Meetings.......................................   A-39
                 Preparation of the Proxy Statement/Prospectus and
Section 7.14     Registration Statement......................................   A-39

Section 7.15     Stock Exchange Listing......................................   A-40
Section 7.16     Notice of Certain Events....................................   A-40
Section 7.17     Site Inspections............................................   A-41
Section 7.18     Affiliate Agreements; Tax Treatment.........................   A-41
Section 7.19     Stockholder Litigation......................................   A-41
Section 7.20     Indenture Matters...........................................   A-41
Section 7.21     Credit Facility.............................................   A-41
Section 7.22     Seagull Rights Plan.........................................   A-41
Section 7.23     Registration Rights Agreements..............................   A-41
Section 7.24     Employment Agreements and Severance Agreements..............   A-42

                                    ARTICLE VIII
                      CONDITIONS TO CONSUMMATION OF THE MERGER
Section 8.1      Conditions to the Obligation of Each Party..................   A-42
Section 8.2      Conditions to the Obligations of Seagull....................   A-42
Section 8.3      Conditions to the Obligations of OEI........................   A-43

                                     ARTICLE IX
                                      SURVIVAL
Section 9.1      Survival of Representations and Warranties..................   A-43
Section 9.2      Survival of Covenants and Agreements........................   A-43

                                     ARTICLE X
                         TERMINATION, AMENDMENT AND WAIVER
Section 10.1     Termination.................................................   A-44
Section 10.2     Effect of Termination.......................................   A-45

                                     ARTICLE XI
                                   MISCELLANEOUS
Section 11.1     Notices.....................................................   A-45
Section 11.2     Separability................................................   A-46
Section 11.3     Assignment..................................................   A-46
Section 11.4     Interpretation..............................................   A-46
Section 11.5     Counterparts................................................   A-46
Section 11.6     Entire Agreement............................................   A-46
Section 11.7     Governing Law...............................................   A-46
Section 11.8     Attorneys' Fees.............................................   A-46
Section 11.9     No Third Party Beneficiaries................................   A-47
Section 11.10    Disclosure Schedules........................................   A-47
Section 11.11    Amendments and Supplements..................................   A-47
Section 11.12    Extensions, Waivers, Etc....................................   A-47

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") dated as of November 24, 1998, by and between Seagull Energy Corporation, a Texas corporation ("Seagull"), and Ocean Energy, Inc., a Delaware corporation ("OEI").

     WHEREAS, the respective Boards of Directors of Seagull and OEI deem it advisable and in the best interests of their respective stockholders that OEI merge with and into Seagull (the "Merger") upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

     WHEREAS, concurrently with the execution and delivery of this Agreement,
(i) Seagull has entered into voting agreements with each of John B. Brock, James
C. Flores and the Flores Family Limited Partnership under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein and (ii) OEI has entered into voting agreements with each of The Prudential Insurance Company of America, Barry J. Galt and James T. Hackett under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (collectively, the "Voting Agreements"); and

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof) OEI shall merge with and into Seagull and the separate corporate existence of OEI shall thereupon cease and Seagull shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Article 5.06 of the Texas Business Corporation Act (the "TBCA") and Section 259 of the of the Delaware General Corporation Law (the "DGCL"), including, without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of OEI.

     Section 1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing of properly executed Articles of Merger relating to the Merger with the Secretary of State of the State of Texas in accordance with the TBCA, and the issuance by the Secretary of State of the State of Texas of a certificate of merger with respect thereto, (ii) the filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or (iii) at such later time as the parties shall agree and set forth in such Articles of Merger and Certificate of Merger. The filing of the Articles of Merger and the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.5.

     Section 1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under section 368(a) of the Code.

     Section 1.4 Accounting Treatment. It is intended that the Merger shall be accounted for as a purchase transaction for financial accounting purposes.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1 Articles of Incorporation. The articles of incorporation of Seagull in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the TBCA, provided that, as of the Effective Time, such articles of incorporation shall be amended as follows:

          (a) Article ONE of such articles of incorporation shall be amended to read in its entirety as follows:

             "The name of the corporation is Ocean Energy, Inc."

          (b) Article THREE of such articles of incorporation shall be amended to read in its entirety as follows:

             The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

          (c) The first paragraph of Article FOUR of such articles of incorporation shall be amended to read in its entirety as follows:

             The total number of shares of stock that the corporation shall have authority to issue is 500,000,000 shares, divided into 50,000,000 shares of Preferred Stock of the par value of $1.00 per share, and 450,000,000 shares of Common Stock of the par value of $.10 per share. Each share of Common Stock shall be entitled to one vote.

     Section 2.2 Bylaws. The bylaws of Seagull as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the articles of incorporation of the Surviving Corporation and the TBCA.

     Section 2.3 Directors and Officers. At and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth in
Section 7.12, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

          (a) Each share of the common stock, par value $.01 per share, of OEI, including the associated preferred stock purchase rights (the "OEI Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share (the "Common Stock Exchange Ratio") of common stock, par value $0.10 per share, of Seagull, including the associated preferred share purchase rights (the "Seagull Common Stock"). All such OEI Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of OEI Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate, the Seagull Common Stock (the "Common Stock Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(a), without interest. Until surrendered as contemplated by this Section 3.1, each Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Stock Merger Consideration as contemplated by this Section 3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Seagull Common Stock or OEI Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) Each share of the Series A Convertible Preferred Stock, par value $.01 per share, of OEI (the "OEI Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be converted automatically into one share of preferred stock, par value $1.00 per share, of Seagull, having substantially equivalent rights, preferences and limitations as the OEI Preferred Stock but convertible into Seagull Common Stock instead of OEI Common Stock in the manner contemplated by the terms of the OEI Preferred Stock (the "Seagull Preferred Stock"). No certificates representing Seagull Preferred Stock shall be issued to holders of OEI Preferred Stock by virtue of consummation of the Merger unless requested by such holders. Instead, following the Merger, certificates that prior to the Effective Time represented shares of OEI Preferred Stock shall be deemed for all purposes to represent an equal number of shares of Seagull Preferred Stock. From and after the Effective Time, the stock transfer books of OEI shall be closed and no transfer of any such shares of OEI Preferred Stock shall thereafter be made, but when certificates that formerly represented shares of OEI Preferred Stock are duly presented to Seagull or its transfer agent for exchange or transfer, Seagull will cause to be issued in respect thereof certificates representing an equal number of shares of Seagull Preferred Stock.

          (c) Each share of Seagull Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

          (d) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Stock Certificate with respect to the Common Stock Merger Consideration represented thereby until the holder of record of such Common Stock Certificate shall surrender such Common Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Common Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Common Stock Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Common Stock Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Common Stock Merger Consideration has not occurred prior to the surrender of such Common Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Common Stock Certificate and a payment date subsequent to the surrender of such Common Stock Certificate.

          (e) All Seagull Common Stock issued upon the surrender of Common Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock Certificates and the OEI Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of OEI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this
     Article III.

     Section 3.2  Surrender and Payment.

          (a) Prior to the Effective Time, Seagull shall appoint an agent reasonably acceptable to OEI (the "Exchange Agent") for the purpose of exchanging Common Stock Certificates formerly representing OEI Common Stock. At or prior to the Effective Time, Seagull shall deposit with the Exchange Agent for the benefit of the holders of OEI Common Stock, for exchange in accordance with this Section 3.2 through the Exchange Agent,
     (i) as of the Effective Time, certificates representing the Common Stock Merger Consideration to be issued pursuant to Section 3.1(a) and (ii) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section 3.4 (such certificates for the Common Stock Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Common Stock Merger Consideration and cash in exchange for surrendered Common Stock Certificates formerly representing OEI Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(f), the Exchange Fund shall not be used for any other purpose.

          (b) Promptly after the Effective Time, but in any event not later than five business days thereafter, Seagull will send, or will cause the Exchange Agent to send, to each holder of a Common Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding OEI Common Stock a letter of transmittal and instructions for use in effecting the exchange of such Common Stock Certificates for certificates representing the Common Stock Merger Consideration and, if applicable, cash in lieu of fractional shares. Provision also shall be made for holders of Common Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Common Stock Certificates in exchange for the Common Stock Merger Consideration and, if applicable, cash.

          (c) After the Effective Time, Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Seagull Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Common Stock Certificates. Until so surrendered, each such Common Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive, upon such surrender, Seagull Common Stock and, if applicable, cash as contemplated by this Article III.

          (d) If any shares of Seagull Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Common Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Common Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

          (e) After the Effective Time, the stock transfer books of OEI shall be closed and there shall be no further registration of transfers of OEI Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article III.

          (f) Any Common Stock Merger Consideration and any cash in the Exchange Fund that remain unclaimed by the holders of OEI Common Stock one year after the Effective Time shall be returned to Seagull, upon demand, and any such holder who has not exchanged such holder's Common Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Seagull, as general creditors thereof, to exchange such Common Stock Certificates or to pay amounts to which they are entitled pursuant to
     Section 3.1. If outstanding Common Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Common Stock Merger Consideration issuable in respect of such Common Stock Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Common Stock Merger Consideration issuable in respect of such Common Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Common Stock Merger Consideration evidenced by such Common Stock Certificates as provided herein shall, to the extent permitted by applicable law, become the property of Seagull, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Seagull, OEI or the Surviving Corporation shall be liable to any holder of Common Stock Certificates for any amount paid, or Common Stock Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) If any Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Seagull may direct as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Stock Certificate the Common Stock Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Common Stock Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     Section 3.3  Stock Options.

          (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of OEI outstanding at the Effective Time (the "OEI Stock Options") shall be assumed by Seagull and become an option to purchase that number of shares of Seagull Common Stock obtained by multiplying the number of shares of OEI Common Stock issuable upon the exercise of such option by the Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase OEI Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

          (b) At the Effective Time, automatically and without any action by any person, each outstanding OEI Stock Option and each outstanding employee or director stock option of Seagull outstanding at the Effective Time shall become immediately exercisable and each share of restricted stock of OEI and Seagull shall become nonforfeitable.

          (c) Seagull shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Seagull Common Stock for delivery upon exercise of OEI Stock Options assumed by Seagull pursuant to Section 3.3(a) above.

          (d) As promptly as practicable after the Effective Time, Seagull shall file a Registration Statement on Form S-8, as the case may be (or any successor or other appropriate forms) with respect to the shares of Seagull Common Stock subject to OEI Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (e) Each of the OEI stock option plans providing for the issuance or grant of options in respect to the stock of OEI shall be assumed as of the Effective Time by Seagull with such amendments thereto as may be required to reflect the Merger, including, without limitation, the substitution of Seagull Common Stock for OEI Common Stock thereunder.

     Section 3.4 No Fractional Shares. No fractional shares of Seagull Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Seagull. All holders of fractional shares of Seagull Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Seagull Common Stock to which such holder would otherwise have been entitled by the closing sales price of Seagull Common Stock as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal on the trading day prior to the Effective Time.

     Section 3.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location mutually acceptable to OEI and Seagull, at 10:00 a.m., local time, on the day (the "Closing Date") on which all of the conditions set forth in Article VIII hereof are satisfied or waived (but not earlier than February 20, 1999), or at such other date and time as Seagull and OEI shall otherwise agree.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF OEI

     OEI represents and warrants to Seagull as follows:

     Section 4.1  Organization and Qualification.

          (a) OEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Seagull contemporaneously with the execution hereof (the "OEI Disclosure Schedule"), which include each jurisdiction in which the character of OEI's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in an OEI Material Adverse Effect (as defined below). OEI has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. OEI has made available to Seagull a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and OEI's certificate of incorporation and bylaws as so delivered are in full force and effect. OEI is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

          (b) Section 4.1(b) of the OEI Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of OEI and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of OEI's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(b) of the OEI Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in an OEI Material Adverse Effect. Each of OEI's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. OEI has made available to Seagull a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of OEI's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of OEI is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than OEI's Subsidiaries, OEI does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

          (c) For purposes of this Agreement, (i) a "OEI Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of OEI and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are not applicable primarily to OEI resulting from market conditions generally in the oil and gas industry; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

     Section 4.2  Capitalization.

          (a) The authorized capital stock of OEI consists of 250,000,000 shares of OEI Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of which 50,000 shares have been designated and issued as the OEI Preferred Stock and of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock. As of the date of this Agreement, (i) 101,767,418 shares of OEI Common Stock were issued and outstanding, (ii) 50,000 shares of OEI Preferred Stock were issued and outstanding, and (iii) stock options to acquire 12,791,083 shares of OEI Common Stock were outstanding under all stock option plans and agreements of OEI or its Subsidiaries. All of the outstanding shares of OEI Common Stock and OEI Preferred Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, in the Rights Agreement dated as of December 22, 1997 between OEI and Harris Trust and Savings Bank, as amended (the "OEI Rights Plan"), and pursuant to the OEI Preferred Stock, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating OEI to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the OEI SEC Reports (as defined below), the OEI Rights Plan has not been amended except to provide that the OEI Rights Plan is inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby and any other agreement executed and delivered in connection herewith. No "Distribution Date" has occurred within the meaning of the OEI Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date. OEI has taken all action required to render the OEI Rights Plan (and the "Rights" thereunder) inapplicable to this Agreement and the transactions contemplated hereby, including any other agreement executed and delivered in connection herewith, including, without limitation, the Voting Agreements (the "Ancillary Agreements").

          (b) Except as set forth on Section 4.2(b) of the OEI Disclosure Schedule, OEI is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each OEI Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any OEI Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any OEI Subsidiary, and there are no contracts, commitments, understandings or arrangements by which OEI or any OEI Subsidiary is or may be bound to issue additional shares of capital stock of any OEI Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth on Section 4.2(b) of the OEI Disclosure Schedule, all of such shares so owned by OEI are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens").

     Section 4.3 Authority. OEI has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which OEI is or will be a party and, subject to obtaining the OEI Stockholders' Approval as contemplated by Section 7.13, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which OEI is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by OEI's Board of Directors (with at least two-thirds of the members of the Board of Directors of OEI voting in favor thereof), and no other corporate proceedings on the part of OEI are necessary to authorize this Agreement and the Ancillary Agreements to which OEI is or will be a party or to consummate the transactions contemplated hereby or thereby, other than OEI Stockholders' Approval as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which OEI is or will be a party are, or upon execution will be, duly and validly executed and delivered by OEI and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of OEI enforceable against OEI in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

     Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by OEI of its obligations hereunder will not:

          (a) subject to the obtaining of any requisite approvals of OEI's stockholders as contemplated by Section 7.13 hereof, conflict with any provision of OEI's certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

          (b) subject to the obtaining of any requisite approvals of OEI's stockholders as contemplated by Section 7.13 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "Governmental Authority"), except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, laws, rules or regulations administered by the Alaska Public Utilities Commission ("APUC"), except as set forth in Section 4.4(b) of the OEI Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents") or (ii) except as set forth in Section 4.4(b) of the OEI Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in an OEI Material Adverse Effect, (ii) materially impair the ability of OEI or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (c) except as set forth in Section 4.4(c) of the OEI Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which OEI or any of its Subsidiaries is a party or by which OEI or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in an OEI Material Adverse Effect, (ii) materially impair the ability of OEI or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to OEI or any Subsidiary of OEI;

          (e) result in the creation of any Lien upon any shares of capital stock or material properties or assets of OEI or any of its Subsidiaries under any agreement or instrument to which OEI or any of its Subsidiaries is a party or by which OEI or any of its Subsidiaries or any of their properties or assets is bound; or

          (f) except as set forth in Section 4.4(f) of the OEI Disclosure Schedule, result in any holder of any securities of OEI being entitled to appraisal, dissenters' or similar rights.

     Section 4.5 OEI SEC Reports. OEI has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Seagull true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since December 31, 1994 under the Securities Act or the Exchange Act (collectively, the "OEI SEC Reports"). As of the respective dates such OEI SEC Reports were filed or, if any such OEI SEC Reports were amended, as of the date such amendment was filed, each of the OEI SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of OEI (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1995, 1996 and 1997, in its Current Report on Form 8-K filed with the SEC on March 27, 1998 and its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1998 (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of OEI and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of OEI and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of OEI and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the OEI SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1997, neither OEI nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have an OEI Material Adverse

Effect or would be required by GAAP to be reflected on a consolidated balance sheet of OEI and its Subsidiaries or the notes thereto which is not so reflected.

     Section 4.8 Absence of Certain Changes. Except as disclosed in the OEI SEC Reports, as set forth in Section 4.8 of the OEI Disclosure Schedule or as contemplated by this Agreement, since December 31, 1997 (a) OEI and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have an OEI Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of OEI, or any repurchase, redemption or other acquisition by OEI or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, OEI or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of OEI or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by OEI or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of OEI.

     Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the OEI Disclosure Schedule and for matters that would have no adverse effect on OEI:

          (a) OEI and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

          (b) OEI and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

          (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, OEI or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of OEI or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against OEI or any of its Subsidiaries. There are no liens for Taxes upon the assets of OEI or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

          (d) Neither OEI nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

          (e) Prior to the date hereof, OEI and its Subsidiaries have disclosed, and provided or made available true and complete copies to Seagull of, all material Tax sharing, Tax indemnity, or similar agreements to which OEI or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

          (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

     Section 4.10  Litigation. Except as disclosed in the OEI SEC Reports or
Section 4.10 of the OEI Disclosure Schedule and for matters that would not have an OEI Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to OEI's knowledge, threatened against or directly affecting OEI, any Subsidiaries of OEI or any of the directors or officers of OEI or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have an OEI Material Adverse Effect, if adversely determined. Neither OEI nor any of its Subsidiaries, nor any officer, director or employee of OEI or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of OEI or such Subsidiary nor, to the knowledge of OEI, is OEI, any Subsidiary or any officer, director or employee of OEI or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the OEI SEC Reports or Section 4.10 of the OEI Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring OEI or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this
Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

     Section 4.11  Employee Benefit Plans; ERISA.

          (a) Section 4.11(a) of the OEI Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by OEI or any trade or business, whether or not incorporated, which together with OEI would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (an "OEI ERISA Affiliate") within six years prior to the Effective Time ("OEI Benefit Plans").

          (b) With respect to each OEI Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of OEI, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in an OEI Material Adverse Effect; (iii) neither OEI nor any OEI ERISA Affiliate has engaged in, and OEI and each OEI ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject OEI or any OEI ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in an OEI Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of OEI or any OEI ERISA Affiliate, threatened; (v) neither OEI nor any OEI ERISA Affiliate has engaged in, and OEI and each OEI ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in an OEI Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any OEI Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of OEI or an OEI ERISA Affiliate.

          (c) No OEI Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to OEI or an OEI ERISA Affiliate in connection with which OEI could be subject to any liability, lien or encumbrance with respect to any OEI Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by an OEI ERISA Affiliate under ERISA or the Code.

          (d) Except as set forth in Section 4.11(d) of the OEI Disclosure Schedule, no employees of OEI or any of its Subsidiaries are covered by any severance plan or similar arrangement.

     Section 4.12 Environmental Liability. Except as set forth in Section 4.12 of the OEI Disclosure Schedule:

          (a) The businesses of OEI and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, "Environmental Laws").

          (b) Neither OEI nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to OEI's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by OEI or any of its Subsidiaries except in material compliance with all Environmental Laws.

          (c) Neither OEI nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of OEI, any other communication alleging or concerning any material violation by OEI or any of its Subsidiaries of, or responsibility or liability of OEI or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of OEI, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of OEI or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have an OEI Material Adverse Effect, nor does OEI have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

          (d) OEI and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of OEI and its Subsidiaries; there are no pending or, to the knowledge of OEI, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and OEI does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

          (e) Without in any way limiting the generality of the foregoing, (i) to the knowledge of OEI, all off-site locations where OEI or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed disposal sites as required by law, (ii) to OEI's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by OEI or any of its Subsidiaries are identified in Section
     4.12 of the OEI Disclosure Schedule and (iii) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by OEI or any of its Subsidiaries except in compliance with Environmental Laws.

          (f) There has been no discharge, release or disposal at any of the properties owned or operated by OEI, its Subsidiaries, or a predecessor in interest, or to the knowledge of OEI, at any disposal or treatment facility which received Hazardous Substances generated by OEI, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have an OEI Material Adverse Effect.

          (g) To OEI's knowledge, no pending claims have been asserted or threatened to be asserted against OEI or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by OEI or its Subsidiaries at property owned or operated by OEI or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have an OEI Material Adverse Effect.

     Section 4.13 Compliance with Applicable Laws. OEI and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither OEI nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in an OEI Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this
Section 4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

     Section 4.14 Insurance. Section 4.14 of the OEI Disclosure Schedule lists each of the insurance policies relating to OEI or its Subsidiaries which are currently in effect. OEI has made available to Seagull a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of OEI, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and OEI does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in an OEI Material Adverse Effect. Section 4.14 of the OEI Disclosure Schedule describes any self-insurance arrangements affecting OEI or its Subsidiaries. The insurance policies listed in Section 4.14 of the OEI Disclosure Schedule include all policies which are required in connection with the operation of the businesses of OEI and its Subsidiaries as currently conducted by applicable laws and all agreements relating to OEI and its Subsidiaries. All premiums and other payments relating to the officer's and director's liability insurance policy of United Meridian Corporation as currently in effect (the "UMC D&O Policy") have been paid for coverage through March 27, 2003.

     Section 4.15  Labor Matters; Employees.

          (a) Except as set forth in Section 4.15 of the OEI Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of OEI, threatened against or affecting OEI or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of OEI or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of OEI or any of its Subsidiaries, (iii) none of the employees of OEI or any of its Subsidiaries are represented by any labor organization and none of OEI or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of OEI or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) OEI and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of OEI or any of its Subsidiaries pending or, to the knowledge of OEI, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to OEI or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to OEI or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

          (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of OEI or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN
     Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of OEI or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN
     Act) affecting any site of employment or facility of OEI or any of its Subsidiaries, nor has OEI or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have an OEI Material Adverse Effect.

     Section 4.16  Reserve Reports.

          (a) All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which OEI or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by OEI or its Subsidiaries) supplied to each of Netherland, Sewell & Associates, Inc., Ryder Scott Company Petroleum Engineers and McDaniel & Associates Consultants, Ltd. by or on behalf of OEI and its Subsidiaries that was material to each such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of OEI and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of OEI and its Subsidiaries as of December 31, 1997 and prepared by such engineering firms (collectively, the "OEI Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the OEI Reserve Report) true and correct in all material respects and OEI has no knowledge of any material errors in such information that existed at the time of such issuance. For purposes of this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the OEI Reserve Report that would have an OEI Material Adverse Effect.

          (b) Set forth in Section 4.16(b) of the OEI Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the OEI Reserve Report that have been disposed of prior to the date of this Agreement.

     Section 4.17 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, OEI and its Subsidiaries hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have an OEI Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 4.12.

     Section 4.18  Material Contracts.

          (a) Set forth in Section 4.18(a) of the OEI Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which OEI or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by OEI (collectively, the "OEI Material Contracts").

          (b) Except as set forth in Section 4.18(a) or 4.18(b) of the OEI Disclosure Schedule, the Oil and Gas Interests of OEI and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $500,000. With respect to the Oil and Gas Interests of OEI and its Subsidiaries, (A) all OEI Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) OEI is not in material breach or default with respect to, and to the knowledge of OEI, no other party to any OEI Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any OEI Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no OEI Material Contract contains any provision that prevents OEI or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of OEI and its Subsidiaries in accordance with historical practices.

          (c) As of the date of this Agreement, except as set forth in Section 4.18(c) of the OEI Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1998, (i) there are no material outstanding calls for payments that are due or that OEI or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which OEI or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

          (d) Except as set forth in Section 4.18(d) of the OEI Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of OEI and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of OEI and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

     Section 4.19 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of OEI's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of the OEI Common Stock and the OEI Preferred Stock, voting together as a single class, with each share of OEI Common Stock being entitled to one vote per share and each share of OEI Preferred Stock being entitled to a number of votes per share equal to the number of shares of OEI Common Stock into which such share of OEI Preferred Stock is then convertible (the "OEI Stockholders' Approval").

     Section 4.20 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by OEI for inclusion in (a) the joint proxy statement relating to the OEI Special Meeting and the Seagull Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Seagull Common Stock into which shares of OEI Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by OEI and Seagull with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Seagull with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/ Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of OEI, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 4.21 Intellectual Property. OEI or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business of OEI and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have an OEI Material Adverse Effect. No person has notified either OEI or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of OEI and its Subsidiaries that could have an OEI Material Adverse Effect, and, to OEI's knowledge, no person is infringing on any right of OEI or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to OEI's knowledge, threatened that OEI or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

     Section 4.22 Hedging. Section 4.22 of the OEI Disclosure Schedule sets forth for the periods shown obligations of OEI and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of OEI or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in
Section 4.22 of the OEI Disclosure Schedule, as of the date of this Agreement, neither OEI nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

     Section 4.23 Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc. and J. P. Morgan & Co., the fees and expenses of which will be paid by OEI) is entitled to any brokerage, finder's fee or other fee or commission payable by OEI or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of OEI or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Lehman Brothers Inc. and J. P. Morgan & Co. (the "OEI Engagement Letters") have been provided to Seagull.

     Section 4.24 Tax-Free Reorganization. Neither OEI nor, to the knowledge of OEI, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing:

          (a) Prior to and in connection with the Merger, (i) none of the OEI Common Stock or OEI Preferred Stock will be redeemed, (ii) no extraordinary distribution will be made with respect to OEI Common Stock or OEI Preferred Stock, and (iii) none of the OEI Common Stock or OEI Preferred Stock will be acquired by any person related (as defined in Treas. Reg.
     sec. 1.368-1(e)(3) without regard to sec. 1.368-1(e)(3)(i)(A)) to OEI.

          (b) No assets of OEI have been sold, transferred or otherwise disposed of which would prevent Seagull from continuing the historic business of OEI or from using a significant portion of OEI's historic business assets in a business following the Merger, and OEI intends to continue its historic business or use a significant portion of its historic business assets in a business.

          (c) OEI and the stockholders of OEI will each pay their respective expenses, if any, incurred in connection with the Merger.

          (d) There is no intercorporate indebtedness existing between OEI and Seagull that was issued, acquired, or will be settled at a discount.

          (e) OEI is not an investment company as defined in section 368(a(2)(F)(iii) and (iv) of the Code.

          (f) OEI is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

          (g) The liabilities of OEI were incurred by OEI in the ordinary course of its business.

     Section 4.25 Fairness Opinion. The Board of Directors of OEI has received written opinions from Lehman Brothers Inc. and J. P. Morgan & Co. to the effect that, as of the date of such opinions, the Common Stock Exchange Ratio is fair from a financial point of view to the holders of OEI Common Stock. True and complete copies of such opinions have been given to Seagull.

     Section 4.26 Year 2000 Issues. The disclosures set forth in the OEI SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true and correct in all material respects.

     Section 4.27 Takeover Laws. OEI and the Board of Directors of OEI have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the State of Delaware, and including, without limitation, Section 203 of the DGCL.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SEAGULL

     Seagull represents and warrants to OEI as follows:

     Section 5.1  Organization and Qualification.

          (a) Seagull is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered to OEI contemporaneously with the execution hereof (the "Seagull Disclosure Schedule"), which include each jurisdiction in which the character of Seagull's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seagull Material Adverse Effect (as defined below). Seagull has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Seagull has made available to OEI a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Seagull's articles of incorporation and bylaws as so delivered are in full force and effect. Seagull is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

          (b) Section 5.1(b) of the Seagull Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Seagull and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Seagull's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(b) of the Seagull Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seagull Material Adverse Effect. Each of Seagull's Subsidiaries has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Seagull has made available to OEI a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Seagull's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar charter documents) as so delivered are in full force and effect. No Subsidiary of Seagull is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Seagull's Subsidiaries, Seagull does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

          (c) For purposes of this Agreement, a "Seagull Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Seagull and its Subsidiaries, taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Seagull resulting from market conditions generally in the oil and gas industry.

     Section 5.2  Capitalization.

          (a) The authorized capital stock of Seagull consists of 100,000,000 shares of Seagull Common Stock, and 5,000,000 shares of preferred stock of Seagull, par value $1.00 per share, of which 500,000 shares have been designated as Series B Junior Participating Preferred Stock. As of the date of this Agreement, Seagull has (i) 63,448,037 shares of Seagull Common Stock issued and outstanding, (ii) no shares of preferred stock outstanding and (iii) outstanding stock options to acquire 5,575,118 shares of Seagull Common Stock under all stock option plans and agreements of Seagull. All such shares have been validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement and other than the Preferred Stock Purchase Rights set forth in the Amended and Restated Rights Agreement dated as of December 12, 1997, by and between Seagull and BankBoston, N.A., as Rights Agent (as amended, the "Seagull Rights Plan"), there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Seagull to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the Seagull SEC Reports (as defined below), the Seagull Rights Plan has not been amended, and no amendment thereof is proposed. No "Distribution Date" has occurred within the meaning of the Seagull Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date. Seagull has taken all action required to render the Seagull Rights Plan (and the "Rights" thereunder) inapplicable to this Agreement and the transactions contemplated hereby, including any Ancillary Agreements.

          (b) Except as set forth in Section 5.1(b) of the Seagull Disclosure Schedule, Seagull is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Seagull Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Seagull Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Seagull Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Seagull or any Seagull Subsidiary is or may be bound to issue additional shares of capital stock of any Seagull Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Seagull are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

     Section 5.3 Authority. Seagull has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Seagull Stockholders' Approval as contemplated by Section 7.13, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seagull (with at least two-thirds of the members of the Board of Directors of Seagull voting in favor thereof), and no other corporate proceedings on the part of Seagull are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby, other than obtaining the Seagull Stockholders' Approval as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which Seagull is or will be a party are, or upon execution will be, duly and validly executed and delivered by Seagull and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of Seagull enforceable against Seagull in accordance with their respective terms, except for the Enforceability Exception.

     Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Seagull of its obligations hereunder will not:

          (a) subject to the obtaining the Seagull Stockholders' Approval as contemplated by Section 7.13 hereof, conflict with any provision of the articles of incorporation or bylaws of Seagull or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

          (b) subject to obtaining the Seagull Stockholders' Approval as contemplated by Section 7.13 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, laws, rules or regulations administered by the APUC and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Seagull Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Seagull Material Adverse Effect, (ii) materially impair the ability of Seagull or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (c) except as set forth in Section 5.4(c) of the Seagull Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Seagull or any of its Subsidiaries is a party or by which Seagull or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Seagull Material Adverse Effect, (ii) materially impair the ability of Seagull or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Seagull or any Subsidiary of Seagull;

          (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Seagull or its Subsidiaries under any agreement or instrument to which Seagull or any of its Subsidiaries is a party or by which Seagull or any of its Subsidiaries or any of their properties or assets is bound; or

          (f) result in any holder of any securities of Seagull being entitled to appraisal, dissenters' or similar rights.

     Section 5.5 Seagull Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Seagull (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1995, 1996 and 1997 and its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1998 (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Seagull and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Seagull and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Seagull and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 5.6 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Seagull SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1997, neither Seagull nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Seagull Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Seagull and its Subsidiaries or the notes thereto which is not so reflected.

     Section 5.7 Absence of Certain Changes. Except as contemplated by this Agreement, as set forth in Section 5.7 of the Seagull Disclosure Schedule or disclosed in the Seagull SEC Reports, since December 31, 1997 (a) Seagull and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Seagull Material Adverse Effect,
(c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seagull or any repurchase, redemption or other acquisition by Seagull or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Seagull, and (e) there has not been any change in any method of accounting or accounting practice by Seagull, except for any such change required by reason of a concurrent change in GAAP or to conform a such accounting policies and practices to those of Seagull.

     Section 5.8 Seagull SEC Reports. Seagull has filed with the SEC, and has heretofore made available to OEI true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1994 under the Securities Act or the Exchange Act (collectively, the "Seagull SEC Reports"). As of the respective dates such Seagull SEC Reports were filed or, if any such Seagull SEC Reports were amended, as of the date such amendment was filed, each of the Seagull SEC Reports, including without limitation any finan cial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Seagull Disclosure Schedule and for matters that would have no adverse effect on
Seagull:

          (a) Seagull and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

          (b) Seagull and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

          (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Seagull or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Seagull or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Seagull or any of its Subsidiaries. There are no liens for Taxes upon the assets of Seagull or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

          (d) Neither Seagull nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

          (e) Prior to the date hereof, Seagull and its Subsidiaries have disclosed, and provided or made available true and complete copies to OEI of, all material Tax sharing, Tax indemnity, or similar agreements to which Seagull or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

     Section 5.10  Litigation. Except as disclosed in the Seagull SEC Reports or
Section 5.10 of the Seagull Disclosure Schedule and for matters that would not have a Seagull Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Seagull's knowledge, threatened against or directly affecting Seagull, any Subsidiaries of Seagull or any of the directors or officers of Seagull or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Seagull Material Adverse Effect, if adversely determined. Neither Seagull nor any of its Subsidiaries, nor any officer, director or employee of Seagull or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Seagull or such Subsidiary, nor, to the knowledge of Seagull, is Seagull, any Subsidiary or any officer, director or employee of Seagull or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Seagull SEC Reports or
Section 5.10 of the Seagull Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Seagull or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

     Section 5.11  Employee Benefit Plans; ERISA.

          (a) Section 5.11(a) of the Seagull Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Seagull or any trade or business, whether or not incorporated, which together with Seagull would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Seagull ERISA Affiliate") within six years prior to the Effective Time ("Seagull Benefit Plans").

          (b) With respect to each Seagull Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Seagull, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Seagull Material Adverse Effect; (iii) neither Seagull nor any Seagull ERISA Affiliate has engaged in, and Seagull and each Seagull ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject Seagull or any Seagull ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Seagull Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Seagull or any Seagull ERISA Affiliate, threatened; (v) neither Seagull nor any Seagull ERISA Affiliate has engaged in, and Seagull and each Seagull ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Seagull Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412);
(viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Seagull Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Seagull or a Seagull ERISA Affiliate.

          (c) No Seagull Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Seagull or a Seagull ERISA Affiliate in connection with which Seagull could be subject to any liability, lien or encumbrance with respect to any Seagull Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Seagull ERISA Affiliate under ERISA or the Code.

          (d) Except as set forth in Section 5.11(d) of the Seagull Disclosure Schedule, no employees of Seagull or any of its Subsidiaries are covered by any severance plan or similar arrangement.

     Section 5.12 Environmental Liability. Except as set forth in Section 5.12 of the Seagull Disclosure Schedule:

          (a) The businesses of Seagull and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

          (b) Neither Seagull nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Seagull's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Seagull or any of its Subsidiaries except in material compliance with all Environmental Laws.

          (c) Neither Seagull nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Seagull, any other communication alleging or concerning any material violation by Seagull or any of its Subsidiaries of, or responsibility or liability of Seagull or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Seagull, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Seagull or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Seagull Material Adverse Effect, nor does Seagull have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

          (d) Seagull and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Seagull and its Subsidiaries; there are no pending or, to the knowledge of Seagull, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Seagull does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

          (e) Without in any way limiting the generality of the foregoing, (i) to the knowledge of Seagull, all off-site locations where Seagull or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed disposal sites as required by law, (ii) to Seagull's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Seagull or any of its Subsidiaries are identified in
     Section 5.12 of the Seagull Disclosure Schedule and (iii) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Seagull or any of its Subsidiaries except in compliance with Environmental Laws.

          (f) There has been no discharge, release or disposal at any of the properties owned or operated by Seagull, its Subsidiaries, or a predecessor in interest, or to the knowledge of Seagull, at any disposal or treatment facility which received Hazardous Substances generated by Seagull, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Seagull Material Adverse Effect.

          (g) To Seagull's knowledge, no pending claims have been asserted or threatened to be asserted against Seagull or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Seagull or its Subsidiaries at property owned or operated by Seagull or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have a Seagull Material Adverse Effect.

     Section 5.13 Compliance with Applicable Laws. Seagull and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Seagull nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Seagull Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

     Section 5.14 Insurance. Section 5.14 of the Seagull Disclosure Schedule lists each of the insurance policies relating to Seagull or its Subsidiaries which are currently in effect. Seagull has made available to OEI a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Seagull, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Seagull does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Seagull Material Adverse Effect. Section 5.14 of the Seagull Disclosure Schedule describes any self-insurance arrangements affecting Seagull or its Subsidiaries. The insurance policies listed in Section 5.14 of the Seagull Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Seagull and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Seagull and its Subsidiaries.

     Section 5.15  Labor Matters; Employees.

          (a) Except as set forth in Section 5.15(a) of the Seagull Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Seagull, threatened against or affecting Seagull or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Seagull or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of

Seagull or any of its Subsidiaries, (iii) none of the employees of Seagull or any of its Subsidiaries are represented by any labor organization and none of Seagull or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Seagull or any of its Subsidiaries nor does any question concerning representation exist concerning such employees,
(iv) Seagull and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Seagull or any of its Subsidiaries pending or, to the knowledge of Seagull, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Seagull or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Seagull or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

          (b) Except as set forth in Section 5.15(b) of the Seagull Disclosure Schedule, since the enactment of the WARN Act, none of Seagull or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Seagull or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN
     Act) affecting any site of employment or facility of Seagull or any of its Subsidiaries, nor has Seagull or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Seagull Material Adverse Effect.

          Section 5.16  Reserve Reports.

          (a) All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Seagull or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Seagull or its Subsidiaries) supplied to DeGolyer and McNaughton, Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers by or on behalf of Seagull and its Subsidiaries that was material to such firms' estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Seagull and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Seagull and its Subsidiaries as of December 31, 1997 by such engineering firms (collectively, the "Seagull Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Seagull Reserve Report) true and correct in all material respects and Seagull has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Seagull Reserve Report that would have a Seagull Material Adverse Effect.

          (b) Set forth in Section 5.16(b) of the Seagull Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Seagull Reserve Report that have been disposed of prior to the date of this Agreement.

          Section 5.17  Material Contracts.

          (a) Set forth in Section 5.17(a) of the Seagull Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Seagull or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Seagull (the "Seagull Material Contracts").

          (b) Except as set forth in Section 5.17(a) or 5.17(b) of the Seagull Disclosure Schedule, the Oil and Gas Interests of Seagull and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $500,000. With respect to the Oil and Gas Interests of Seagull and its Subsidiaries, (A) all Seagull Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Seagull is not in material breach or default with respect to, and to the knowledge of Seagull, no other party to any Seagull Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Seagull Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Seagull Material Contract contains any provision that prevents Seagull or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Seagull and its Subsidiaries in accordance with historical practices.

          (c) As of the date of this Agreement, except as set forth in Section 5.17(c) of the Seagull Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1996, (i) there are no material outstanding calls for payments that are due or which Seagull or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Seagull or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

          (d) Except as set forth in Section 5.17(d) of the Seagull Disclosure Schedule, (i)) there are no provisions applicable to the Oil and Gas Interests of Seagull and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Seagull and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

     Section 5.18 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Seagull or its Subsidiaries will hold all of the Permits required or necessary to construct, run, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Seagull Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section
5.18 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

     Section 5.19 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Seagull's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement are (a) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Seagull Common Stock, and (b) the election of the directors contemplated by Section 7.12 by the holders of a plurality of shares of Seagull Common Stock represented in person or by proxy and voting with respect thereto (collectively, the "Seagull Stockholders' Approval").

     Section 5.20 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Seagull for inclusion in (a) the Proxy Statement/Prospectus to be filed by OEI and Seagull with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Seagull with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of OEI and Seagull, at the time such stockholders vote on approval and adoption of this

Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 5.21 Intellectual Property. Seagull or its Subsidiaries own, or are licensed or other wise have the right to use, all Intellectual Property currently used in the conduct of the business of Seagull and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Seagull Material Adverse Effect. No person has notified either Seagull or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Seagull and its Subsidiaries that could have a Seagull Material Adverse Effect, and, to Seagull's knowledge, no person is infringing on any right of Seagull or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Seagull's knowledge, threatened that Seagull or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

     Section 5.22 Hedging. Section 5.22 of the Seagull Disclosure Schedule sets forth for the periods shown obligations of Seagull and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Seagull or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section
5.22 of the Seagull Disclosure Schedule, as of the date of this Agreement, neither Seagull nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

     Section 5.23 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Warburg Dillon Read LLC, the fees and expenses of which will be paid by Seagull) is entitled to any brokerage, finder's fee or other fee or commission payable by Seagull or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seagull or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Warburg Dillon Read LLC (the "Seagull Engagement Letters") have been provided to OEI.

     Section 5.24 Tax Matters. Neither Seagull nor, to the knowledge of Seagull, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing:

          (a) In connection with the Merger, none of OEI Common Stock or OEI Preferred Stock will be acquired by Seagull or a person related (as defined in Treas. Reg. ss. 1.368-1(e)(3)) to Seagull for consideration other than Seagull Common Stock or Seagull Preferred Stock, respectively, except for any cash received in lieu of fractional share interests in Seagull Common Stock pursuant to Section 3.4 of this Agreement.

          (b) Following the Merger, the Surviving Corporation will continue the historic business of OEI or use a significant portion of its assets in a business, within the meaning of Treas. Reg. ss. 1.368-1(d).

          (c) There is no intercorporate indebtedness existing between OEI and Seagull that was issued, acquired, or will be settled at a discount.

          (d) Seagull will pay its own expenses incurred in connection with or as part of the Merger or related transactions. Seagull has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of OEI Common Stock or OEI Preferred Stock in connection with or as part of the Merger or any related transactions. Seagull has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of OEI Common Stock or OEI Preferred Stock.

          (e) Seagull is not an "investment company" within the meaning of section 368(a)(2)(F) of the Code.

          (f) Seagull has no plan or intention to sell or otherwise dispose of any of the assets of OEI except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of section 368(c) of the Code) in each case by the transferor corporation, or to reacquire any of the Seagull Common Stock or Seagull Preferred Stock issued in the Merger.

     Section 5.25 Fairness Opinion. The Board of Directors of Seagull has received written opinions from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Warburg Dillon Read LLC to the effect that, as of the date of such opinions, the Common Stock Exchange Ratio is fair to the holders of Seagull Common Stock from a financial point of view. A true and complete copy of such opinions has been given to OEI.

     Section 5.26 Year 2000 Issues. The disclosures set forth in the Seagull SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true and correct in all material respects.

     Section 5.27 Regulation as a Utility. Seagull is regulated as a public utility by the APUC and in no other state and is considered a "public utility company" under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"). Alaska Pipeline Company, a wholly owned subsidiary of Seagull ("APC"), is an interstate pipeline regulated together with ENSTAR Natural Gas Company, a division of Seagull, by the APUC on a combined basis. Except as set forth in the preceding sentences of this Section 5.27 and except that certain gathering assets of Seagull are regulated by the Texas Railroad Commission, neither Seagull nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935 Act) of Seagull is subject to regulation as a public utility or public service company (or similar designation) by the Federal Energy Regulatory Commission or any municipality, locality, state in the United States or any foreign country.

     Section 5.28 Takeover Laws. Seagull and the Board of Directors of Seagull have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the State of Texas, and including, without limitation, Article Thirteen of the TBCA.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Business by OEI Pending the Merger. From the date hereof until the Effective Time, unless Seagull shall otherwise agree in writing, or except as set forth in the OEI Disclosure Schedule or as otherwise contemplated by this Agreement, OEI and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the OEI Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Seagull, which consent shall not be unreasonably withheld:

          (a) Neither OEI nor its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

          (b) OEI will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of OEI or its Subsidiaries (except for normal quarterly dividends on the OEI Preferred Stock and intercompany dividends from direct or indirect wholly owned subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, OEI or any of its Subsidiaries, other than intercompany acquisitions of stock;

          (c) OEI will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire assets of any other person for aggregate consideration in excess of $10 million, or enter a new line of business or commence business operations in any country in which OEI is not operating as of the date of this Agreement except for countries listed on Section 6.1(c) of the OEI Disclosure Schedule;

          (d) Except as set forth in Section 6.1(d) of the OEI Disclosure Schedule, OEI will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among OEI and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $10 million (other than sales of hydrocarbons in the ordinary course of business);

          (e) OEI will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

          (f) Except as otherwise permitted by this Agreement, OEI will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the OEI SEC Reports or the OEI Disclosure Schedule), enter into any amendment of any term of any outstanding security of OEI or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.1(f) of the OEI Disclosure Schedule), fail to make any required contribution to any OEI Benefit Plan, increase compensation, bonus (except as set forth in Section 6.1(f) of the OEI Disclosure Schedule) or other benefits payable to, or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

          (g) OEI will not change any method of accounting or accounting practice by OEI or any of its Subsidiaries, except for any such change required by GAAP;

          (h) OEI will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

          (i) OEI will not amend or otherwise change the terms of the OEI Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to OEI;

          (j) Except as set forth in Section 6.1(j) of the OEI Disclosure Schedule, neither OEI nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $3.5 million unless the operation is a currently existing obligation of OEI or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

          (k) Neither OEI nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with OEI's current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

          (l) OEI will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of OEI hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

          (m) Neither OEI nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by OEI or any Subsidiary, or amendments required by law to preserve the qualified status of an OEI Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of OEI or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any OEI Benefit Plan or trust created thereunder) in connection with which OEI or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c),
     (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any OEI Benefit Plan in a manner, or take any other action with respect to any OEI Benefit Plan, that could result in the liability of OEI or any Subsidiary to any person, (D) take any action that could adversely affect the qualification of any OEI Benefit Plan or its compliance with the applicable requirements of ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any OEI Benefit Plan, any agreement relating thereto or applicable law, OEI or any Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any OEI Benefit Plan;

          (n) Neither OEI nor any of its Subsidiaries will enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $300,000, other than pursuant to agreements or commitments existing on the date of this Agreement;

          (o) OEI will not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans; and

          (p) OEI will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.2 Conduct of Business by Seagull Pending the Merger. From the date hereof until the Effective Time, unless OEI shall otherwise agree in writing, or except as set forth in the Seagull Disclosure Schedule or as otherwise contemplated by this Agreement, Seagull shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as set forth in the Seagull Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of OEI, which consent shall not be unreasonably withheld:

          (a) Seagull will not, and will not permit its Subsidiaries to, adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents), except to the extent required to establish as a series of its preferred stock the Seagull Preferred Stock to be issued in the Merger;

          (b) Seagull will not, and will not permit any of its Subsidiaries to
     (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Seagull or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or any of its Subsidiaries, other than intercompany acquisitions of stock;

          (c) Seagull will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire assets of any other person for aggregate consideration in excess of $10 million, or enter a new line of business or commence business operations in any country in which Seagull is not operating as of the date of this Agreement;

          (d) Except as set forth in Section 6.2(d) of the Seagull Disclosure Schedule, Seagull will not and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Seagull and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $10 million (other than sales of hydrocarbons in the ordinary course of business);

          (e) Seagull will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

          (f) Except as otherwise permitted by this Agreement, Seagull will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Seagull SEC Reports or the Seagull Disclosure Schedule), enter into any amendment of any term of any outstanding security of Seagull or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Seagull Benefit Plan, increase compensation, bonus (except as set forth in Section 6.2(f) of the Seagull Disclosure Schedule) or other benefits payable to, or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

          (g) Seagull will not change any method of accounting or accounting practice by Seagull or any of its Subsidiaries, except for any such change required by GAAP; provided, however, that OEI acknowledges that, in connection with the transactions contemplated by this Agreement, Seagull intends to adopt the full cost method of accounting for its oil and gas activities;

          (h) Seagull will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

          (i) Seagull will not amend or otherwise change the terms of the Seagull Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Seagull;

          (j) Neither Seagull nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that will individually cost in excess of $3.5 million unless the operation is a currently existing obligation of Seagull or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

          (k) Neither Seagull nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Seagull's current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

          (l) Seagull will not, and will not permit any of its Subsidiaries to
     (i) take, or agree or commit to take, any action that would make any representation and warranty of Seagull hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

          (m) Neither Seagull nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Seagull or any Subsidiary, or amendments required by law to preserve the qualified status of a Seagull Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Seagull or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any Seagull Benefit Plan or trust created thereunder) in connection with which Seagull or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any Seagull Benefit Plan in a manner, or take any other action with respect to any Seagull Benefit Plan, that could result in the liability of Seagull or any Subsidiary to any person, (D) take any action that could adversely affect the qualification of any Seagull Benefit Plan or its compliance with the applicable requirements or ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Seagull Benefit Plan, any agreement relating thereto or applicable law, Seagull or any Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Seagull Benefit Plan;

          (n) Neither Seagull nor any of its Subsidiaries will enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $300,000, other than pursuant to agreements or commitments existing on the date of this Agreement;

          (o) Seagull will not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans; and

          (p) Seagull will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated November 9, 1998 between Seagull and OEI (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement.

     Section 7.2  Acquisition Proposals.

          (a) From the date of this Agreement until the termination hereof, Seagull and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Seagull Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Seagull or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a Seagull Acquisition Proposal.

Nothing contained in this Section 7.2(a) shall prohibit Seagull and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including without limitation nonpublic information to, or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire Seagull pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Seagull Acquisition Proposal is made by a third party that the Board of Directors of Seagull determines in good faith that the third party has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Seagull Acquisition Proposal, (B) the Board of Directors of Seagull, after duly considering the written advice of outside legal counsel to Seagull, determines in good faith that such action is required for the Board of Directors of Seagull to comply with its fiduciary duties to stockholders imposed by applicable law,
(C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person or entity Seagull provides written notice to OEI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) Seagull uses all reasonable efforts to keep OEI informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides OEI copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that OEI agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to OEI pursuant to this clause (D), which confidentiality agreement shall be subject to OEI's disclosure obligations arising under applicable law or securities exchange regulations. The term "Seagull Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Seagull or any Seagull Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

          (b) From the date of this Agreement until the termination hereof, OEI and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any OEI Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to OEI or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, an OEI Acquisition Proposal. Nothing contained in this Section 7.2(b) shall prohibit OEI and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including without limitation nonpublic information to, or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire OEI pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to an OEI Acquisition Proposal is made by a third party that the Board of Directors of OEI determines in good faith that the third party has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such OEI Acquisition Proposal, (B) the Board of Directors of OEI, after duly considering the written advice of outside legal counsel to OEI, determines in good faith that such action is required for the Board of Directors of OEI to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person or entity OEI provides written notice to Seagull to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) OEI uses all reasonable efforts to keep Seagull informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides Seagull copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Seagull agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Seagull pursuant to this clause (D), which confidentiality agreement shall be subject to Seagull's disclosure obligations arising under applicable law or securities exchange regulations. The term "OEI Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving OEI or any OEI Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

     Section 7.3  Directors' and Officers' Indemnification and Insurance.

          (a) For six years after the Effective Time, Seagull shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of OEI and its Subsidiaries or an employee of OEI or any of its Subsidiaries who acts as a fiduciary under any of the OEI Benefit Plans (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Seagull, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under Texas law or Seagull's articles of incorporation and bylaws and OEI's written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Texas law, Seagull's articles of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Seagull and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. In the event that any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to OEI (if selected prior to the Effective Time) and Seagull (if selected after the Effective Time).

          (b) Seagull shall maintain OEI's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that Seagull may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six year period shall not exceed $2,500,000. Additionally, Seagull shall maintain the UMC D&O Policy as currently in effect until March 27, 2003.

     Section 7.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including without limitation the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Seagull and OEI shall duly preserve all files, records or any similar items of Seagull or OEI received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

     Section 7.5  Expenses.

          (a) Except as provided in paragraph (c) and Section 7.17, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Seagull and OEI for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and HSR, shall be allocated one-half each.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite HSR filings and all other matters related to the consummation of the transactions contemplated hereby.

          (c) OEI agrees that, if (i) Seagull terminates this Agreement pursuant to Section 10.1(g) or (ii) OEI or Seagull terminates this Agreement pursuant to Section 10.1(h) or (iii) Seagull terminates this Agreement pursuant to Section 10.1(d) or Seagull terminates this Agreement pursuant to Section 10.1(b) at a time that an OEI Breach (as defined in Section 10.01(d)) exists and in each case described in clauses (i) and (iii) within nine months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute an OEI Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute an OEI Acquisition Proposal) for such a transaction is entered into or (C) (X) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of OEI then representing 50% or more of the combined power to vote generally for the election of directors and (Y) the Board of Directors of OEI has taken any action, including without limitation the redemption of the Rights under the OEI Rights Plan, or the amendment, termination or similar action with respect to the OEI Rights Plan for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then upon the first to occur of any such case OEI shall pay to Seagull a Termination Fee of $30 million, plus the reasonably documented Expenses of Seagull up to $2.5 million. In no event shall any such Termination Fee be payable in the event that the Seagull Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger or the stockholders of Seagull fail to give the Seagull Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the Seagull Special Meeting or any postponement or adjournment thereof.

          (d) Seagull agrees that, if (i) OEI terminates this Agreement pursuant to Section 10.1(i) or (ii) Seagull or OEI terminates this Agreement pursuant to Section 10.1(j) or (iii) OEI terminates this Agreement pursuant to Section 10.1(c) or OEI terminates this Agreement pursuant to Section 10.1(b) at a time that a Seagull Breach (as defined in Section 10.01(c)) exists and in each case described in clauses (i) and (iii) within nine months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Seagull Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute a Seagull Acquisition Proposal) for such a transaction is entered into or (C) (X) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Seagull then representing 50% or more of the combined power to vote generally for the election of directors and (Y) the Board of Directors of Seagull has taken any action, including without limitation the redemption of the Rights under the Seagull Rights Plan, or the amendment, termination or similar action with respect to the Seagull Rights Plan for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then upon the first to occur of any such case Seagull shall pay to OEI a Termination Fee of $30 million, plus the reasonably documented Expenses of OEI up to $2.5 million. In no event shall any such Termination Fee be payable in the event that the OEI Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger or the stockholders of OEI fail to give the OEI Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the OEI Special Meeting or any postponement or adjournment thereof.

     Section 7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     Section 7.7 Publicity. Neither OEI, Seagull nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

     Section 7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of OEI and Seagull required so to vote.

     Section 7.9 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

     Section 7.10 Consents. Each of Seagull and OEI shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

     Section 7.11 Employee Matters; Benefit Plans. Seagull and OEI will evaluate their personnel needs and consider continuing the employment of certain employees of Seagull, OEI and its Subsidiaries on a case-by-case basis. Prior to the Effective Time, Seagull shall cause (a) each Seagull stock option plan and each Seagull severance agreement that contains a change of control provision and Seagull's Management Stability Plan to be amended to provide that the consummation of the transaction contemplated by this Agreement shall constitute a change of control for purposes thereunder and (b) each other Seagull Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than Seagull's Executive Supplemental Retirement Plan) to be amended to provide that all participants shall have a 100% vested and nonforfeitable interest in their accrued benefits thereunder as of the Effective Time. Prior to the Effective Time, OEI shall cause (a) each OEI stock option plan and each OEI severance agreement that contains a change of control provision to be amended to provide that the consummation of the transaction contemplated by this Agreement shall constitute a change of control for purposes thereunder and (b) each other OEI Benefit Plan that is an employee pension benefit plan within the meaning of
Section 3(2) of ERISA (other than OEI's Executive Supplemental Retirement Plan) to be amended to provide that all participants shall have a 100% vested and nonforfeitable interest in their accrued benefits thereunder as of the Effective Time. After the Effective Time, Seagull will initially provide to any employees of Seagull, OEI and its Subsidiaries who are employed by Seagull as of the Effective Time (the "Retained Employees") the same base salary or wages provided to such employees prior to the Effective Time, subject to such changes in base salary or wages as shall be determined by Seagull after the Effective Time. Seagull shall take all actions necessary or appropriate to permit the Retained Employees to continue to participate from and after the Effective Time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the Effective Time. Notwithstanding the foregoing, Seagull may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that Seagull shall (a) take all actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements comparable to those maintained with respect to the remainder of the Retained Employees (other than Seagull's Alaska division) (the "Replacement Plans"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Seagull, OEI, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Seagull, OEI and its Subsidiaries and (2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Seagull, OEI, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Seagull, OEI or its Subsidiaries. At the Effective Time, Seagull shall assume the obligations of OEI under the OEI Benefit Plans. The terms of each such OEI Benefit Plan shall continue to apply in accordance with their terms. At the Effective Time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) ("OEI Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by OEI which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Seagull, in each case with such adjustments to the terms of such OEI Awards as are appropriate to preserve the value inherent in such OEI Awards with no detrimental effects on the holders thereof. The other terms of each OEI Award, and the plans or agreements under which they were issued, shall continued to apply in accordance with their terms.

     Section 7.12  Board, Committees and Executive Officers.

          (a) Seagull shall take such action as shall be required to cause the Board of Directors of Seagull immediately after the Effective Time to have 15 members that are divided into three classes, Class I, Class II and Class III, which classes shall have the respective terms set forth in Seagull's Bylaws. Prior to the mailing to stockholders of the Proxy Statement/Prospectus, (i) the Board of Directors of Seagull shall select from among the current members of the Board of Directors of Seagull seven
     (7) individuals (the "Seagull Director Nominees") for nomination as directors of Seagull, which nominees shall include James T. Hackett and Barry J. Galt, and (ii) the Board of Directors of OEI shall select from among the current members of the Board of Directors of OEI eight (8) individuals (the "OEI Director Nominees") for nomination as directors of Seagull, which nominees shall include John B. Brock, James C. Flores and James L. Dunlap. The OEI Director Nominees and the Seagull

Director Nominees shall be nominated to stand for election as directors of Seagull at the Seagull Special Meeting by at least two-thirds of the Board of Directors of Seagull. If an individual so selected and nominated consents to serve as a director, Seagull shall use all reasonable efforts to cause such individual to be elected to its Board of Directors by the Seagull stockholders at the Seagull Special Meeting, effective as of the Effective Time, for a term expiring at Seagull's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Seagull's Board of Directors. Each class shall consist of an equal, or as near as equal as possible, number of directors (as provided in Seagull's articles of incorporation and the TBCA) and the specific designation of OEI Director Nominees and Seagull Director Nominees to a particular class shall be determined by OEI and Seagull prior to the mailing to stockholders of the Proxy Statement/Prospectus; provided, however, that (i) James T. Hackett shall be designated by the Board of Directors of Seagull as a Class III Director and shall serve as President and Chief Executive Officer as of the Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the bylaws of Seagull in effect subsequent to the Effective Time and (ii) James C. Flores shall be designated by the Board of Directors of OEI as a Class III Director and shall serve as Chairman of the Board as of the Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the bylaws of Seagull in effect subsequent to the Effective Time. If at any time prior to the Effective Time, any OEI Director Nominee or Seagull Director Nominee shall be unable to serve as a director at the Effective Time, the respective Board of Directors that designated such individual as provided herein shall designate another individual to serve in such individual's place; provided that in the event James C. Flores is unable to serve as Chairman of the Board, James T. Hackett shall serve as Chairman of the Board as of the Effective Time until his successor is duly elected and qualified in accordance with the bylaws of Seagull in effect subsequent to the Effective Time; provided, further, in the event James T. Hackett is unable to serve as President and Chief Executive Officer, James C. Flores shall serve as President and Chief Executive Officer of the Company as of the Effective Time until his successor is duly elected and qualified in accordance with the bylaws of Seagull in effect subsequent to the Effective Time.

          (b) The composition of the committees of the Board of Directors of Seagull immediately subsequent to the Effective Time (including the respective chairmen thereof) shall be as designated prior to the Effective Time in the manner set forth below until the earlier of the resignation or removal of any individual so designated or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if at any time prior to the Effective Time any director nominee designated as a member of a committee shall be unable to serve as a member of a committee (including as a chairman of any committee) at the Effective Time, the respective Board of Directors that designated such individual as provided herein shall designate another individual to serve in such individual's place. After the Effective Time, (i) a majority of the members of the Executive Committee of the Seagull Board of Directors shall be Seagull Director Nominees and the chairman of such committee shall be a Seagull Director Nominee, (ii) a majority of the members of the Audit Committee of the Seagull Board of Directors shall be Seagull Director Nominees and the chairman of such committee shall be a Seagull Director Nominee, (iii) a majority of the members of the Compensation Committee of the Seagull Board of Directors shall be OEI Director Nominees and the chairman of such committee shall be an OEI Director Nominee, and (iv) a majority of the members of the Nominating Committee of the Seagull Board of Directors shall be OEI Director Nominees and the chairman of such committee shall be an OEI Director Nominee.

          (c) Subsequent to the Effective Time, those individuals set forth on
     Exhibit 7.12(c) hereto shall be executive officers of Seagull having the titles and positions set forth opposite their respective names on such Exhibit until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. Prior to the Effective Time, Seagull and OEI may mutually agree to designate additional individuals to serve as executive officers of Seagull subsequent to the Effective Time. Subject to
     Section 7.12(a), if any executive officer set forth on Exhibit 7.12(c) or designated in accordance with this Section 7.12(c) ceases to be a full-time employee of either Seagull or OEI (or otherwise declines to serve in such designated capacity) at or before the Effective Time, Seagull and OEI will agree upon another person to serve in such person's stead or agree to leave such office vacant through the Effective Time.

     Section 7.13  Stockholders Meetings.

          (a) OEI shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "OEI Special Meeting") for the purpose of securing the OEI Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement/ Prospectus shall contain the recommendation of the Board of Directors of OEI that its stockholders approve and adopt this Agreement and the transactions contemplated hereby,
     (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the this Agreement and the transactions contemplated hereby and to secure the OEI Stockholders' Approval, and (iv) cooperate and consult with Seagull with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(a) shall prohibit the OEI Board of Directors from failing to make or from withdrawing or modifying its recommendation to the OEI stockholders hereunder if the Board of Directors of OEI, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

          (b) Seagull shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Seagull Special Meeting") for the purpose of securing the Seagull Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Seagull Board of Directors that its stockholders approve this Agreement and the election of directors described in Section 7.12 and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and the election of directors described in Section 7.12 and to secure the Seagull Stockholders' Approval, and (iv) cooperate and consult with OEI with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(b) shall prohibit the Seagull Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Seagull stockholders hereunder if the Board of Directors of Seagull, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

          (c) The Seagull Special Meeting and the OEI Special Meeting shall be held on the same day unless otherwise agreed by Seagull and OEI.

     Section 7.14 Preparation of the Proxy Statement/Prospectus and Registration Statement.

          (a) Seagull and OEI shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy Statement/Prospectus, Seagull shall file with the SEC the Registration Statement containing the Proxy Statement/Prospectus so long as Seagull shall have provided to OEI a copy of the Registration Statement containing the Proxy Statement/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined jointly by Seagull and OEI. Each of Seagull and OEI shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

Seagull shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Seagull Common Stock in the Merger and OEI shall furnish all information concerning OEI and the holders of shares of OEI capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Seagull and OEI shall cause the Proxy Statement/ Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Seagull shall advise OEI and OEI shall advise Seagull, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Seagull Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b) Following receipt by KPMG Peat Marwick LLP, Seagull's independent auditors, of an appropriate request from OEI pursuant to SAS No. 72, Seagull shall use all reasonable efforts to cause to be delivered to OEI a letter of KPMG Peat Marwick LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to OEI, in form and substance reasonably satisfactory to OEI and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

          (c) Following receipt by Arthur Andersen LLP, OEI's independent auditors, of an appropriate request from Seagull pursuant to SAS No. 72, OEI shall use all reasonable efforts to cause to be delivered to Seagull a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Seagull, in form and substance satisfactory to Seagull and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

     Section 7.15 Stock Exchange Listing. Seagull shall use all reasonable efforts to cause the Seagull Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange (the "NYSE") prior to the Effective Time, in each case, subject to official notice of issuance and shall use all reasonable efforts (with OEI's cooperation) to assume OEI's NYSE ticker symbol.

     Section 7.16 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

          (i) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12 or which relate to the consummation of the transactions contemplated by this Agreement;

          (iv) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

          (v) any OEI Material Adverse Effect or Seagull Material Adverse Effect or the occurrence of any event which is reasonably likely to result in an OEI Material Adverse Effect or a Seagull Material Adverse Effect, as the case may be.

     Section 7.17 Site Inspections. Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each of the parties hereto may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "Assessment") of any other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include, but not be limited to, a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "Inspecting Party") shall confer with the party whose operations, business or property is the subject of such Assessment (the "Inspected Party") regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment.

     Section 7.18  Affiliate Agreements; Tax Treatment.

          (a) OEI shall identify in a letter to Seagull all persons who are, on the date hereof, "affiliates" of OEI, as such term is used in Rule 145 under the Securities Act. OEI shall use all reasonable efforts to cause its respective affiliates to deliver to Seagull not later than 10 days prior to the date of the OEI Special Meeting, a written agreement substantially in the form attached hereto as Exhibit 7.18, and shall use all reasonable efforts to cause persons who become "affiliates" after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

          (b) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

     Section 7.19 Stockholder Litigation. Each of Seagull and OEI shall give the other the reasonable opportunity to participate in the defense of any litigation against Seagull or OEI, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     Section 7.20 Indenture Matters. Seagull and OEI shall, and shall cause their respective Subsidiaries to, take all actions that are necessary or appropriate (as mutually agreed by Seagull and OEI) in order for Seagull, OEI and certain of their Subsidiaries, as applicable, to assume, guarantee or modify as appropriate the agreements governing the outstanding publicly held debt securities of OEI, Seagull and APC referred to in the OEI SEC Reports and the Seagull SEC Reports in order to avoid defaults thereunder.

     Section 7.21 Credit Facility. Seagull and OEI shall use all reasonable efforts, and shall cooperate, to obtain as promptly as practicable commitments from financing sources to refinance the existing bank credit facilities of OEI, Seagull and their respective Subsidiaries (excluding, in the case of OEI, Havre Pipeline Company L.L.C.).

     Section 7.22 Seagull Rights Plan. On or prior to the termination date of the Seagull Rights Plan, Seagull shall take all actions as shall be necessary to extend the term of the Seagull Rights Plan for a period of ten years or to adopt a new stockholders' right plan with such terms and conditions as are reasonably acceptable to OEI.

     Section 7.23 Registration Rights Agreements. The Registration Rights Agreement dated as of August 11, 1996, as amended, among OEI, James C. Flores and the Flores Family Limited Partnership and the Registration Rights Agreement dated as of August 11, 1996, as amended, among OEI, William W. Rucks, IV and the Rucks Family Limited Partnership, shall be assumed by Seagull as of the

Effective Time and shall apply to the Seagull Common Stock to be substituted for the OEI Common Stock to which such agreements apply.

     Section 7.24 Employment Agreements and Severance Agreements. Seagull shall assume the obligations under the employment agreements and severance agreements to which OEI is a party or is otherwise subject, to the extent such agreements are listed on Section 4.11 of the OEI Disclosure Schedule.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The OEI Stockholders' Approval and the Seagull Stockholders' Approval shall have been obtained.

          (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

          (d) Each of OEI and Seagull shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated hereby.

          (e) The shares of Seagull Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f) Any consent or approval required with respect to the transactions contemplated by this Agreement from the APUC shall have been obtained on terms reasonably satisfactory to Seagull and OEI.

          (g) Any applicable waiting period under the HSR Act shall have expired or been terminated.

     Section 8.2 Conditions to the Obligations of Seagull. The obligation of Seagull to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) OEI shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of OEI contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the OEI Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Seagull shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of OEI as to the satisfaction of this condition.

          (b) All proceedings to be taken by OEI in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by OEI in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Seagull and its counsel.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of OEI and its Subsidiaries, taken as a whole, that would constitute an OEI Material Adverse Effect, other than any such change that affects both Seagull and OEI in a substantially similar manner.

          (d) Seagull shall have received an opinion from Vinson & Elkins L.L.P. prior to the effectiveness of the Registration Statement to the effect that
     (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Seagull and OEI will each be a party to that reorganization, and
     (iii) no gain or loss will be recognized by Seagull or OEI by reason of the Merger.

     Section 8.3 Conditions to the Obligations of OEI. The obligation of OEI to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Seagull shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Seagull contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Seagull Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and OEI shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Seagull as to the satisfaction of this condition.

          (b) All proceedings to be taken by Seagull in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Seagull in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to OEI and its counsel.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Seagull and its Subsidiaries, taken as a whole, that would constitute a Seagull Material Adverse Effect, other than any such change that affects both Seagull and OEI in a substantially similar manner.

          (d) OEI shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) OEI and Seagull will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the stockholders of OEI upon the receipt of shares of Seagull Common Stock in exchange for shares of OEI Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests.

          (e) The members of the Board of Directors of Seagull immediately prior to the Effective Time who are not elected to the Board of Directors of Seagull at the Seagull Special Meeting shall have resigned or been removed from the Board of Directors of Seagull effective as of the Effective Time.

                                   ARTICLE IX

                                    SURVIVAL

     Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

     Section 9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of OEI or Seagull:

          (a) by the mutual written consent of Seagull and OEI;

          (b) by either Seagull or OEI if the Effective Time shall not have occurred on or before April 14, 1999 (the "Termination Date"); provided that either party may extend the Termination Date until no later than August 30, 1999 if (i) all the conditions to consummation of the Merger set forth in Article VIII hereof have either been satisfied or are then capable of being satisfied by such date, other than the condition set forth in
     Section 8.1(f), and (ii) such party believes that there is a reasonable probability that such condition will be satisfied by or before such extended Termination Date; and provided, further, that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

          (c) by OEI if there has been a material breach by Seagull of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Seagull of notice of such breach (an "Seagull Breach");

          (d) by Seagull, if there has been a material breach by OEI of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by OEI of notice of such breach (an "OEI Breach");

          (e) by either OEI or Seagull, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

          (f) by either OEI or Seagull, if the stockholder approvals referred to in Section 7.13 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (g) by Seagull, if (i) the Board of Directors of OEI withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Seagull or shall have resolved to do any of the foregoing or the Board of Directors of OEI shall have recommended to the stockholders of OEI any OEI Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of OEI then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of OEI does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

          (h) by OEI or Seagull, if OEI accepts an OEI Superior Proposal and makes payment as required pursuant to Section 7.5 of this Agreement and of the Expenses for which OEI is responsible under Section 7.5 of this Agreement. For purposes of this Agreement, "OEI Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to an OEI Acquisition Proposal on terms that the Board of Directors of OEI determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of OEI's outside counsel; provided, however, that OEI shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) unless it has used all reasonable efforts to provide Seagull with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such OEI Acquisition Proposal; provided further, that prior to any such termination, OEI shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Seagull to make such adjustments in the terms and conditions of this Agreement as would enable OEI to proceed with the transactions contemplated herein, and it is acknowledged by Seagull that such negotiations with Seagull shall be conducted in a manner consistent with the fiduciary duties of the OEI Board of Directors;

          (i) by OEI, if (i) the Board of Directors of Seagull withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to OEI or shall have resolved to do any of the foregoing or the Board of Directors of Seagull shall have recommended to the stockholders of Seagull any Seagull Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Seagull then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of Seagull does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

          (j) by Seagull or OEI, if Seagull accepts a Seagull Superior Proposal and makes payment as required pursuant to Section 7.5 of this Agreement and of the Expenses for which Seagull is responsible under Section 7.5 of this Agreement. For purposes of this Agreement, "Seagull Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to a Seagull Acquisition Proposal on terms that the Board of Directors of Seagull determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of Seagull's outside counsel; provided, however, that Seagull shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) unless it has used all reasonable efforts to provide OEI with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Seagull Acquisition Proposal; provided further, that prior to any such termination, Seagull shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with OEI to make such adjustments in the terms and conditions of this Agreement as would enable Seagull to proceed with the transactions contemplated herein, and it is acknowledged by OEI that such negotiations with OEI shall be conducted in a manner consistent with the fiduciary duties of the Seagull Board of Directors.

     Section 10.2 Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.5, 7.7, 11.8 and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

          To Seagull:

           Seagull Energy Corporation
           1001 Fannin, Suite 1700
           Houston, Texas 77002
           Attention: James T. Hackett
           Facsimile No.: (713) 951-4790

           With a copy to:

           Vinson & Elkins L.L.P.
           2300 First City Tower
           1001 Fannin
           Houston, Texas 77002-6760
           Attention: J. Mark Metts
           Facsimile No.: (713) 615-5605

          To OEI:

           Ocean Energy, Inc.
           1201 Louisiana, Suite 1400
           Houston, Texas 77002
           Attention: Robert K. Reeves
           Facsimile No.: (713) 420-1182
           With a copy to:

           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           1700 Pacific Avenue, Suite 4100
           Dallas, Texas 75201-4675
           Attention: Michael E. Dillard, P.C.
           Facsimile No.: (214) 969-4343

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or
(iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     Section 11.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     Section 11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     Section 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

     Section 11.6 Entire Agreement. This Agreement and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

     Section 11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law.

     Section 11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     Section 11.9 No Third Party Beneficiaries. Except as provided in Section 7.3, no person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

     Section 11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the OEI Disclosure Schedule and the Seagull Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have an OEI Material Adverse Effect or a Seagull Material Adverse Effect, as applicable.

     Section 11.11 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Seagull and OEI and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Seagull and OEI with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Seagull there shall be no amendment or change to the provisions hereof with respect to the Common Stock Exchange Ratio that is adverse to the stockholders of Seagull without further approval by the stockholders of Seagull, and following approval and adoption of this Agreement by the stockholders of OEI there shall be no amendment or change to the provisions hereof with respect to the Common Stock Exchange Ratio that is adverse to the stockholders of OEI without further approval by the stockholders of OEI.

     Section 11.12 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

          (a) extend the time for the performance of any of the obligations or acts of the other party;

          (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c) subject to the proviso of Section 11.11 waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by Seagull or OEI in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            SEAGULL ENERGY CORPORATION

                                            By:    /s/ JAMES T. HACKETT
                                              ----------------------------------
                                                       James T. Hackett
                                                President and Chief Executive
                                                            Officer

                                            OCEAN ENERGY, INC.

                                            By:     /s/ JAMES C. FLORES
                                              ----------------------------------
                                                       James C. Flores
                                                President and Chief Executive
                                                            Officer

                                                                         ANNEX B

                                LEHMAN BROTHERS

                               November 24, 1998

Board of Directors
Ocean Energy, Inc.
1201 Louisiana, Suite 1400
Houston, Texas 77002

Members of the Board:

     We understand that Ocean Energy, Inc. ("Ocean") and Seagull Energy Corporation ("Seagull") are considering entering into a transaction pursuant to which, among other things, (i) Ocean will merge with and into Seagull, with Seagull being the surviving corporation (the "Merger"); (ii) upon effectiveness of the Merger, each share of common stock of Ocean outstanding prior to the Merger will be converted into the right to receive one share of the common stock of Seagull (the "Exchange Ratio"); and (iii) upon effectiveness of the Merger Seagull will be renamed Ocean Energy, Inc. (the combined businesses of Ocean and Seagull following the Merger being referred to herein as "New Ocean"). The terms and conditions of the Merger are set forth in more detail in the Agreement and Plan of Merger dated November 24, 1998 by and among Ocean and Seagull (the "Agreement").

     We have been requested by the Board of Directors of Ocean to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of Ocean of the Exchange Ratio to be offered to such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, Ocean's underlying business decision to proceed with or effect the Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Merger, including provisions therein relating to corporate governance and management of New Ocean following the Merger; (2) such publicly available information concerning Ocean and Seagull that we believe to be relevant to our analysis, including, without limitation, each of the periodic reports and proxy statements filed by Ocean and Seagull since January 1, 1998 (including the audited and unaudited financial statements included in such reports and statements); (3) financial and operating information with respect to the respective businesses, operations and prospects of Ocean and Seagull furnished to us by Ocean and Seagull, respectively, including financial projections based on the respective business plans of Ocean and Seagull and, in particular, (A) certain estimates of proved and non-proved reserves, (B) projected annual production of such reserves in certain domestic and international areas and (C) amounts and timing of the cost savings and operating synergies expected to result from a combination of the businesses of Ocean and Seagull; (4) a trading history of the common stock of Ocean from March 31, 1998 to the present and a comparison of that trading history with those of other companies that we deemed relevant, including Seagull; (5) a trading history of the common stock of Seagull from March 31, 1998 to the present and a comparison of that trading history with those of other companies that we deemed relevant, including Ocean; (6) a comparison of the historical financial results and present financial condition of Ocean with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of Seagull with those of other companies that we deemed relevant; (8) the potential pro forma impact of the Merger on Ocean (including the cost savings and operating synergies expected by the managements of Ocean and Seagull to result from a combination of the businesses of Ocean and Seagull); (9) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and (10) the relative contributions on a pro forma basis of Ocean and Seagull to the financial condition and results of operations of New Ocean. In addition, we have (i) had discussions with the senior managements of Ocean and Seagull concerning their respective businesses, operations, financial conditions, assets, reserves, production profiles, exploration programs and prospects and the cost savings, operating synergies and strategic benefits expected by the managements of Ocean and Seagull to result from a combination of the businesses of Ocean and Seagull and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of Ocean and Seagull that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections for Ocean, Seagull and New Ocean (including the cost savings and operating synergies expected to result from a combination of the businesses of Ocean and Seagull), upon advice of Ocean and Seagull, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Ocean and Seagull, as the case may be, as to the future financial performance of Ocean, Seagull and New Ocean, and that each of Ocean and Seagull on a stand alone basis would perform, and New Ocean will perform, substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Ocean or Seagull and have not made or obtained from third parties any evaluations or appraisals of the assets or liabilities of Ocean or Seagull. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Ocean. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     In addition, we express no opinion as to the price at which shares of common stock of New Ocean actually will trade following consummation of the Merger. Accordingly, this opinion should not be viewed as providing any assurances that the market value of the shares of Seagull common stock to be received by a stockholder of Ocean in connection with the Merger will be in excess of the market value of the shares of common stock of Ocean owned by such stockholders at any time prior to announcement or consummation of the Merger.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of Ocean in the Merger is fair to such stockholders.

     We have acted as financial advisor to Ocean in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Ocean has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Ocean and Seagull in the past and have received customary compensation for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of Ocean and Seagull for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of Ocean and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Ocean as to how such stockholder should vote with respect to the Merger.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                                                       JP MORGAN

                                                                         ANNEX C

November 24, 1998

The Board of Directors
Ocean Energy, Inc.
1201 Louisiana Street
Suite 1400
Houston, Texas 77002

Attention: Mr. James C. Flores
           President and Chief Executive Officer

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Ocean Energy, Inc. (the "Company") of the consideration proposed to be received by them in connection with the proposed merger (the "Merger") of the Company with Seagull Energy Corporation ("Seagull"). Pursuant to the Agreement and Plan of Merger, dated as of November 24, 1998 (the "Agreement"), between the Company and Seagull, the Company will merge with and into Seagull, and each share of the common stock, par value $.01 per share (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the effective time of the Merger shall be converted into one share of common stock, par value $0.10 per share (the "Seagull Common Stock"), of Seagull, subject to adjustment as set forth in the Agreement.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and Seagull and of certain other companies engaged in businesses comparable to those of the Company and Seagull, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and Seagull and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and Seagull; (v) the audited financial statements of the Company and Seagull for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company and Seagull for the period ended September 30, 1998; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company and Seagull;
(vii) certain internal financial analyses and forecasts prepared by the Company and Seagull and their respective managements, including (a) certain estimates of proved and non-proved oil and natural gas reserves, (b) projected annual production volumes of such reserves in certain domestic and international areas, and (c) the amount and timing of cost savings expected to result from the Merger; and (viii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and Seagull with respect to certain aspects of the Merger, the past and current business operations of the Company and Seagull, the financial condition and future prospects and operations of the Company and Seagull, the effects of the Merger on the financial condition and future prospects of the Company and Seagull, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Seagull or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor.

                                                                       JP MORGAN

We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Seagull to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company Common Stock or the Seagull Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the past we have performed various investment and commercial banking services for the Company and Seagull, and have received customary compensation for such services. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or Seagull for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ MICHAEL C. McCALL

    ----------------------------------
    Name: Michael C. McCall
    Title: Managing Director

(LOGO)

                                                                         ANNEX D

                               November 24, 1998

Board of Directors
Seagull Energy Corporation
1001 Fannin, Suite 1700
Houston, Texas 77002

Gentlemen:

     You have informed us that Seagull Energy Corporation (the "Company") and Ocean Energy, Inc. ("Ocean") propose to enter into an agreement and plan of merger dated as of November 24, 1998 (the "Agreement") pursuant to which Ocean will merge with and into the Company in a transaction (the "Merger") in which each issued and outstanding share of Ocean's common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the "Ocean Common Stock"), will be converted into 1.0 shares (the "Exchange Ratio") of the common stock of the Company, including the associated preferred share purchase rights (the "Company Common Stock"), and each issued and outstanding share of Ocean's Series A Convertible Preferred Stock, par value $0.01 per share (the "Ocean Preferred Stock"), will be converted into one share of preferred stock, par value $1.00 per share, of the Company having substantially equivalent rights, preferences and limitations as the Ocean Preferred Stock but convertible into Company Common Stock instead of Ocean Common Stock in the manner contemplated by the terms of the Ocean Preferred Stock. The Company is to be the surviving corporation in the Merger.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed Ocean's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, Ocean's Form 8-K dated April 30, 1998 and the audited financial information for the five fiscal years ended December 31, 1997 contained therein, Ocean's Joint Proxy Statement/Prospectus dated February 27, 1998 and Ocean's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1998, June 30, 1998 and September 30, 1998;

     (2) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1998, June 30, 1998 and September 30, 1998;

     (3) Reviewed certain historical reserve reports as of December 31, 1997 prepared by the Company's independent petroleum engineers (the "Company's Petroleum Engineers") and certain updated reserve reports as of December 31, 1998 prepared by the Company (the "Company Reserve Reports");

     (4) Reviewed certain reserve reports as of December 31, 1997 prepared by Ocean's independent petroleum engineers ("Ocean's Petroleum Engineers" and together with the Company's Petroleum Engineers, the "Petroleum Engineers") and certain updated reserve reports as of October 1, 1998 and certain other projected reserve information prepared by the Company (the "Ocean Reserve Reports") and together with the Company Reserve Reports, the "Reserve Reports");

Board of Directors
Seagull Energy Corporation
November 24, 1998
Page 2

     (5) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Ocean and the Company, furnished to us by Ocean and the Company, respectively, and considered certain additional financial forecasts relating to Ocean prepared by us with the cooperation of management of the Company;

     (6) Conducted discussions with members of senior management of Ocean and the Company concerning their respective businesses and prospects before and after giving effect to the Merger;

     (7) Reviewed the historical market prices and valuation multiples for the Ocean Common Stock and the Company Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (8) Reviewed the results of operations of Ocean and the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (9) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (10) Reviewed the potential pro forma impact of the Merger;

     (11) Reviewed a draft of the Agreement dated November 24, 1998; and

     (12) Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available or discussed with or reviewed by or for us, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Ocean or the Company or been furnished with any such evaluation or appraisal other than the Reserve Reports. In addition, we have not conducted any physical inspection of the properties or facilities of Ocean or the Company. With respect to the financial forecast information furnished to or discussed with us by Ocean or the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of Ocean or the Company as to the expected future financial performance of Ocean or the Company, as the case may be. In addition, we have assumed that the Reserve Reports have been reasonably prepared and reflect the best currently available estimates and judgments of Ocean and the Company and their respective Petroleum Engineers as to their respective reserves, their future hydrocarbon production volume and associated costs. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Further, we have assumed that the Company will adopt full-cost accounting principles with respect to its oil and gas operations and that any write-downs associated therewith have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company. We have also assumed that the final form of the Agreement will be substantially in the form of the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof.

Board of Directors
Seagull Energy Corporation
November 24, 1998
Page 2

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Ocean and/or its affiliates and to the Company and/or its affiliates and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as the Ocean Common Stock and other securities of Ocean, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     We are not expressing any opinion herein as to the prices at which the Company Common Stock will trade following the consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock.

                                      Very truly yours,

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                  INCORPORATED

                                                                         ANNEX E

[WARBURG DILLON READ LLC LOGO]
WARBURG DILLON READ LLC
2001 Ross Avenue, Suite 3950
Dallas, TX 75201
Telephone 214 969-4000
www.wdr.com                                                    November 24, 1998

Board of Directors
Seagull Energy Corporation
1001 Fannin, Suite 1700
Houston, TX 77002

Gentlemen:

     We understand that Seagull Energy Corporation ("Seagull" or the "Company") is considering a transaction whereby Ocean Energy, Inc. ("Ocean"), will merge with and into the Company pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 24, 1998, between Seagull and Ocean, with Seagull to be the surviving corporation (the "Transaction"). Pursuant to the Transaction, each issued and outstanding share of Ocean's common stock, par value $0.01 per share ("Ocean Common Stock") will be converted into
1.000 shares (the "Exchange Ratio") of Seagull's common stock, par value $0.10 per share ("Seagull Common Stock"), and each issued and outstanding share of Ocean's Series A Convertible Preferred Stock, par value $0.01 per share (the "Ocean Preferred Stock"), will be converted into one share of preferred stock, par value $1.00 per share, of the Company having substantially equivalent rights, preferences and limitations as the Ocean Preferred Stock but convertible into Seagull Common Stock instead of Ocean Common Stock in the manner contemplated by the Ocean Preferred Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Seagull Common Stock.

     Warburg Dillon Read LLC ("WDR") has acted as financial advisor to Seagull in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify WDR for certain liabilities arising out of its engagement. WDR has provided investment banking services to Seagull unrelated to the Transaction and has received customary fees for the rendering of such services. In addition, in the ordinary course of its business, WDR may trade the securities of the Company and of Ocean for its own account and for the accounts of customers, and it may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have, among other things (i) reviewed the Merger Agreement, (ii) reviewed certain publicly available business and historical financial information relating to Seagull and Ocean, including the audited financial statements included in the Annual Reports on Form 10-K for Seagull and Ocean as of December 31, 1997 and the unaudited financial statements included in the Quarterly Reports on Form 10-Q as of March 31, 1998, June 30, 1998 and September 30, 1998 for Seagull and Ocean and the Ocean Joint Proxy Statement/Prospectus dated February 27, 1998 as well as the audited financial statements included in the Form 8-K for Ocean dated April 30, 1998, (iii) reviewed and performed analyses based on certain financial information and other data provided to us by Seagull that is not publicly available relating to the business and prospects of Seagull that was prepared by the

                                                    MEMBER SIPC

WARBURG DILLON READ LLC IS A SUBSIDIARY OF UBS AG.  MEMBER NEW YORK STOCK
                                                    EXCHANGE
                                                    AND OTHER PRINCIPAL
                                                    EXCHANGES
WARBURG DILLON READ IS THE INVESTMENT BANKING DIVISION OF UBS AG.

[Warburg Dillon Read LLC Logo]
WARBURG DILLON READ LLC
2001 Ross Avenue, Suite 3950
Dallas, TX 75201
Telephone 214 969-4000
www.wdr.com

management of the Company, including financial projections based on the Company's business plan and, in particular, (A) certain estimates of the proved, probable and possible reserves, (B) projected annual production of such reserves and (C) exploration successes and related production in certain domestic and international areas, (iv) reviewed certain financial information and other data provided to us by Ocean that is not publicly available relating to the business and prospects of Ocean that was prepared by the management of Ocean, including financial projections based on Ocean's business plan (certain of which were prepared by the management of Ocean and certain of which were prepared by us in cooperation with the management of Seagull) and, in particular, (A) certain estimates of the proved, probable and possible reserves, (B) projected annual production of such reserves and (C) exploration successes and related production in certain domestic and international areas, (v) considered estimates, prepared by the respective managements of the Company and Ocean and not publicly available, of the amounts and timing of the synergies expected to result from the Transaction, (vi) considered the pro forma financial effects of the Transaction to the Company and Ocean, (vii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Ocean, (viii) compared the financial terms of the Transaction with the financial terms of certain other selected transactions that we deemed to be relevant, (ix) reviewed the historical market prices and trading volumes of the Seagull Common Stock and Ocean Common Stock, (x) conducted discussions with selected members of the senior managements and technical staffs of the Company and Ocean, (xi) considered the relative reserve replacement and finding cost statistics for the Company and Ocean, and (xii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. With respect to (iii)(A) and (B) and (iv)(A) and (B) above, the estimates of future reserves and related production were based on the Company's and Ocean's independent petroleum engineers' reports dated December 31, 1997 which were updated by the Company and Ocean, respectively, to adjust such reports for historical production and estimated future production which was or will be the result of the Company's and Ocean's historical and estimated future development, exploitation and exploration activities (collectively, the "Reserve Reports").

     In connection with our review, at your direction, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. In addition, we have not made any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Seagull or Ocean, nor have we been furnished with any such evaluation or appraisal other than Reserve Reports. With respect to the financial projections and amounts and timing of synergies expected to result from the Transaction referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Seagull's and Ocean's management as to the future financial performance of each company. We have further assumed that the Transaction will be accounted for as a purchase under generally accepted accounting principles and that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. Further, we have assumed that the Company will adopt full-cost accounting principles with respect to its oil and gas operations and that any write-downs associated therewith have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the merger and does not

[Warburg Dillon Read LLC Logo]
WARBURG DILLON READ LLC
2001 Ross Avenue, Suite 3950
Dallas, TX 75201
Telephone 214 969-4000
www.wdr.com

constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction.

     We are not expressing any opinion herein as to the prices at which the Seagull Common Stock will trade following the announcement or consummation of the Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Seagull Common Stock from a financial point of view.

                                            Very truly yours,

                                            WARBURG DILLON READ LLC

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity, as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interest. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was not opposed to the corporation's best interest. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory. Article VI of Seagull's Bylaws requires the indemnification of officers and directors to the fullest extent permitted by the Texas Business Corporation Act.

     Seagull maintains insurance coverage providing its officers and directors with indemnification against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Reference is made to Article Eleven of the Articles of Incorporation of Seagull, which was adopted by Seagull's shareholders on May 11, 1988 and which provides as follows: "ARTICLE ELEVEN. A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) for acts or omissions for which the liability of a director is expressly provided for by statute; or (v) for acts related to an unlawful stock repurchase or dividend payment. Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not liable as set forth in the preceding sentences, a director shall not be liable to the fullest extent permitted by any provision of the statutes of Texas hereafter enacted that further limits the liability of a director."

     Effective as of August 28, 1989, Article 7.06.B of the Texas Miscellaneous Corporation Laws Act was amended to read in its entirety as follows: "B. The articles of incorporation of a corporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders or members for monetary damages for an act or omission in the director's capacity as a director, except that this article does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for: (1) a breach of the director's duty of loyalty to the corporation or its shareholders or members; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
(3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute."

     The merger agreement provides that New Ocean will, for six years after the effective time of the merger (as such terms are defined in the merger agreement), indemnify, defend and hold harmless each person who is, has been or becomes prior to the effective time of the merger an officer or director of OEI and it subsidiaries or an employee of OEI or any of its subsidiaries who acts as a fiduciary under any OEI Benefit Plan (as defined in the merger agreement) against all losses, claims, damages, liabilities, fees and expenses arising in whole or in part out of actions or omissions in their capacity as such which occur prior to the effective time. Such indemnification is made to the full extent permitted under Texas law or New Ocean's Articles of Incorporation and Bylaws and OEI's written indemnification agreements in effect as of November 24, 1998. Any determination of whether a person's conduct complies with the required standard will be made by independent counsel acceptable to both Seagull and the indemnified party.

     New Ocean will also maintain OEI's existing directors' and officers' liability insurance policy (or a policy with substantially similar coverage) for not less than six years after the Effective Time of the Merger but only to the extent related to actions or omissions prior to the effective time of the merger, provided that the aggregate premium for maintaining such policy for the six year period will not exceed $2,500,000.00. Additionally, Seagull will maintain the UMC D&O Policy (as defined in the Merger Agreement) as currently in effect until March 27, 2003.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    EXHIBIT NO.                          EXHIBIT DESCRIPTION
    -----------                          -------------------
      2.1       --   Agreement and Plan of Merger, dated as of November 24, 1998 among Seagull and OEI (incorporated by reference to Exhibit
                     2.1 to Seagull's Current Report on Form 8-K filed on
                     December 1, 1998).
     *2.2       --   Amendment No. 1 to Agreement and Plan of Merger between
                     Seagull and OEI dated as of December 9, 1998.
      3.1       --   Articles of Incorporation of Seagull, as amended, including
                     Articles of Amendment filed May 12, 1988, May 21, 1991 and
                     May 21, 1993 with the Secretary of State of the State of
                     Texas and that certain Statement of Resolution Establishing
                     Series of Shares of Series B Junior Participating Preferred
                     Stock of Seagull Energy Corporation filed March 21, 1989
                     with the Secretary of State of the State of Texas
                     (incorporated by reference to Exhibit 3.1 to Seagull's
                     Quarterly Report on Form 10-Q for the quarter ended June 30,
                     1998).
      3.2       --   Bylaws of Seagull, as amended through March 7, 1997
                     (incorporated by reference to Exhibit 4.9 to Seagull's Form
                     S-3 filed with the Securities and Exchange Commission on
                     September 18, 1997).
      4.1       --   Amended and Restated Rights Agreement, dated March 17, 1989, as amended effective June 13, 1992 and amended and restated
                     as of December 12, 1997, between Seagull and BankBoston,
                     N.A. (as successor to NCNB Texas National Bank), including
                     Form of Statement of Resolution Establishing the Series B
                     Junior Participating Preferred Stock, the Form of Right
                     Certificate and Form of Summary of Rights to Purchase
                     Preferred Shares (incorporated by reference to Exhibit 2 to
                     Seagull's Current Report on Form 8-K dated December 15,
                     1997).
      4.2       --   Amendment No. 1 to Amended and Restated Rights Agreement
                     dated November 24, 1998, between Seagull and BankBoston,
                     N.A. (incorporated by reference to Exhibit 4.1 to Seagull's
                     Current Report on Form 8-K filed on December 1, 1998).
     *5.1       --   Opinion of Vinson & Elkins L.L.P. regarding legality of the securities to be registered.
     *8.1       --   Opinion of Vinson & Elkins L.L.P. regarding tax matters.
     *8.2       --   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                     regarding tax matters.
     23.1       --   Consents of Vinson & Elkins L.L.P. (included in the opinions filed as Exhibits 5.1 and 8.1 to this Registration
                     Statement).
     23.2       --   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                     (included in the opinion filed as Exhibit 8.2 to this
                     Registration Statement).
    *23.3       --   Consent of Independent Public Accountants, KPMG Peat Marwick
                     LLP -- Seagull.

    EXHIBIT NO.                          EXHIBIT DESCRIPTION
    -----------                          -------------------
    *23.4       --   Consent of Independent Public Accountants, Arthur Andersen
                     LLP -- OEI.
    *23.5       --   Consent of Netherland, Sewell & Associates, Inc. -- Seagull.
    *23.6       --   Consent of Netherland, Sewell & Associates, Inc. -- OEI.
    *23.7       --   Consent of Ryder Scott Company Petroleum Engineers --
                     Seagull.
    *23.8       --   Consent of DeGolyer and McNaughton -- Seagull.
     24.1       --   Powers of Attorney (included in the signature pages of this
                     Registration Statement).
     99.1       --   Voting Agreement, dated as of November 24, 1998, between
                     John B. Brock and Seagull (incorporated by reference to
                     Exhibit 99.2 to Seagull's Current Report on Form 8-K filed on December 1, 1998).
     99.2       --   Voting Agreement, dated as of November 24, 1998, between
                     James C. Flores and Seagull (incorporated by reference to
                     Exhibit 99.3 to Seagull's Current Report on Form 8-K filed on December 1, 1998).
     99.3       --   Voting Agreement, dated as of November 24, 1998, between the
                     Flores Family Limited Partnership and Seagull (incorporated by reference to Exhibit 99.4 to Seagull's Current Report on
                     Form 8-K filed on December 1, 1998).
     99.4       --   Voting Agreement, dated as of November 24, 1998, between The
                     Prudential Insurance Company of America and Seagull
                     (incorporated by reference to Exhibit 99.5 to Seagull's
                     Current Report on Form 8-K filed on December 1, 1998).
     99.5       --   Voting Agreement, dated as of November 24, 1998, between
                     James T. Hackett and Seagull (incorporated by reference to
                     Exhibit 99.6 to Seagull's Current Report on Form 8-K filed on December 1, 1998).
     99.6       --   Voting Agreement, dated as of November 24, 1998, between
                     Barry J. Galt and Seagull (incorporated by reference to
                     Exhibit 99.7 to Seagull's Current Report on Form 8-K filed on December 1, 1998).
    **99.7      --   Form of Proxy Card for Special Meeting -- Seagull
    **99.8      --   Form of Proxy Card for Special Meeting -- OEI
    **99.9      --   Consents of OEI director nominees
    *99.10      --   Section 262 of the Delaware General Corporation Law

---------------

 * Filed herewith.

** To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

          (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (4)  That every prospectus: (i) that is filed pursuant to paragraph
     (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) To respond to requests for information that is incorporated by reference into this Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 10, 1998.

                                          SEAGULL ENERGY CORPORATION

                                          By:     /s/ JAMES T. HACKETT
                                            ------------------------------------

                                                      James T. Hackett
                                               President and Chief Executive
                                                           Officer

     KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of Seagull Energy Corporation hereby constitutes and appoints James T. Hackett and William L. Transier, and each of them, his true and lawful attorney-in-fact and agent, with full power and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-4 under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-4 and any registration statement for the same offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on December 10, 1998.

                    NAME                                                TITLE
                    ----                                                -----
            /s/ JAMES T. HACKETT                 Director, President and Chief Executive Officer
---------------------------------------------    (Principal Executive Officer)
              James T. Hackett

           /s/ WILLIAM L. TRANSIER               Executive Vice President and Chief Financial Officer
---------------------------------------------    (Principal Financial Officer)
             William L. Transier

           /s/ GORDON L. MCCONNELL               Vice President and Controller (Principal Accounting
---------------------------------------------    Officer)
             Gordon L. McConnell

              /s/ BARRY J. GALT                  Chairman of the Board, Director
---------------------------------------------
                Barry J. Galt

                    NAME                        TITLE
                    ----                        -----
             /s/ MILTON CARROLL                  Director
---------------------------------------------
               Milton Carroll

             /s/ PETER J. FLUOR                  Director
---------------------------------------------
               Peter J. Fluor

              /s/ SAM F. SEGNAR                  Director
---------------------------------------------
                Sam F. Segnar

            /s/ J. EVANS ATTWELL                 Director
---------------------------------------------
              J. Evans Attwell

             /s/ DEE S. OSBORNE                  Director
---------------------------------------------
               Dee S. Osborne

           /s/ SIDNEY R. PETERSEN                Director
---------------------------------------------
             Sidney R. Petersen

           /s/ RICHARD J. BURGESS                Director
---------------------------------------------
             Richard J. Burgess

                                                 Director
---------------------------------------------
            Thomas H. Cruikshank

             /s/ ROBERT F. VAGT                  Director
---------------------------------------------
               Robert F. Vagt

                                                 Director
---------------------------------------------
                R. A. Walker

                                 EXHIBIT INDEX

    EXHIBIT NO.                          EXHIBIT DESCRIPTION
    -----------                          -------------------
      2.1       --   Agreement and Plan of Merger, dated as of November 24, 1998 among Seagull and OEI (incorporated by reference to Exhibit
                     2.1 to Seagull's Current Report on Form 8-K filed on
                     December 1, 1998).
     *2.2       --   Amendment No. 1 to Agreement and Plan of Merger between
                     Seagull and OEI dated as of December 9, 1998.
      3.1       --   Articles of Incorporation of Seagull, as amended, including
                     Articles of Amendment filed May 12, 1988, May 21, 1991 and
                     May 21, 1993 with the Secretary of State of the State of
                     Texas and that certain Statement of Resolution Establishing
                     Series of Shares of Series B Junior Participating Preferred
                     Stock of Seagull Energy Corporation filed March 21, 1989
                     with the Secretary of State of the State of Texas
                     (incorporated by reference to Exhibit 3.1 to Seagull's
                     Quarterly Report on Form 10-Q for the quarter ended June 30,
                     1998).
      3.2       --   Bylaws of Seagull, as amended through March 7, 1997
                     (incorporated by reference to Exhibit 4.9 to Seagull's Form
                     S-3 filed with the Securities and Exchange Commission on
                     September 18, 1997).
      4.1       --   Amended and Restated Rights Agreement, dated March 17, 1989, as amended effective June 13, 1992 and amended and restated
                     as of December 12, 1997, between Seagull and BankBoston,
                     N.A. (as successor to NCNB Texas National Bank), including
                     Form of Statement of Resolution Establishing the Series B
                     Junior Participating Preferred Stock, the Form of Right
                     Certificate and Form of Summary of Rights to Purchase
                     Preferred Shares (incorporated by reference to Exhibit 2 to
                     Seagull's Current Report on Form 8-K dated December 15,
                     1997).
      4.2       --   Amendment No. 1 to Amended and Restated Rights Agreement
                     dated November 24, 1998, between Seagull and BankBoston,
                     N.A. (incorporated by reference to Exhibit 4.1 to Seagull's
                     Current Report on Form 8-K filed on December 1, 1998).
     *5.1       --   Opinion of Vinson & Elkins L.L.P. regarding legality of the securities to be registered.
     *8.1       --   Opinion of Vinson & Elkins L.L.P. regarding tax matters.
     *8.2       --   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                     regarding tax matters.
     23.1       --   Consents of Vinson & Elkins L.L.P. (included in the opinions filed as Exhibits 5.1 and 8.1 to this Registration
                     Statement).
     23.2       --   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                     (included in the opinion filed as Exhibit 8.2 to this
                     Registration Statement).
    *23.3       --   Consent of Independent Public Accountants, KPMG Peat Marwick
                     LLP -- Seagull.
    *23.4       --   Consent of Independent Public Accountants, Arthur Andersen
                     LLP -- OEI.
    *23.5       --   Consent of Netherland, Sewell & Associates, Inc. -- Seagull.
    *23.6       --   Consent of Netherland, Sewell & Associates, Inc. -- OEI.
    *23.7       --   Consent of Ryder Scott Company Petroleum Engineers --
                     Seagull.
    *23.8       --   Consent of DeGolyer and McNaughton -- Seagull.
     24.1       --   Powers of Attorney (included in the signature pages of this
                     Registration Statement).
     99.1       --   Voting Agreement, dated as of November 24, 1998, between
                     John B. Brock and Seagull (incorporated by reference to
                     Exhibit 99.2 to Seagull's Current Report on Form 8-K filed on December 1, 1998).
     99.2       --   Voting Agreement, dated as of November 24, 1998, between
                     James C. Flores and Seagull (incorporated by reference to
                     Exhibit 99.3 to Seagull's Current Report on Form 8-K filed on December 1, 1998).

    EXHIBIT NO.                          EXHIBIT DESCRIPTION
    -----------                          -------------------
     99.3       --   Voting Agreement, dated as of November 24, 1998, between the
                     Flores Family Limited Partnership and Seagull (incorporated by reference to Exhibit 99.4 to Seagull's Current Report on
                     Form 8-K filed on December 1, 1998).
     99.4       --   Voting Agreement, dated as of November 24, 1998, between The
                     Prudential Insurance Company of America and Seagull
                     (incorporated by reference to Exhibit 99.5 to Seagull's
                     Current Report on Form 8-K filed on December 1, 1998).
     99.5       --   Voting Agreement, dated as of November 24, 1998, between
                     James T. Hackett and Seagull (incorporated by reference to
                     Exhibit 99.6 to Seagull's Current Report on Form 8-K filed on December 1, 1998).
     99.6       --   Voting Agreement, dated as of November 24, 1998, between
                     Barry J. Galt and Seagull (incorporated by reference to
                     Exhibit 99.7 to Seagull's Current Report on Form 8-K filed on December 1, 1998).
    **99.7      --   Form of Proxy Card for Special Meeting -- Seagull
    **99.8      --   Form of Proxy Card for Special Meeting -- OEI
    **99.9      --   Consents of OEI director nominees
    *99.10      --   Section 262 of the Delaware General Corporation Law

---------------

 * Filed herewith.

** To be filed by amendment.